UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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United Natural Foods, Inc.
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Letter from Our Independent Chair of the Board
Dear Fellow Stockholders,
I am honored to serve as the Independent Chair of our Board. In fiscal 2025, we gained strong momentum and made great strides towards becoming the food retail industry’s most valued partner. We conducted an assessment of, and refined, our governance policies and practices and continued to elevate and execute our programs related to good corporate governance, including our continuous Board assessment process, our sustainability and impact initiatives and our focus on stockholder engagement.
Board Composition and Evaluation. We are committed to maintaining a Board that represents a wide range of backgrounds, experiences and identities with relevant skills and experience to oversee our strategy. In fiscal 2025, after a Director did not stand for re-election, we reduced our Board size to ten members. In connection with this change, we reviewed our Board composition, and we believe that our Board represents a mix of tenures that appropriately balances institutional knowledge with fresh perspectives and has the right skills and experience to oversee our refreshed multi-year strategy. Our Board is highly engaged, as demonstrated by the many informal discussions and advisory sessions the Board held with Management in fiscal 2025, in addition to eight formal Board meetings. In fiscal 2025, we also engaged a third party to facilitate a robust Board and Committee evaluation process to gather objective feedback on how we can best operate as a Board.
Sustainability and Impact. In January 2025, we published our 14th annual Impact Report, which offers a summary of our sustainability and impact progress in areas that are closely aligned with our business strategy. This past fiscal year, we grew supplier membership in UNFI’s Climate Action Partnership and hosted an inaugural Climate Summit, enabling progress toward shared climate goals and adding differentiated value for our partners. The UNFI Foundation awarded over $1.8 million in grants to support community nonprofit organizations that are increasing access to quality food. Our sustainability and impact team also completed a materiality assessment with input from our customers, suppliers and associates to help prioritize key business-aligned focus areas.
Stockholder Engagement and Commitment to Good Governance. We are committed to engaging with, and responding to feedback from you, our stockholders. This summer during our annual stockholder engagement program, we reached out to holders representing approximately 80%, and spoke with holders representing approximately 48%, of our outstanding common stock. Over the years, we have made several enhancements to our executive compensation and governance programs as a result of these conversations. For example, we slimmed down our skills matrix for Directors in last year’s proxy to focus on key areas, moved to cumulative performance targets in our long-term incentive plan and issued cash-based awards to associates below senior leadership in response to dilution concerns.
On behalf of the entire Board of Directors, I would like to thank you for your continued investment and trust as we strive to deliver long-term value for you, and for all of our key stakeholders.

Sincerely,

Jack Stahl
Independent Chair

Letter from Our CEO
Dear Stockholders,
Fiscal 2025 was our first year executing our refreshed strategy, which is focused on adding value for our customers and suppliers while becoming a more effective and efficient company. We delivered full-year results in line with or above our initial outlook ranges for our key financial metrics. Our solid performance this past year, driven by the strength and resilience of our customers, has reinforced our confidence in this strategy and our ability to achieve our multi-year objectives in a dynamic economic environment.
We remain focused on growing our business within a $90 billion target addressable market that includes natural, organic, specialty, multicultural and conventional grocery retailers who can benefit from the differentiated products, programs and services we offer today and will build for the future. In turn, we are well-positioned to help our suppliers build their brands and accelerate their growth within our diverse retailer network.
This past year, we took several steps to become a more effective and efficient company. We consolidated four distribution centers into more modern facilities that offer greater assortment options to customers while lowering our overall operating costs. We strategically invested in automation and new, larger facilities in select markets to support growth and bring enhanced capabilities to customers. In addition, we deployed Lean Daily Management more broadly across our network, ending the year with Lean in place at 28 distribution centers. Combined with an elevated focus on managing working capital, we generated free cash flow that allowed us to reduce debt to its lowest level since 2018.
UNFI remains committed to sustainability and impact initiatives that advance our business strategy by creating value for our stakeholders while driving greater effectiveness and efficiency across our operations. I’m proud that the UNFI Foundation was recognized by Progressive Grocer, the food retail and grocery industry’s top trade publication, with its Impact Award for its innovative grantmaking programs and investments in regenerative and organic agriculture. We continue to deploy electric trucks and trailers to help reduce emissions and operating costs. At the same time, our footprint of on-site solar arrays is expanding with our Riverside, California distribution center coming online early in fiscal 2026. All of this progress is fueled by our commitment to building an inclusive, high performing culture that empowers associates to reach their full potential.
We are pleased that we successfully delivered our objectives in the first year of our refreshed strategy – and we see even greater value creation opportunities ahead. Our team remains focused on accelerating our momentum and continuing our journey to become the food retail industry’s most valued partner. We thank you for your support and trust, and I look forward to updating you on our progress.

Sincerely,

Sandy Douglas
Chief Executive Officer

Please vote. Stockholders may vote through the Internet, by telephone or by mail. Please refer to your proxy card or the notice of proxy availability distributed to you on or about November 5, 2025 for information on how to vote through the Internet, by telephone or by mail.

Notice of Annual Meeting of Stockholders
Meeting Information
Tuesday, December 16, 2025, 3:30 p.m. EST, with log-in at 3:15 p.m. EST.
You may attend our annual meeting of stockholders in December 2025 (Annual Meeting) through the Internet by virtual web conference at www.virtualshareholdermeeting.com/UNFI2025AM. The meeting will be a virtual-only meeting, consistent with recent years. We believe the virtual meeting allows greater access for stockholders to participate in the meeting, hear from Management and ask questions than an in-person meeting in one geographic location.
Items to Be Voted on
1.The election of ten nominees as Directors to serve until the next annual meeting of stockholders.
2.The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 1, 2026.
3.The approval, on an advisory basis, of our executive compensation.
4.The approval of the Fifth Amended and Restated 2020 Equity Incentive Plan.
5.Consideration of such other matters as may properly come before the meeting or any adjournments or postponements thereof.
Record Date
Only stockholders of record on our books at the close of business on Wednesday, October 22, 2025, will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.
Proxy Voting
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares through the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card to us in the envelope provided. The proxy materials provide you with details on how to vote by these three methods. If you decide to attend the Annual Meeting through the Internet, you may revoke your proxy and cast your vote during the meeting.
Proxy Materials
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of United Natural Foods, Inc. for use at the Annual Meeting. In accordance with rules approved by the Securities and Exchange Commission, we make proxy materials available to our stockholders over the Internet. On or about November 5, 2025, we mailed to all stockholders of record as of the close of business on October 22, 2025, a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended August 2, 2025; our proxy statement; proxy card; and other items of interest to stockholders on the Internet website indicated in our notice, at www.proxyvote.com, as well as instructions on how to vote your shares of common stock in connection with the Annual Meeting. That notice also provided instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders if you desire.

By Order of the Board of Directors,
Mahrukh Hussain, Esq.

General Counsel and Corporate Secretary November 5, 2025

Cautionary Note Regarding Forward Looking Statements
This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ from our expectations, estimates and projections, and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might,” “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations with respect to our future performance and the drivers of that performance. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside our control and are difficult to predict. Factors that may cause such differences include, but are not limited to: our dependence on principal customers; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition, including as a result of the continuing consolidation of retailers and the growth of consumer choices for grocery and consumable purchases; our ability to realize the anticipated benefits of strategic initiatives; changes in relationships with our suppliers; our ability to develop, implement, operate, and rely on third parties to operate and maintain, reliable and secure technology systems, and the effectiveness of our business continuity plans in response to an incident impacting our technology systems, such as the unauthorized incident on our technology systems; labor and other workforce shortages and challenges; the addition or loss of significant customers or material changes to our relationships with these customers; our ability to realize anticipated benefits of our strategic transactions; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products; our ability to maintain sufficient volume in our Natural and Conventional businesses to support our operating infrastructure; our ability to access additional capital; increases in healthcare, pension and other costs under our single employer benefit plan and multiemployer benefit plans; the potential for additional asset impairment charges; our sensitivity to general economic conditions including inflation, tariff policy and changes in disposable income levels and consumer purchasing habits; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for disruptions in our supply chain or our distribution capabilities from circumstances beyond our control, including due to lack of long-term contracts, severe weather, labor shortages or work stoppages or otherwise; the effect of adverse decisions in, or settlement of, litigation or other proceedings to which we are subject; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; changes in tax laws and regulations, and actions by federal, state and local taxing authorities related to the interpretation and application of such tax laws and regulations; our ability to maintain food quality and safety; and volatility in fuel costs. More information about other potential factors that could affect our business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended August 2, 2025 (Annual Report) filed with the Securities and Exchange Commission (SEC).

Proxy Statement Summary
For the Annual Meeting of Stockholders, December 16, 2025

Voting Matters

Proposal	Board Recommendation	Page
Proposal 1—Election of Directors	FOR	17
Proposal 2—Ratification of Independent Auditor	FOR	58
Proposal 3—Say-on-Pay Resolution	FOR	61
Proposal 4—Approval of the Fifth Amended and Restated 2020 Equity Incentive Plan	FOR	62

Director Nominees
Our business and affairs are managed under the direction of the Board of Directors (the Board). The Board currently consists of ten (10) Directors, nine (9) of whom are independent.
Information about our current Directors and the Committees on which they serve is set forth below. Each Director serves a one-year term and has been nominated for re-election.

Name	Director Since	Audit	Compensation	Nominating and Governance
Lynn S. Blake Independent	Sept 2023	✓	—	✓
Gloria R. Boyland Independent	Jan 2021	—	✓	CHAIR
J. Alexander (Sandy) Miller Douglas Chief Executive Officer	Aug 2021	—	—	—
Daphne J. Dufresne Independent	Oct 2016	—	CHAIR	—
Michael S. Funk Independent	Feb 1996	—	—	—
James M. Loree Independent	Sept 2023	✓	—	—
Shamim Mohammad Independent	Feb 2022	✓	✓	—
James L. Muehlbauer Independent	Apr 2019	CHAIR	—	—
James C. Pappas Independent	Sept 2023	—	✓	✓
Jack Stahl Independent Chair	Jun 2019	—	—	✓

Year in Review
Our Strategic Priorities

UNFI is a leading distributor of grocery and non-food products and support services provider to retailers in the United States and Canada. We believe we are uniquely positioned to provide the broadest array of products and services to customers throughout North America. We are continually striving to better serve our stakeholders, including our customers, suppliers, associates and communities and to drive profitable growth and sustainable stockholder value creation.

We are executing against the refreshed strategy we introduced in October 2024 that seeks to add value to our customers and suppliers through our portfolio of products, programs, insights and services while improving our effectiveness and efficiency. To accomplish the latter, we are focused on controllable variables in four key areas: network optimization, cost efficiency, working capital management and reducing capital intensity.
Sustainability and Impact Practices
In fiscal 2025, we continued to advance our Better for All agenda, which includes sustainability initiatives that drive efficiency, cost savings and create shared value for our stakeholders. Several accomplishments from fiscal 2025 include:

•Released our 14th annual Impact Report in January 2025 outlining our accomplishments for fiscal 2024
•Grew supplier membership of UNFI’s Climate Action Partnership
•Hosted an inaugural Climate Summit, enabling progress toward shared climate goals and adding differentiated value for our partners
•Made modifications to our policies and strategies addressing sustainability and impact matters, overseen by the Nominating and Governance Committee and supported by our Sustainability Executive Committee
•The UNFI Foundation, a 501(c)(3) organization, awarded over $1.8 million in funding to support community nonprofit organizations that are increasing access to quality food
•Completed a materiality assessment based in the principles of double materiality to identify key areas of impact and further refine our impact strategy
•Grew membership in our Belonging & Innovation Groups

Board Refreshment and Executive Leadership Team Updates
In fiscal 2025, our Board continued its commitment to a robust evaluation process and refreshment, while Management continued to review and update our executive leadership team to increase operating efficiency, resulting in the following changes:

•Reduced our Board size to ten Directors representing a range of tenures
•Appointed Gloria Boyland as Chair of the Nominating and Governance Committee
•Realigned our wholesale business into two product-centered divisions, Conventional Grocery Products and Natural, Organic, Specialty & Fresh Products, and elevated Louis Martin to President of Conventional Grocery Products and UNFI Chief Commercial Officer and Mark Bushway to President of Natural, Organic, Specialty & Fresh Products and UNFI Chief Supply Chain Officer
•In August 2025, hired a new President and Chief Executive Officer, Retail, with significant retail experience

Governance Highlights
In fiscal 2025, we continued our commitment to strong governance practices:

•Continued our stockholder outreach program for fiscal 2025, reaching out to stockholders representing approximately 80%, and meeting with holders of approximately 48%, of our outstanding common stock
•Engaged a third-party consultant to conduct a robust Board and Committee evaluation process
•Conducted our annual review of governance policies, resulting in updated versions of our Corporate Governance Principles, our Code of Conduct, our Committee charters and our Sustainability policy

Board Refreshment

Assess	è	Identify	è	Evaluate and Recommend
•Review desired skills against our current strategy and Board composition
•Consider our Director eligibility guidelines, including independence and diversity of experience
•Create a Director candidate profile

•Third-party recruiter identifies potential candidates
•Any list of Director candidates must include individuals representing a wide range of backgrounds, experiences and identities
•Stockholders have ability to present candidates to our Board for consideration

•Nominating and Governance Committee reviews skills, qualifications, independence and potential conflicts
•Full Board is offered opportunity to meet with candidates
•Nominating and Governance Committee recommends selected candidates to full Board

Results ê Five new independent Directors appointed since fiscal 2021
We are committed to actively refreshing our Board and Committees to maintain a range of tenures on the Board, which we believe promotes strong Board governance. We also proactively manage potential vacancies due to retirement. The Board engages a top tier third-party recruiter to identify and recommend a list of candidates that represent a wide range of backgrounds, experiences and identities that will complement the existing skill set and qualifications of our current Board, our strategic vision and our corporate values.
2025 Stockholder Outreach

Reached out to holders of approximately 80% of our outstanding stock	Eighth consecutive year of robust engagement	Met with holders of approximately 48% of our outstanding stock
We reached out to holders representing approximately 80%, and met with holders representing approximately 48%, of our outstanding common stock this year. Investors were complimentary of our demonstrated responsiveness to stockholder feedback overall. We also generally sought investor feedback about our compensation program, our equity plan and how we can further enhance our good governance practices. Overall, the feedback we received was positive, and Management provided a comprehensive summary of investor feedback to the appropriate Committees for discussion.

See “Corporate Governance—Stockholder Engagement” and “Executive Compensation—Compensation Discussion and Analysis—Say-on-Pay Vote, Investor Engagement and Responsive Action” for more discussion of actions we have taken in response to our conversations with stockholders.

Governance Highlights

✓	Nine of ten Director nominees are independent with mixed tenure	✓	Independent, non-executive Board Chair

✓	Active stockholder engagement with continued positive feedback on our executive compensation program	✓	Nominating and Governance Committee oversight of sustainability strategies and policies

✓	Robust Board refreshment process - five new Directors since fiscal 2021	✓	Strong risk oversight at Board and Committee level, including regular review of Enterprise Risk Management (ERM) and cybersecurity program
✓
Strong Executive Compensation Policies:
•Fully independent Compensation Committee
•Significant performance-based compensation, with long-term incentive compensation capped and aligned with predetermined financial metrics
•Annual Say-on-Pay vote, with strong responsiveness to stockholder feedback reflected by high Say-on-Pay support
•No excessive perquisites
•No gross-ups of severance or change in control payments
•Robust stock ownership guidelines
•Broad recoupment policy in addition to NYSE-mandated executive clawback policy

How to Vote:

Phone	Internet before meeting	Mail	During the meeting
1-800-690-6903	www.proxyvote.com	Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	www.virtualshareholdermeeting.com/UNFI2025AM
How to attend and ask questions at the meeting:
•Attend the Annual Meeting online, including to vote and/or submit questions at www.virtualshareholdermeeting.com/UNFI2025AM
•The Annual Meeting will begin at approximately 3:30 p.m. EST (log-in at 3:15 p.m.) on Tuesday, December 16, 2025
•You may submit questions for the meeting in advance at www.proxyvote.com
•You may submit live questions during the meeting at www.virtualshareholdermeeting.com/UNFI2025AM

For more information about voting and attending the meeting, see “Information About the Meeting,” beginning on page 76.

Corporate Governance
Governance Highlights
We are committed to best practices in corporate governance. Some of our key corporate governance programs are summarized below, with further information provided throughout this proxy statement.
Independent Oversight
•Independent Chair of the Board and annual review of optimal leadership structure with term guidelines for Board leadership
•Nine of our ten Directors are independent
•Regular executive sessions of independent Directors at Board and Committee meetings
•100% independent Board Committees, with strong Committee mandates and term guidelines for Chairs
•Comprehensive Board oversight of strategy development and execution
•Active Board oversight of the Company’s compliance and risk management, including regular review of ERM
•Board and Committees may hire outside advisors independent of Management
•Board oversight of the Company’s sustainability strategies and policies, including regarding climate change, biodiversity and natural capital, deforestation, responsible sourcing, waste reduction and community engagement sustainability, corporate responsibility, corporate philanthropy and political contributions policies, through the Nominating and Governance Committee
•Board oversight of human capital management through the Compensation Committee
Board Composition and Qualifications
•Regular Board refreshment and mixed tenure
•Diverse backgrounds, ages, experiences and qualifications, with a view to making changes as appropriate to continue to add value and meet our evolving strategic needs
•Annual Board and Committee self-evaluations, conducted by a third-party every two or three years, including in fiscal 2025
•Mandatory Director retirement age of 75
•Orientation program for new Directors and ongoing director education programs for all Directors
•Limitations on serving on other public company boards; no more than three additional public company boards or one additional public company board for the CEO and other executive officers
•Directors and executive officers must notify the Chair of the Nominating and Governance Committee and the CEO of potential appointments in advance for review by the Nominating and Governance Committee
Good Governance Practices
•Conducted our annual comprehensive review of our governance policies to promote compliance with evolving regulations and trends
•Sustainability strategies and policies overseen by the Nominating and Governance Committee, supported by our Sustainability Executive Committee
•Human capital management overseen by the Compensation Committee with a focus on associate well-being across a variety of measures
◦UNFI offers associates several benefit programs, including:
▪Comprehensive health and welfare benefit programs
▪No-cost wellness program
▪Paid time off, including parental paid leave
▪Employee assistance program
▪401(k) plan
▪Employee education assistance program
◦Include human capital management and inclusion and well-being as key elements of our people first strategy

◦Continued focus on associate engagement, empowerment and safety to allow for innovation and best-in-class solutions for our customers and suppliers
•Prohibition on hedging or pledging of Company stock by Directors and executive officers included in stock ownership guidelines and Insider Trading Policy (as defined below)
•Strong policies restricting trading by insiders, including discussion-based preclearance process
•Ongoing Board oversight of robust data and cybersecurity programs, including ERM and risks relating to cybersecurity, data privacy and information technology through Audit Committee oversight
Stockholder Rights
•Annual election of all Directors
•Majority vote and Director resignation policy for Directors in uncontested elections
•Proxy access right for stockholders provided in our Fifth Amended and Restated Bylaws (the Bylaws) (stockholders or group of up to 20 stockholders who have owned at least 3% of our outstanding common stock continuously for at least 3 years may submit Director nominees for inclusion in our proxy materials (up to the greater of two Directors or 20% of the Board)), subject to applicable and procedural requirements
•Stockholder right to call special meeting by stockholders owning at least 25% of our outstanding common stock
•One class of shares, with each share entitled to one vote
•No poison pill
We maintain a corporate governance section on our corporate UNFI website that includes key information about our corporate governance policies and our Code of Conduct. The corporate governance information can be found at www.unfi.com, by clicking on “Investors” at the top of our website, then “Governance.” Copies of our Corporate Governance Principles, our Code of Conduct, our Sustainability Policy and the charters for each of the Board’s Committees can be found on our website. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document, and our internet address is included in this document as an inactive textual reference only. During fiscal 2025, we reviewed and updated our Code of Conduct, our Corporate Governance Principles and each of our Committee charters in connection with our ongoing comprehensive review of our governance practices. In September 2025, we updated our Social and Environmental Policy, which we now refer to as our Sustainability Policy.
Director Independence
Our Corporate Governance Principles require a majority of the members of the Board to be independent Directors as such term is defined in the New York Stock Exchange (NYSE) listing standards. For a Director to be considered independent, the Board must affirmatively determine, after the consideration of all relevant facts and circumstances, that the Director has no material relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment by such individual in carrying out the responsibilities of a Director. During fiscal 2025, the Company sold goods and services in the ordinary course to a private company for which Mr. Funk serves on the board of directors. The Nominating and Governance Committee reviewed this relationship and determined it was not material and fell within the Company’s standards for independence.
The Board, upon the recommendation of the Nominating and Governance Committee, has determined that the following nine of our ten current Directors are independent: Lynn S. Blake, Gloria R. Boyland, Daphne J. Dufresne, Michael S. Funk, James M. Loree, Shamim Mohammad, James L. Muehlbauer, James C. Pappas and Jack Stahl. Sandy Douglas is not independent because he is our CEO. Additionally, the Board previously determined that Denise Clark, who retired from the Board effective December 17, 2024, was independent during the time she served on the Board.
Our Corporate Governance Principles and the charter for each of the Board’s standing Committees—the Audit Committee, the Compensation Committee and the Nominating and Governance Committee—require all members of such Committees to be independent within the meaning of the NYSE listing standards and SEC rules. The charter of the Audit Committee requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the Exchange Act), and SEC rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.
Board Leadership Structure
Our Board is led by an Independent Chair. The Board has determined that separate positions of CEO and Chair, with separate and delineated accountabilities, is currently the most appropriate leadership structure for the Company. The Board believes that this leadership structure results in strong engagement of the Board as a whole and provides robust, independent oversight of our management and affairs, resulting in good governance. We have received feedback from our stockholders that the separation of the Chair and CEO roles continues to be preferable.

Our Corporate Governance Principles do not require the Chair of the Board to be independent and do not specify whether the positions of Chair of the Board and the CEO must be separated. The Board will regularly consider the appropriate leadership structure for the Company at any given time and has determined that the Company and its stockholders are best served by the Board retaining discretion to determine whether the same individual should serve as both CEO and Chair, or whether the roles should be separated. The Board believes that it is important to retain the flexibility to make this determination at any point in time based on what it believes will provide the best leadership structure for the Company, in light of the prevailing facts and circumstances at such time.
Independent Chair
The Independent Chair is elected annually by the independent Directors of the Board. In September 2025, the independent Directors appointed Mr. Stahl to serve as the Board’s Independent Chair for a fifth term. In accordance with our Corporate Governance Principles, the Board must elect an Independent Chair annually and will consider rotation of the Independent Chair every five to seven years based on the best interests of the Company at that time. The Independent Chair is responsible for coordinating the activities of the other Directors and for performing such other duties and responsibilities as the Board may determine from time to time, which are set forth in our Corporate Governance Principles, and include but are not limited to:
•Providing leadership of the Board;
•Serving as principal liaison between the Directors and senior Management, particularly the CEO;
•Providing input to the Nominating and Governance Committee and the Board on Committee membership;
•Advising and assisting the Committee Chairs in fulfilling their leadership roles and responsibilities;
•Suggesting an appropriate schedule of Board meetings;
•Selecting Board meeting agenda topics and incorporating Board and CEO input on the agendas;
•Leading the annual CEO performance evaluation conducted by the independent Directors, providing any feedback to the Nominating and Governance Committee Chair and overseeing responsive actions to address the outcomes of such evaluations;
•Overseeing the CEO succession process in coordination with the Nominating and Governance Committee;
•Determining the retention of advisors and consultants who report directly to the Board;
•Chairing regular and special Board meetings and stockholder meetings; and
•Presiding over executive sessions at Board meetings.
A description of the duties of the Independent Chair is included in the Corporate Governance Principles, a copy of which can be found in the “Governance” section of our website at www.unfi.com. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document, and our internet address is included in this document as an inactive textual reference only.
Limitation on Service on Other Boards
Our Corporate Governance Principles permit our independent Directors to serve on a maximum of four (4) public company boards and the CEO and other executive officers to serve on a maximum of two (2) public company boards, in each case, including that of the Company. The Nominating and Governance Committee is tasked with reviewing the service of Directors and any executive officers on public company boards annually (or more frequently as needed, as new potential appointments are proposed) to assure that Directors and executive officers have sufficient time to devote to the Company.

Risk Oversight

Full Board
The Board has overall responsibility for risk oversight. The Board exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to the succession planning of our CEO and other members of senior Management. The Board has delegated responsibility for the oversight of certain risks to its Committees. All Committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk. Certain risks are overseen by the full Board directly, such as strategic, cybersecurity, other operational and macro-environment risks.

Audit Committee	Compensation Committee	Nominating and Governance Committee
•In addition to the annual full Board review, receives Management’s ERM report and discusses with Management, the Company’s internal audit department and our independent auditor the significant financial risk exposures and the steps Management has taken to monitor, control and report such exposures
•Discusses policies regarding risk assessment and risk management
•Receives quarterly cybersecurity updates (full Board receives an annual direct update)

•Responsible for developing and maintaining compensation policies and programs that are aligned with pay for performance, stockholder interests and the other elements of the Committee’s executive compensation philosophy
•Tasked with mitigating any unnecessary and excessive risks in our compensation plans and programs that could threaten our long-term value
•Oversees human capital management matters, including talent development and executive succession planning

•Oversees our compliance programs, including those under our Chief Compliance Officer, who reports to our General Counsel, and our sustainability and impact programs
•Responsible for reviewing and approving related party transactions under our Related Party Transaction Policy
•Provides general oversight of general risk and compliance areas not falling under the Audit Committee or Compensation Committee

In the fourth quarter of fiscal 2025, we became aware of unauthorized activity on certain of our information technology systems. We promptly activated our incident response plan and implemented containment measures, including proactively taking certain systems offline (the “Cybersecurity Incident”). The Board and Audit Committee provided oversight throughout the Cybersecurity Incident, including receiving near-daily updates and holding several calls and special meetings throughout the incident, and post-incident evaluations of the Company’s response, preparedness and processes.
Committees may address other risks on an ad hoc basis, as appropriate. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company, allowing the consideration of key risks to be allocated across Committees so that sufficient time, attention and expertise are directed to the respective risks the Company faces.
Anti-Hedging and Insider Trading Policies
Our stock ownership guidelines and our Policy Regarding Trading in Company Securities (Insider Trading Policy) include prohibitions against speculative trading activities in relation to Company securities. Senior employees (including executive officers) and Directors are strictly prohibited from entering into any transaction that would operate as a hedge against their stock ownership position or that would hedge against the financial effect of their building up stock ownership to reach the requirements set forth in our stock ownership guidelines. Under our Insider Trading Policy, Directors, certain employees (including executive officers) and other individuals with access to material non-public information about the Company are prohibited from engaging in transactions in Company securities during blackout periods (other than in accordance with a pre-approved Rule 10b5-1 trading plan), and such persons are required to obtain preclearance through discussion any transactions in Company securities with a member of our legal department who is trained in these conversations. Certain insiders who have been identified as regularly having access to material nonpublic information are permitted to trade only during quarterly open window periods after obtaining preclearance from a member of our legal department. Under our policy governing 10b5-1 trading plans, we permit all Directors and employees, including executive officers, to enter into 10b5-1 plans during an open window period when they are not in possession of material nonpublic information. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.

Committees of the Board of Directors
The Board currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. Upon recommendation of the Nominating and Governance Committee, the full Board appoints the members and the Chair of each Committee.
Compensation Committee
The Compensation Committee establishes or approves all policies and procedures related to our human resources function with respect to our executive officers, including employee compensation, incentive programs and the 401(k) Plan, and administers our stock incentive plans. Additionally, this Committee evaluates and establishes the respective compensation of our executive officers on an individual basis and recommends compensation of our CEO for approval by the Board. The Compensation Committee also reviews the compensation of certain other members of senior Management and recommends to the Board the compensation for our non-employee Directors. For a description of the role of the Compensation Committee, its consultants and Management in setting executive compensation, see “Executive Compensation—Compensation Discussion and Analysis—How We Make Decisions Regarding Executive Pay.” The Compensation Committee also approves our compensation discussion and analysis included in our annual proxy statement. The Compensation Committee oversees our leadership development and management succession planning (although the Nominating and Governance Committee oversees the CEO succession planning process). Additionally, the Compensation Committee oversees human capital management matters, including reviewing and overseeing key inclusion and well-being initiatives and Human Resources policies and practices.
The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our CEO, Chief Human Resources Officer (CHRO) and General Counsel and Corporate Secretary (GC). Compensation Committee meetings are regularly attended by the CEO, President and Chief Financial Officer (CFO), CHRO and GC. At each of its regular meetings in fiscal 2025, the Compensation Committee met in executive session. The Compensation Committee Chair reports the Committee’s recommendations on CEO executive compensation to the Board, which sets the CEO’s compensation, and reports its determinations on other executive compensation to the Board. Independent advisors and our finance, human resources, benefits and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for (and, as may be necessary or advisable, change or terminate) a compensation consultant, legal counsel or other advisor as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee annually evaluates the independence of its consultants, assesses their performance and establishes annual scope of work and fees for the consultants pursuant to a pre-approval policy. The Compensation Committee has engaged Frederic W. Cook & Co. (FW Cook) as its compensation consultant.
The Compensation Committee’s charter is available on our website, www.unfi.com. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document, and our internet address is included in this document as an inactive textual reference only. The charter was most recently amended in June 2025. The Compensation Committee held five meetings during fiscal 2025. The current members of the Compensation Committee are Mses. Dufresne (Chair) and Boyland and Messrs. Mohammad and Pappas, each of whom is an independent director under SEC rules and NYSE listing standards applicable to compensation committee members.
Audit Committee
The Audit Committee is responsible for monitoring the integrity of our financial reporting process and systems of disclosure controls and internal control over financial reporting; monitoring the independence and performance of our independent registered public accounting firm; and overseeing our internal audit department. Among the Audit Committee’s duties are to review the results and scope of the audit and other services provided by our independent registered public accounting firm. The Audit Committee is also responsible for overseeing the finance and accounting matters regarding related party transactions under our Related Party Transaction Policy, certain compliance matters under our Code of Conduct and discussing risks related to cybersecurity and data privacy and information technology.
The Audit Committee’s charter is available on our website, www.unfi.com. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document, and our internet address is included in this document as an inactive textual reference only. The charter was most recently amended in June 2025. The Audit Committee held five meetings during fiscal 2025. The current members of the Audit Committee are Mr. Muehlbauer (Chair), Ms. Blake and Messrs. Loree and Mohammad, each of whom is an independent Director under SEC rules and the NYSE listing standards applicable to audit committee members. The Board has determined that all members of the Audit Committee are audit committee financial experts, as defined by the rules and regulations of the SEC.

Nominating and Governance Committee
The Nominating and Governance Committee is responsible for developing, reviewing, and recommending to the Board for adoption, our Corporate Governance Principles; identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board; making recommendations to the Board regarding the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board’s Committees; assisting the Board in facilitating performance reviews of the Board and its Committees and members; oversight of our Sustainability Policy and policies regarding corporate philanthropy and political contributions, as well as and other sustainability strategies; overseeing our CEO succession planning process; and other duties and responsibilities. The Nominating and Governance Committee is also responsible for reviewing and approving related party transactions under our Related Party Transaction Policy and oversees certain compliance matters under our Code of Conduct that are not related to finance or accounting (which are overseen by the Audit Committee), and provides oversight of general risk and compliance areas not falling under the Audit Committee or Compensation Committee. Additionally, the Nominating and Governance Committee oversees our political contributions, policies and commitments. Our Political Activities and Government Relations Policy, together with our Code of Conduct, provide for oversight of political contributions, including that any corporate contributions must be reviewed and approved in advance in writing by our Chief Corporate Affairs Officer and our General Counsel, be in compliance with applicable law and be properly disclosed.
For information regarding the director nomination process undertaken by the Nominating and Governance Committee, please refer to “Proposal 1—Election of Directors—Nomination of Directors.”
The Nominating and Governance Committee’s charter is available on our website, www.unfi.com. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document, and our internet address is included in this document as an inactive textual reference only. The charter was most recently amended in June 2025. The Nominating and Governance Committee held five meetings during fiscal 2025. The current members of the Nominating and Governance Committee are Mses. Boyland (Chair) and Blake and Messrs. Pappas and Stahl, each of whom is an independent director under SEC rules and NYSE listing standards.
Board Meetings
During fiscal 2025, the Board met eight times and following each of the Board’s regularly scheduled quarterly meetings, the non-employee Directors met in executive session without the presence of Management. All Directors attended at least 75% of the aggregate number of meetings of the Board and of the Committees on which they served. We encourage each member of the Board to attend our annual meeting of stockholders. All of our current Directors attended our last annual meeting.
Stockholder Engagement
Stockholder engagement is an important and regular part of the Company’s strategy so that the Board and Management are aware of and respond to stockholder input on a broad spectrum of business and governance matters. Members of Management, including our GC, CHRO, Chief Corporate Affairs Officer, head of Investor Relations and head of our Sustainability and Impact team, as primary participants, have engaged in discussions with stockholders as part of our efforts to gain an understanding of stockholder views. This year, our CEO once again joined for a portion of several calls to discuss strategy topics. Directors are generally available to participate in our engagement meetings upon request from stockholders, and this year Mr. Muehlbauer, our Audit Committee Chair, joined a call. For the eighth consecutive year, we reached out to a significant percentage of our stockholders (approximately 80% in fiscal 2025), and we met with holders representing approximately 48% of our outstanding common stock. This feedback over the years has proven to be very helpful to the Company in understanding our investors’ perspectives on various business and governance matters, and we intend to maintain ongoing discussions with a large number of investors each year. Additionally, members of our Sustainability and Impact team engaged in environmental and social-focused meetings with certain investors, upon request.
Topics of discussion included significant Company updates, such as our strategy; our corporate governance, including Board refreshment and Board oversight; our executive compensation program and equity plan; and our sustainability and impact programs and initiatives, including our focus areas, climate goals and our commitments to human capital management and inclusion and well-being. Investors remained complimentary of the prior changes we made to our executive compensation program in response to stockholder feedback and our demonstrated responsiveness to stockholder feedback overall.
After our engagement discussions, Management provided the feedback received from our stockholders to the Board. Over the past several years, we have taken the following governance actions directly responsive to our stockholder conversations:

WHAT WE HEARD		WHAT WE DID
Slim down skills matrix	→	We removed several skills from our skills matrix that we consider baseline skills for all Directors

Disclose EEO-1 Report	→	In addition to the diversity disclosures in our Impact Report, we began disclosing our EEO-1 reports starting in 2024

Enhance responsible procurement programs	→	We have adopted a Deforestation Policy, issued an Animal Rights position statement and enhanced our Supplier and Vendor Code of Conduct

Include reputational harm as a recoupment trigger	→	We enhanced our recoupment policy to include misconduct and reputational harm and provide for forfeiture of incentive compensation in certain cases of misconduct resulting in financial harm and to require disclosure in certain circumstances

Disclose metrics of Board composition and individual diversity	→	We included individual Director diversity metrics in our Director skills matrix

Separate role of CEO and Chair	→	We have had separate roles for the CEO and Chair of the Board since 2021

Enhance human capital management disclosure	→	Added disclosure in our proxy statement about programs offered to employees for recruiting, engagement and career development

Expand environmental and social impact disclosure	→	Expanded our environmental and social disclosure in our proxy statement and through our annual Impact Report

Continue Board evaluation and refreshment	→	Continuously evaluate our Board and refreshment efforts (added five new independent Directors since fiscal 2021; reduced size to 10 in fiscal 2025)
See “Executive Compensation—Compensation Discussion and Analysis—Say-on-Pay Vote, Investor Engagement and Responsive Action” for a discussion of actions we took in response to conversations regarding executive compensation.
Board Evaluation and Refreshment
Our Board regularly evaluates its performance and composition, assessing individual Director’s skills, qualifications and experience to align the overall Board composition to best meet the needs of the Company’s long-term business strategy. Each year, the Board undertakes a thorough Board and Committee evaluation process, using a comprehensive set of questionnaires requesting quantitative and qualitative input from our Directors. The Board uses a skills matrix to assess the contributions, background and experience of each Director with those sought-after skills. The Nominating and Governance Committee also considers any additional skills, qualifications and experience that may be needed to meet the evolving strategic needs of the Company. The Board engaged a third party to conduct the Board and Committee assessment in fiscal 2025, working with the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee is committed to considering a facilitated, third-party assessment every two to three years.
The Nominating and Governance Committee considers prospective candidates and identifies appropriate individuals for the Board’s further consideration. The Nominating and Governance Committee also assesses the proper mix of skills and expertise for Directors serving on the Board’s Committees. The Board is highly skilled and qualified and committed to the Company’s success, as indicated by the high attendance rate and robust discussion and debate that occurs during each Board and Committee meeting.
Board Tenure
We aim to maintain a range of tenures on the Board, which we believe promotes strong Board governance. In fiscal 2025, one of our Directors did not stand for reelection at the Annual Meeting, and our Board size was reduced to ten Directors. The Board’s tenure and number of independent Directors is as follows:

Average Director Tenure is 7 Years
6 Directors <5 years	3 Directors 5 - ≤ 10 years	1 Director 10+ years

Summary of Board Skills, Experiences and Qualifications
The chart below identifies the balance of skills and qualifications each Director brings to the Board. The fact that a particular skill or qualification is not designated does not mean the Director does not possess any experience or knowledge in that particular area. Rather, the skills and qualifications noted below are considered by the Nominating and Governance Committee as part of the Board refreshment process. The Nominating and Governance Committee believes the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to our management.

Skills, Experiences and Qualifications	Director
	Blake	Boyland	Douglas	Dufresne	Funk	Loree	Mohammad	Muehlbauer	Pappas	Stahl
Service as an executive officer for another public company	✓		✓			✓	✓	✓	✓	✓
Experience in the Company’s industry or consumer products/retail			✓	✓	✓	✓	✓	✓	✓	✓
Experience with stockholder engagement	✓		✓	✓	✓	✓		✓	✓	✓
Information technology and cybersecurity experience		✓				✓	✓	✓	✓
Experience in leadership development	✓		✓	✓	✓	✓	✓	✓	✓	✓
Experience with mergers and acquisitions		✓	✓	✓	✓	✓	✓	✓	✓	✓
eCommerce experience			✓			✓	✓
Supply chain management experience		✓	✓		✓	✓	✓	✓	✓	✓
Senior operations management/CEO	✓		✓		✓	✓			✓	✓
Operating financial expertise (CFO)						✓		✓	✓	✓
Large-scale transformation/innovation experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Diversity	Female	Female Racially Diverse		Female Racially Diverse			Ethnically Diverse
Sustainability and Impact Practices
As North America’s premier grocery wholesaler, we are creating a better future for our communities by improving access to quality food, empowering our associates to give back and protecting the planet we share. We are focused on sustainability initiatives that drive efficiency, cost savings and create shared value for our stakeholders. In fiscal year 2025, our fifth year since unveiling our Better for All impact strategy, we conducted a materiality assessment to refine our approach and ensure alignment with our operating environment and stakeholder expectations. Our assessment applied the principles of double materiality to consider the impact of sustainability issues from both a business perspective and an environmental and community lens. This exercise reinforced our current approach and provided valuable insights to inform the next phase of our impact strategy. Our refined strategy now prioritizes material topics within four pillars: Resilient Supply Chain, Thriving Associates, Efficient Operations and Nourished Communities.
We aim to lead by example on sustainability and impact issues central to our business and of critical importance to our communities, and strive to be a force for positive change across the food system. This commitment is described in our Sustainability Policy, which was updated in September 2025 and is available on our website, www.unfi.com. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document, and our internet address is included in this document as an inactive textual reference only. Our Nominating and Governance Committee has direct oversight of our Sustainability Policy and policies regarding corporate philanthropy and political contributions, and receives regular updates on other policies and strategies addressing sustainability and impact matters, including regarding climate change, biodiversity and natural capital, deforestation, responsible sourcing, waste reduction, and community engagement, and is responsible for reporting to the Board on such matters at least annually. The Sustainability

Executive Committee, an executive steering committee formed in 2020 to oversee implementation of our Better for All initiatives, provides executive sponsorship for our impact strategy and goals.
In January 2025, we published our 14th annual Impact Report, which offers a summary of our sustainability and impact progress during fiscal 2024. The report may be found on our website by clicking on “Investors” at the top and then clicking on the “Sustainability” tab. The report highlights progress toward goals including waste reduction, associate well-being, food donations and food safety and references Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB) and Task Force on Climate Related Financial Disclosures (TCFD) frameworks. The GRI, SASB and TCFD tables are also available on our website. The Impact Report is not incorporated by reference into this proxy statement.

We continue to make a focused effort to holistically integrate our Better for All strategy throughout the organization, as well as proactively engage our stakeholders, from our associates to our supply chain partners, on issues from climate to community development to associate well-being.

Our key highlights and achievements toward attaining our ambitious long-term goals in fiscal 2025 include the following:

Resilient Supply Chain
•Surpassed our goal of supporting one million acres of farmland using regenerative and organic practices five years ahead of our 2030 target.
•Grew membership of UNFI’s Climate Action Partnership and hosted inaugural Climate Summit.
•Enhanced accuracy and actionability of Scope 3 greenhouse gas (GHG) emissions reporting through a new vendor partnership.
•Expanded UNFI’s Broad Market Access program to include sustainability practices, organic, fair-trade and other third-party certifications, ensuring customers have access to a wide array of suppliers.

Efficient Operations
•Continued fleet electrification efforts and deployed telematics software to enable fleet and fuel efficiency.
•Launched an electric vehicle infrastructure project in Gilroy, CA, which will include expansion of the current rooftop solar array and the addition of a battery energy storage system to support zero-emissions vehicles at the site.
•Completed our largest solar array to date at our distribution center in Riverside, CA that is expected to reduce both GHG emissions and energy used at the site by approximately 80%.

Thriving Associates
•Launched enhanced associate safety trainings for drivers, associates and supervisors to reduce risk and injuries while improving associate retention and productivity.
•Certified associates at our distribution centers in Mental Health First Aid to promote associate well-being.
•Grew membership in UNFI’s Belonging and Innovation Groups, with robust outreach to distribution center associates.
•Launched Lean trainings in 28 of our distribution center network to foster collaboration, spark innovation and identify solutions that are expected to deliver long-term, sustainable results.

Nourished Communities
•Completed our goal of achieving safe quality foods (SQF) certification at all eligible distribution centers, reducing waste, enhancing product traceability and ensuring the safety of quality products for our customers and consumers.
•Continued efforts to reduce waste and recover food through an enhanced salvage program and strengthened food donation program at UNFI selling shows.
•Activated our associate, supplier and UNFI Foundation grantee networks to provide financial and product donations to support relief efforts for victims of natural disasters.
•Granted or invested over $1.8 million through the UNFI Foundation to support community nonprofit organizations, including impact investments to advance adoption of organic and regenerative farming practices.

Governance
•Refreshed purpose and values statements to reinforce the important connection between our impact, our business operations and our ability to drive sustainable growth for UNFI and our partners.
•Completed a materiality assessment to identify key areas of impact and further refine our impact strategy.
•Established working groups to ensure cross-functional collaboration for most pressing impact matters, including food safety and climate reporting.
•Instituted UNFI Industry and Policy Council to gain further insight about what is important to our customers.

Human Capital Management
Our associates are essential to supporting our values and achieving our strategic vision, and we continue to strive to be an employer of choice. We are focused on associate safety, engagement and empowerment that fosters innovation and enables us to deliver best-in-class solutions to our customers and suppliers in an ever-changing retail landscape. We also prioritize the growth and well-being of our associates through comprehensive development opportunities, competitive rewards and a strong culture of inclusion and support.
Our Compensation Committee oversees human capital management matters with a focus on associate well-being across a variety of measures. We discuss our dedication to human capital management in our annual Impact Report, which can be found on our website under the “Investors” tab on the “Sustainability” webpage. The Impact Report and its disclosures are not incorporated by reference into this proxy statement. More information regarding human capital management may be found in our recently filed Annual Report.
Inclusion and Well-being
In an effort to recruit, inspire and retain the most talented team at all levels that maximizes speed, agility, innovation, execution and performance from the boardroom to our distribution centers, we pledge to promote inclusion and well-being for all by delivering high-quality benefits and programs that attract and nurture high performance in a safe and inclusive culture. Our Board has a broad range of experience with diverse backgrounds. We recognize that innovation thrives when there is unity and respect for all backgrounds and perspectives. Additionally, we aim to foster a culture of belonging, empathy and inclusion through open dialogues, educational opportunities and by honoring the experiences and special events that speak to our associates’ many identities.
Over the last several years, we built an Inclusion and Well-being team with initiatives and priorities founded in research, best practices and leadership commitment. Our Vice President of Inclusion and Well-being oversees efforts around associate engagement and belongingness while supporting responsible procurement through our Broad Market Access program. Our Inclusion and Well-being council and seven associate-led Belonging & Innovation Groups (BIGs) actively strive to create a workplace where all associates feel welcome and are motivated to reach their full potential. We have revised policies and practices to better serve our workforce and business needs, developed a multi-pronged approach to educate and engage associates that includes open discussions on various dimensions of inclusion and well-being, a podcast, mental health awareness trainings on our associate platforms, targeted volunteerism and campaigns encouraging respect and empathy. In fiscal 2025, we launched an Operations Leadership Development Program, sponsored by the Women Integrated Network (WIN) BIG and open to any qualified associate regardless of gender, to develop high performing talent in supervisor and above roles in our distribution centers. The program is focused on developing the management and technical skills necessary for career advancement in the supply chain industry. In response to the rising rate of mental health issues in the workplace generally, the Inclusion and Well-being team partnered with our Safety team to launch a Mental Health First Aid certification initiative in our distribution centers, so that all distribution centers have leaders with the skills needed to recognize and respond to signs and symptoms of mental health and substance use challenges, as well as how to provide someone with initial support until they are connected with appropriate professional help.
Developing Talent
Attracting and retaining talent is one of our top priorities. We aim to differentiate ourselves in the market by offering flexibility in when and how our associates work. To strengthen engagement and reduce turnover, we’re focused on creating meaningful experiences that help associates feel valued and supported throughout their careers.
We invest in our people through leadership development, role-based training and career growth opportunities at every stage of their tenure. We design and deliver programs that are integral to driving enterprise growth and evolution – enhancing skills, fostering consistency and building leadership capabilities across all functions. These programs support some of our biggest priorities, including:
•Financial and Lean acumen training, such as trainings on Free Cash Flow, understanding earnings calls and Lean problem solving;

•Leadership development programs, including our Wholesale and Corporate Leadership Summits, Elevate, a program for director-level and above associates to promote the success of our future leaders, and Fresh Perspectives, a program that offers live facilitated training and discussions to our associates; and
•Tools for personal growth, like Mentor Marketplace, WIN Mentoring Circles and education assistance initiatives.
Our learning and development teams also collaborate with key business areas such as sales, operations, transportation and environmental health and safety to develop role-based training to drive greater productivity and safety. Through these efforts, we are creating a culture where associates are empowered to engage, grow and succeed – continuing to make UNFI better every day.
Compensation and Benefits
Our compensation and benefits programs are designed to promote a culture of well-being and recognize our associates for their outstanding achievements and dedication to serving our customers and keeping them safe during even the most challenging times. We are committed to offering market competitive pay programs that reward high performance, innovation and results that drive company success.
Our short-term incentive programs are aligned with the Company’s financial goals, linking associate rewards to the Company’s overall performance. Long-term incentives, including restricted stock units and performance awards, help attract and retain innovative leaders while aligning their financial interests with those of our stockholders and other stakeholders.
As part of our commitment to support our associates’ “whole self” – health, finances and overall well-being – we offer a comprehensive range of benefits to eligible associates, including:

•Health and welfare programs offering multiple medical, dental and vision options, including:
◦A free virtual physical therapy for musculoskeletal support for associates in select Company health programs
◦A surgery care benefit that connects associates with top-rated providers and manages scheduling, approvals and billing
◦Health savings accounts (HSAs) and health care, dependent day care and elder care flexible spending accounts (FSAs) to help associates save on eligible expenses
•Education assistance program for associates pursuing further education to advance their skills and career
•Voluntary benefits like long-term disability and optional life insurance
•No-cost wellness program to encourage and support overall well-being
•Paid time off programs, including parental paid leave
•Employee assistance program
•Eligible associates are automatically enrolled in 401(k) plan

Creating a Safe Environment
Safety remains the cornerstone of our operations. We are deeply committed to protecting our associates, customers, communities and consumers through enhanced safety measures and a culture rooted in care and responsibility. Our pledge, Every Moment Matters, continues to guide our efforts in fostering a workplace where safety is prioritized in every decision and action.
In fiscal 2025, we made significant strides to strengthen our safety systems and performance. Through the application of Lean principles, we enhanced our root cause analysis process and implemented a comprehensive safety management software solution. We conducted both internal and external audits, addressed identified findings and expanded our reporting capabilities around key performance indicators.
We also launched a more comprehensive standardized Powered Industrial Truck (PIT) training program across our network to reduce incident severity and frequency. Continued investment in our safety management platform has enabled improved data analytics, trend identification and proactive risk mitigation. Additionally, we introduced a permit compliance module to help sites more effectively manage environmental permitting standards.
From a fleet safety perspective, we completed the rollout of a new video telematics solution across our entire fleet. This technology is now being leveraged to support targeted coaching and training, helping us further reduce preventable accident rates. Our driver qualification compliance remains best-in-class, consistently meeting federal and state requirements.
We also advanced our food safety initiatives, reinforcing our commitment to delivering value to our customers and consumers. As part of our journey toward a world-class food safety management system, we transitioned to unannounced internal food safety audits, promoting a culture of continuous readiness. We are proud to report that 100% of our eligible distribution centers are now SQF certified, marking a significant milestone in our food safety program.
With our investments in automation, we have reduced the physical handling of product associated with manual selection, which we believe helps create safer fulfillment processes and improved associate experience. The automation solutions have also improved labor efficiency associated with warehouse handling and driver delivery processes.

Proposal 1—Election of Directors
Directors and Nominees for Director
The Board currently consists of ten Directors, each of whose term will expire at the Annual Meeting.
Mses. Blake, Boyland and Dufresne and Messrs. Douglas, Funk, Loree, Mohammad, Muehlbauer, Pappas and Stahl have been nominated to stand for election as Directors at the Annual Meeting to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Each nominee has indicated his or her willingness to continue to serve if elected by our stockholders. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.
We have included below information concerning the business experience and qualifications, and the age as of October 22, 2025, of each of our director nominees.

The Board unanimously recommends that stockholders vote “FOR” each of the Director nominees. Proxies received by the Board will be voted “FOR” each of the Director nominees unless a contrary choice is specified in the proxy.
Nominees for Election as Directors for a Term Expiring at the Next Annual Meeting

Lynn S. Blake
Age: 60
Board Member since September 2023
Audit Committee Member
Nominating and Governance Committee Member
Ms. Blake served in various positions of increasing responsibility at State Street Global Advisors (SSGA), the investment management division of State Street Corporation, a financial services company, from 1987, including most recently as Executive Vice President and Chief Investment Officer of Global Equity Beta Solutions, until she retired in 2021. She also led Corporate Governance and Asset Stewardship, ESG Research and ESG data management while at SSGA, with a particular focus during the last two years on transformation. Ms. Blake served as a member of the Sustainability Accounting Standards Board’s (SASB) investment advisory group from 2016 to 2021. She currently is a member of the board of directors of WisdomTree, Inc., a global exchange-traded product sponsor and asset manager, where she serves as chair of the audit committee and a member of the compensation committee. Ms. Blake is National Association of Corporate Directors (NACD) Directorship Certified™ and has an NACD Certificate in Cyber-Risk Oversight.
Skills and Qualifications: Ms. Blake has over thirty years of experience in the investment industry. Her deep financial and strategic expertise, as well as her institutional investor perspective, including her knowledge of environmental and social matters, bring valuable insight to our Board.

Gloria R. Boyland
Age: 65
Board Member since January 2021
Compensation Committee Member
Chair of the Nominating and Governance Committee
Ms. Boyland previously served on the Audit Committee from 2021 to 2023. Ms. Boyland is a retired senior executive of the FedEx Corporation, where she served as Corporate Vice President, Operations and Service Support from 2016 to 2020. While at FedEx, Ms. Boyland led advanced operations technology initiatives, electro mobility, network and fleet automation, service quality and customer experience improvements and new service offerings for the company. Prior to her tenure at FedEx, Ms. Boyland held leadership positions in various functions at GE Capital Corporation (GE), including Six Sigma Quality, mergers and acquisitions and acquisition integration. She also practiced for eight years as a commercial transactions and investment attorney at GE. Ms. Boyland currently serves on the boards of directors of Vontier Corporation, an industrial manufacturing company, and Aurora Innovation, Inc., a self-driving vehicle technology company, and previously served as a member of the boards of directors of Chesapeake Energy Corporation and UMRF Ventures, Inc. She has also served as a trustee of the Memphis Brooks Museum of Art since 2020 and a director of Methodist Le Bonheur Healthcare since October 2025. In 2016, Ms. Boyland was appointed to the U.S. DOT Advisory Committee on Automation in Transportation. Prior to serving on its board, Ms. Boyland served as a strategic advisor to Aurora Technologies, LLC.
Skills and Qualifications: Ms. Boyland’s extensive experience leading operational transformation and customer service at global companies, coupled with her leading-edge, future-focused logistics and supply chain knowledge, make her a valuable member of our Board.

J. Alexander Miller Douglas
Age: 64
Board Member since August 2021
UNFI Chief Executive Officer
Mr. Douglas has served as our Chief Executive Officer and a member of our Board since August 2021. He most recently served as the Chief Executive Officer of Staples, Inc. (Staples), an office retail company, from April 2018 to June 2021, which included leading that company’s business-to-business distribution platform. Prior to Staples, Mr. Douglas served as President of Coca-Cola North America, the flagship market of The Coca-Cola Company (Coca-Cola) and a $10 billion revenue business that includes finished goods, juice and foodservice businesses, until February 2018, overseeing all aspects of its consumer and business-to-business operations. During Mr. Douglas’s 30-year tenure at Coca-Cola, he also served as Global Chief Customer Officer and held a variety of positions across sales and marketing. Mr. Douglas began his career at The Procter & Gamble Company in sales and sales management positions. Since May 2020, Mr. Douglas has served as a member of the board of directors of Wawa Inc., a leading convenience retailer in the Eastern United States.
Skills and Qualifications: Mr. Douglas’s experience at large public companies, including his extensive experience leading consumer and business-to-business-to-consumer distribution operations and leadership development, brings valuable insight to the Board beyond the knowledge and insight he brings from being our Chief Executive Officer.

Daphne J. Dufresne
Age: 53
Board Member since October 2016
Chair of the Compensation Committee
Ms. Dufresne previously served on the Nominating and Governance Committee from 2016 to 2021 and the Audit Committee from 2017 to 2018. Ms. Dufresne has been a Managing Partner of Awani Capital Management, a private equity firm, since April 2025. Prior to that position, Ms. Dufresne was a Managing Partner of GenNx360 Capital Partners, a venture capital firm that specialized in acquisition, buyouts and turnaround of underperforming businesses, from January 2017 to October 2024. Ms. Dufresne was previously a Managing Director of RLJ Equity Partners, a private equity fund, from December 2005 to June 2016. Ms. Dufresne participated in building the RLJ investment team, raising capital to fund its operations and constructing a partnership with The Carlyle Group, a global private equity firm. Prior to that role, Ms. Dufresne was a Venture Partner during 2005 with Parish Capital Advisors, an investment fund for emerging and experienced institutional investors and a Principal from 1999 to 2005 at Weston Presidio Capital, a private equity organization. She also served as Associate Director in 1997 in the Bank of Scotland’s Structured Finance Group. Ms. Dufresne previously served as a director of Condor Hospitality Trust, Inc. from June 2015 to September 2022.
Skills and Qualifications: Ms. Dufresne’s professional experience, including her role as an equity investor for over 25 years, brings valuable knowledge and insight to our Board. Ms. Dufresne is very familiar with conducting due diligence, negotiating purchase and sale agreements and leading the Board during these processes. She also possesses experience in owning and managing enterprises like our Company and is familiar with corporate finance, strategic business planning activity and general issues that are important to stockholders.

Michael S. Funk
Age: 71
Board Member since February 1996
Mr. Funk served as Chair of the Board from January 2003 to December 2003 and again from September 2008 to December 2016. Mr. Funk served as our President and Chief Executive Officer from October 2005 to September 2008. Mr. Funk also served as Vice Chair of the Board from February 1996 until December 2002, as our Chief Executive Officer from December 1999 until December 2002 and as our President from October 1996 until December 1999. Until January 1, 2019, Mr. Funk served as an executive advisor to the Company. From its inception in July 1976 until April 2001, Mr. Funk served as President of Mountain People’s Warehouse, Inc., now known as United Natural Foods West, Inc., one of the Company’s wholly owned subsidiaries. Mr. Funk served on the board of Amy’s Kitchen from April 2023 to January 2024.
Skills and Qualifications: Mr. Funk’s extensive knowledge of our industry through his past service as our Chief Executive Officer brings to the Board valuable insight and a strong understanding of the natural and organic products distribution business. His deep institutional knowledge of our business and industry is valuable to the Board.

James M. Loree
Age: 67
Board Member since September 2023
Audit Committee Member
Mr. Loree has served as Chief Executive Officer of Serta Simmons Bedding (Serta) since July 2024 and a member of the board of directors of Serta since July 2023. Prior to Serta, Mr. Loree served as President and CEO of Stanley Black & Decker, Inc. (Stanley Black & Decker), a leading industrial and consumer products company, from 2016 to 2022. Mr. Loree served as President and COO of the company from 2013 to 2016; COO from 2009 to 2013; EVP and CFO from 2002 to 2009; and VP and CFO from 1999 to 2002. Prior to joining Stanley Black & Decker, Mr. Loree held positions of increasing responsibility in financial and operating management in business, corporate, and financial services at General Electric Company from 1980 to 1999. Mr. Loree served as a director of Stanley Black & Decker from 2016 to 2022 and Harsco Corporation from 2010 to 2016. He was chair of Harsco’s audit committee from 2012 to 2016. Mr. Loree currently serves on the board of Whirlpool Corporation, where he is a member of the audit committee and finance committee.
Skills and Qualifications: Mr. Loree is a seasoned transformational leader with more than four decades of experience across two global diversified industrial and consumer products businesses. His extensive experience in finance, operations, supply chain and logistics, risk management, sustainable business practices and corporate governance, as well as broad expertise across the consumer sector, are a valuable addition to our Board.

Shamim Mohammad
Age: 56
Board Member since February 2022
Audit Committee Member
Compensation Committee Member
Mr. Mohammad currently serves as Executive Vice President and Chief Information and Technology Officer at CarMax Inc. (CarMax), the largest used car retailer in the United States, third largest wholesaler of used cars in the United States and a leading auto finance company, a position he has held since April 2021. Prior to then, he held various senior technology roles of increasing responsibility at CarMax since 2012. Prior to joining CarMax, Mr. Mohammad held information technology leadership roles at BJ’s Wholesale Club Inc., Blockbuster, Inc. and TravelClick, Inc. In 2020, MIT Sloan selected Mr. Mohammad as the recipient of the CIO Leadership Award, which recognizes CIOs who lead their organizations to deliver exemplary levels of business value through the innovative use of technology. Mr. Mohammad is a registered CPA and is National Association of Corporate Directors (NACD) Directorship CertifiedTM.
Skills and Qualifications: Mr. Mohammad’s experience overseeing the strategic use of technology at various companies throughout his career and his role in leading CarMax through a massive digital transformation in all areas of its business bring valuable insight to our Board as we navigate our own strategic initiatives. He has strong financial oversight experience and brings with him a wealth of financial expertise. Mr. Mohammad’s proven track record in strategic leadership, development of forward-thinking technology solutions and business transformation make him a valuable member of our Board.

James L. Muehlbauer
Age: 64
Board Member since April 2019
Chair of the Audit Committee
Mr. Muehlbauer previously served as a member of the Nominating and Governance Committee from 2019 to 2020 and the Compensation Committee from 2020 to 2023. Mr. Muehlbauer is a retired former executive officer of The Valspar Corporation, an American manufacturer of paint and coatings, where he served as the Executive Vice President, Chief Financial and Administrative Officer from 2013 to 2017. Prior to that role, Mr. Muehlbauer served as Executive Vice President and Chief Financial Officer of Best Buy Co., Inc. from 2007 to 2013.
Skills and Qualifications: Mr. Muehlbauer’s extensive finance, commercial and leadership experience with complex, multinational organizations provides him with background and experience in strategic planning, financial oversight, and large-scale business transformations. Mr. Muehlbauer’s knowledge and experience in broad strategic transitions and large-scale integration efforts are a valuable addition to our Board.

James C. Pappas
Age: 44
Board Member since September 2023
Nominating and Governance Committee Member
Compensation Committee Member
Mr. Pappas founded JCP Investment Management in Houston in June 2009 and is the Managing Member and owner of the firm. From 2007 until 2009, he was a private investor, in addition to consulting with several businesses. From 2005 until 2007, he worked in the Investment Banking/Leveraged Finance Division of Goldman Sachs, where he advised private equity groups and corporations on appropriate leveraged buyout, recapitalization and refinancing alternatives. Prior to that, he was an investment banker at Banc of America Securities, where he focused on consumer and retail investment banking. Mr. Pappas has served on the board of directors of Panera Brands Inc., which includes the fast casual concept Panera Bread, Einstein Bros. bagels and its regional brands and Caribou Coffee, since May 2025 and the board of directors of Red Robin Gourmet Burgers, Inc., a casual dining restaurant chain, since December 2024. He has been the chairman of the board of directors of Innovative Food Holdings, Inc., a direct-to-chef and restaurant specialty food platform, since 2023, and a director since 2020. Mr. Pappas served as a director of Tandy Leather Factory, Inc., a specialty retailer and wholesale distributor of leather and leather related products, from 2016 to January 2025. Mr. Pappas has previously served on the boards of several public companies, including food-related businesses such as Jamba, Inc., The Pantry, Inc., and Morgan’s Foods, Inc. He currently also serves as Secretary for the Endowment Advisory Board of the Annunciation Greek Orthodox Church in Houston and on the Methodist Hospital Gastro Division’s Advisory Board in Houston.
Skills and Qualifications: Mr. Pappas’s thorough understanding of restaurant and food businesses, in addition to his expertise in corporate finance and experience on several public company boards, make him a valuable addition to our Board.

Jack Stahl
Age: 72
Board Member since June 2019
Independent Chair
Nominating and Governance Committee Member
Mr. Stahl previously served as a member of the Compensation Committee from 2019 to 2020, Chair of the Compensation Committee from 2020 to 2021 and a member of the Audit Committee from 2021 to 2023. Mr. Stahl served as a member of the board of Catalent, Inc., a contract manufacturing and development company for drugs, biologics and consumer health products, from August 2014 to December 2024. Mr. Stahl previously served as President and Chief Executive Officer of Revlon Inc. (Revlon), a multinational cosmetics, skin care, fragrance and personal care company, from 2002 until his retirement in 2006. Prior to joining Revlon, Mr. Stahl served as President and Chief Operating Officer of The Coca-Cola Company (Coca-Cola) from 2000 to 2001 after previously serving in various management positions of increasing responsibility, including Chief Financial Officer, during a tenure with Coca-Cola which began in 1979. Additionally, he formerly served on the boards of Advantage Solutions LLC, Schering-Plough Corporation, Dr Pepper Snapple Group, Saks, Inc., Coty Inc. and Ahold Delhaize, and was chairman of the board of managers of New Avon LLC.
Skills and Qualifications: Mr. Stahl has extensive leadership and significant board experience. Mr. Stahl has a long-term record of profit and value driving performance in both stable and turnaround operating environments and significant experience with complex, large, and dynamic organizations. At Coca-Cola and Revlon, he gained significant skills and general management experience in building brands, maximizing customer relationships, and reducing costs, which bring valuable insight to the Board.
Majority Vote Standard for Election of Directors
Our Bylaws provide for a majority voting standard for the election of Directors in an uncontested election. If the number of nominees exceeds the number of Directors to be elected in an election (a contested election), Directors will be elected by a plurality standard. When the number of nominees does not exceed the number of Directors to be elected (an uncontested election), however, as is the case for this Annual Meeting, our Bylaws require each of the Directors to be elected by a majority of the votes cast (that is, the number of shares voted “for” a Director must exceed the number of shares voted “against” that Director). If a nominee who is serving as a Director is not elected at the Annual Meeting, under Delaware law the Director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any Director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The Director who offers to tender his or her resignation will not participate in the Board’s decision or the Nominating and Governance Committee’s deliberations (if the Director is a member of that Committee). All nominees for election as Directors at the Annual Meeting are currently serving on the Board.
Nomination of Directors
The Nominating and Governance Committee reviews the qualifications of every person recommended as a nominee to the Board, including potential nominees recommended by our third-party recruiting firm, to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Governance Committee has adopted standards by which it identifies nominees and determines if nominees are qualified to serve on the Board. Additionally, our Corporate Governance Principles expressly state that any initial list of candidates for a new Director appointment shall include individuals who contribute to an inclusive Board composition reflecting a wide range of backgrounds, experiences and identities. The Nominating and Governance Committee evaluates recommended nominees in accordance with the following criteria:
•Personal Characteristics. The Nominating and Governance Committee considers the personal characteristics of each nominee, including the nominee’s integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Governance Committee evaluates whether the nominee’s previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.
•Core Competencies. The Nominating and Governance Committee considers whether the nominee’s knowledge and experience would contribute to certain core competencies of the Board as a whole. The Nominating and Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, leadership development, industry knowledge, strategy and vision, and large-scale transformation, and it periodically reassesses the specific skill sets that are needed by the Board.
•Board Independence. The Nominating and Governance Committee considers whether the nominee would qualify as “independent” under SEC rules and the NYSE listing standards, as well as any other relationships or circumstances that could affect actual or perceived independence.
•Director Commitment. The Nominating and Governance Committee expects that each of our Directors will prepare for and actively participate in meetings of the Board and its Committees, provide advice and counsel to our Management, develop a broad knowledge of our business and industry and, with respect to an incumbent Director, substantially maintain the expertise that led the Nominating and Governance Committee to initially select the Director as a nominee. The Nominating and Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.
•Additional Considerations. Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. The Nominating and Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our businesses and add value to strategic plans and initiatives.
Following this evaluation, the Nominating and Governance Committee will ultimately make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to appoint the candidate to the Board.
Stockholder Director Recommendations and Proxy Access
Stockholder Director Recommendations
The Nominating and Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including determining whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To have a nominee considered by the Nominating and Governance Committee, a stockholder must follow the procedures in our Bylaws related to Director nominations described under “Other Matters—Stockholder Proposals for the Next Annual Meeting of Stockholders.” Written notice must be delivered or sent by first class U.S. mail addressed to Corporate Secretary, United Natural Foods, Inc., 15 Park Row West, Suite 302, Providence, Rhode Island 02903.
Proxy Access
We have also adopted a proxy access provision in our Bylaws that permits a stockholder, or a group of up to 20 stockholders, owning, continuously for at least three years, shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of Directors, to nominate and include in our proxy materials Director nominees, provided that the stockholder(s), the nominee(s) and the notice satisfy the requirements in our Bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the Directors then in office. Under our Bylaws, to be timely, notice of proxy access Director nominations must be received by our Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 120 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of the annual meeting is first made, whichever occurs first.
Communication with the Board of Directors
Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the Board may do so. All communications should be in written form and directed to our Corporate Secretary, United Natural Foods, Inc., 15 Park Row West, Suite 302, Providence, Rhode Island 02903, who will forward such communications to the appropriate party. All correspondence will be compiled and summarized by the Corporate Secretary and periodically submitted to the

Board, individual Directors or Management, as appropriate. The Corporate Secretary may also forward certain correspondence elsewhere within the Company for review by a subject matter expert and for a response, as appropriate. The Corporate Secretary will not forward communications received that are unrelated to the responsibilities of the Board, including mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or patently offensive or otherwise inappropriate material.

Director Compensation
The Board and the Compensation Committee review and determine compensation for our non-employee Directors, based in part on a review of the annual Director Compensation Survey prepared by the National Association of Corporate Directors and other reputable sources, as well as with the input from the Compensation Committee’s independent consultant, based on benchmarking of comparable peer company director compensation. The Compensation Committee and the Board believe that we should fairly compensate non-employee Directors for work required in a company of our size and scope and that our compensation program for non-employee Directors should be designed to drive long-term value creation for our stockholders. Our non-employee Director stock ownership guidelines, which are discussed in greater detail below, require our Directors to hold a substantial amount of our stock during their tenure as Directors, thereby directly aligning the interests of our non-employee Directors with those of our stockholders. Mr. Douglas, our CEO, does not receive separate compensation for service on our Board.
Non-Employee Director Compensation
The components of our non-employee Director compensation are annual cash retainers and awards of time-based restricted stock units (RSUs), which vest one year from the date of grant of the award. Each non-employee Director is also reimbursed for direct expenses (e.g. travel, hotel and meals) incurred in connection with his or her attendance at Board and Committee meetings.. In December 2024, the Compensation Committee, after reviewing certain benchmarking information and in consideration of when the Board last approved an increase, recommended, and the Board approved, an increase in the annual cash retainer for non-employee Directors of $5,000, and for the Independent Chair of $25,000, both of which were effective January 2025, and an increase in the annual equity grants of $5,000, effective in fiscal 2026. Accordingly, non-employee director compensation is as follows:
•Annual cash retainer of:
◦$110,000 for serving as a Director;
◦$150,000 for serving as Independent Chair;
◦$30,000 for serving as the Chair of the Audit Committee;
◦$20,000 for serving as Chair of the Compensation Committee; and
◦$20,000 for serving as Chair of the Nominating and Governance Committee.
•Annual equity grant of RSUs having a value, based on the stock price on the date of grant, of $175,000 for serving as a Director.
Director Compensation Table—Fiscal 2025
The following table summarizes compensation provided to each individual who served as a non-employee Director during fiscal 2025.
Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Lynn S. Blake	108,750	170,000	—	278,750
Gloria R. Boyland(4)	125,163	170,000	—	295,163
Denise M. Clark(5)	25,843	—	10,000	35,843
Daphne J. Dufresne	128,750	170,000	—	298,750
Michael S. Funk	108,750	170,000	—	278,750
James M. Loree	108,750	170,000		278,750
Shamim Mohammad	108,750	170,000	—	278,750
James L. Muehlbauer	138,750	170,000	—	308,750
James C. Pappas	108,750	170,000	—	278,750
Jack Stahl	252,500	170,000	—	422,500
(1)This column shows the amount of cash compensation earned in fiscal 2025 for service on the Board, its Committees and as Independent Chair.
(2)The amounts contained in this column represent the grant date fair value for the RSUs granted in fiscal 2025 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (ASC 718).

The grant date fair value for RSUs is calculated based on the closing price of our common stock on the NYSE on the date of grant. As of August 2, 2025, each non-employee Director held 6,486 unvested RSUs.
(3)The amount shown reflects a donation made by the Company in honor of Ms. Clark to a charitable organization of her choice in connection with her retirement from the Board.
(4)Ms. Boyland received a prorated payment for her role as Chair of the Nominating and Governance Committee beginning on December 6, 2024.
(5)Ms. Clark received a prorated payment for her service on the Board until December 17, 2024, and a prorated payment for her role as Chair of the Nominating and Governance Committee until December 5, 2024.
Stock Ownership Guidelines
All non-employee Directors are required to hold shares of our stock in an amount that is determined in accordance with the requirements of our stock ownership guidelines. The guidelines provide that each of our non-employee Directors must acquire and hold shares of our common stock valued at five times the annual cash retainer, not including supplemental retainers for Committee leadership. Our stock ownership guidelines require that each new non-employee Director is expected to comply with the policy by the end of the fifth year after he or she becomes a member of the Board and remain in compliance thereafter. Compliance with the guidelines is tested once per year for as long as the Director serves on the Board. Vested and unvested restricted stock and RSUs are included, and vested stock options and stock appreciation rights are excluded in calculating compliance. Pursuant to our stock ownership guidelines and Insider Trading Policy, Directors are not allowed to hedge their interests in the stock held. Given the sustained decline in our stock price for 18 months at the level specified in our stock ownership guidelines, the five-year accumulation period was reset for most Directors during fiscal 2025. As of August 2, 2025, each of our Directors was in compliance or on track to meet their target ownership within their five-year accumulation period.
Certain Relationships and Related Transactions
Review and Approval of Related Party Transactions
Pursuant to our Related Party Transaction Policy, the Nominating and Governance Committee reviews all transactions in which the Company or any of its subsidiaries is a participant if a “related party” will have a direct or indirect material interest and the amount involved or expected to be involved in any fiscal year exceeds $120,000. The transaction will not be approved unless, after a consideration of all relevant circumstances, the Nominating and Governance Committee determines that the transaction is in the best interests of the Company. The Nominating and Governance Committee reports any transaction that has been approved to the Audit Committee and the full Board. For purposes of this policy, “related parties” include our Directors, nominees for Director, executive officers, greater than 5% beneficial owners, any of their immediate family members (as defined in the policy, which includes additional family members beyond the SEC’s related person disclosure rules) or any entity in which they have a material interest. Among the factors that must be considered in making the determination of whether the transaction is appropriate are: the nature of the related party’s interest in the transaction; the material terms of the transaction, including whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party; the significance of the transaction to the related party and the Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interests of the Company; compliance with applicable law; and any other factors deemed appropriate by the Nominating and Governance Committee. As required under SEC regulations, transactions involving amounts in excess of $120,000 in which we are a participant and as to which a related person has a direct or indirect material interest, if any, would be disclosed in this proxy statement.
Each of our executive officers and Directors is required to complete and deliver to us an initial and then annual questionnaire that includes, among other things, a request for information relating to any transactions in which (i) any executive officer, Director, Director nominee, beneficial owner or any of their respective immediate family members or affiliates, on the one hand, and (ii) the Company or any of its subsidiaries, on the other hand, participates. We review the responses to these questionnaires as part of our process for determining whether disclosure is required to be made under the SEC’s related person disclosure rules.
In August 2025, the Company appointed David Best as President and Chief Executive Officer, Retail. Prior to his appointment, Mr. Best served as President and Chief Operating Officer of Coborn’s, Inc. until May 2025. In the ordinary course of business, the Company sold grocery products to Coborn’s, Inc. and its subsidiaries. In fiscal 2025, the Company had cash receipts and receivables from Coborn’s, Inc. and its subsidiaries in an amount of approximately $104 million. While the transactions occurred prior to Mr. Best’s appointment to UNFI, the Nominating and Governance Committee reviewed and ratified this transaction in accordance with the Related Party Transaction Policy.

Executive Officers of the Company
Our executive officers are elected on an annual basis and serve at the discretion of our Board. Our executive officers and their ages as of October 22, 2025 are listed below:

Name	Age	Position
J. Alexander (Sandy) Miller Douglas	64	Chief Executive Officer
Matteo Tarditi	52	President and Chief Financial Officer
Danielle Benedict	53	Chief Human Resources Officer
David Best	47	President and Chief Executive Officer, Retail
Mark Bushway	57	President of Natural, Organic, Specialty and Fresh Products and Chief Supply Chain Officer
Matthew Echols	53	Chief Corporate Affairs Officer
Mahrukh Hussain	53	General Counsel and Corporate Secretary
Louis Martin	55	President of Conventional Grocery Products and Chief Commercial Officer
We have included below information concerning the business experience and qualifications of each of our executive officers, except Mr. Douglas whose business experience and qualifications are described above in the section “Proposal 1—Election of Directors.”
Matteo Tarditi has served as our President and Chief Financial Officer since April 2024. Prior to joining UNFI, Mr. Tarditi spent 26 years at GE, serving as CFO for seven business units, including Renewable Energy and Energy Connections, as well as large divisions of the Power, Oil & Gas, Aerospace and Healthcare businesses. His deep financial expertise and knowledge of these businesses enabled him to successfully drive operational excellence, efficiency and increased productivity in complex transformations and M&A integrations. A certified Lean Six Sigma Black Belt, he also led the development and implementation of processes that have increased forecast accuracy, accountability, and continuous improvement. Mr. Tarditi holds a Master of Science degree in Finance and Business Administration from Universita Bocconi in Milan, Italy.
Danielle Benedict was appointed as our Chief Human Resource Officer in September 2017. Ms. Benedict previously served as our Senior Vice President, Human Resources from May 2016 to September 2017 and as our National Vice President, Human Resources from August 2014 to May 2016 and Director, Compensation & Benefits from April 2013 to August 2014. Prior to joining us, Ms. Benedict was Vice President, Human Resources & Leadership Development at Clean Harbors Environmental Services from 2007 to 2013. She began her career with Dunkin Brands, Inc. in 1999. Since September 2022, Ms. Benedict serves on the board of The Food Project, a non-profit organization. Ms. Benedict holds a bachelor’s degree in management from Emmanuel College.
David Best was appointed as our President and Chief Executive Officer, Retail in August 2025. Prior to joining UNFI, Mr. Best served as Chief Executive Officer of Lakeshirts, a retail apparel company, from July to August 2025. He previously served as President, Chief Operating Officer and director of Coborn’s Inc., a grocery retailer based in St. Cloud, Minnesota, from August 2023 to May 2025. Prior to Coborn’s, he spent four years as Senior Vice President of Omnichannel and Strategic Capabilities for General Mills, where his expertise spanned areas including category management, retail media, digital shelf, shopper marketing, shopper insights, and analytics. Mr. Best also has 19 years of experience from Target Corporation, where he held various leadership roles across merchandising, supply chain and business development. Mr. Best holds a bachelor’s degree from Carleton College, as well as an MBA from Duke University’s Fuqua School of Business.
Mark Bushway was appointed our President of Natural, Organic, Specialty & Fresh Products and UNFI Chief Supply Chain Officer in January 2025. Mr. Bushway previously served as our Chief Supply Chain Officer since December 2021 and our Region President of the Atlantic Region since August 2018. Mr. Bushway previously served as our Region Vice President of Operations, from November 2010 to August 2018. Mr. Bushway also has served as our National Director of Real Estate & Construction (November 2008 to November 2010); Operations Project Manager (2006 to 2008); and General Manager in our Chesterfield Distribution Center (2003 to 2006). Prior to joining us, Mr. Bushway served as Regional Project Manager for C&S Wholesale Grocers from 2000 until 2003 as well as holding various other leadership positions in his time at C&S, which began in 1989.
Matthew Echols has served as our Chief Corporate Affairs Officer since March 2022. Prior to joining us, Mr. Echols served as Global Vice President for Public Affairs, Communications and Sustainability at The Coca-Cola Company. Mr. Echols held several positions during his 24 years at Coca-Cola including Senior Vice President of Public Affairs, Communications and Sustainability for North America from 2015 to 2019, and from 2019 to 2021, a similar role in Asia Pacific based in Singapore. Before joining Coca-Cola, Mr. Echols worked on Capitol Hill for several members of the U.S. Congress. He holds a master’s degree in marketing communications from Johns Hopkins University’s Carey Business School, where he currently serves on the Dean’s Advisory Board, and a bachelor’s degree from the University of West Georgia.
Mahrukh Hussain has served as our General Counsel and Corporate Secretary since May 2022. Prior to joining us, Ms. Hussain served as Senior Vice President, Chief Commercial and Privacy Officer for McDonald’s Corporation since January 2022. During her tenure with McDonald’s, Ms. Hussain held a range of legal positions with increasing responsibility. She served as Corporate Vice President, Associate General Counsel and Assistant Secretary from April 2021 to January 2022 and the Interim Global General Counsel and Corporate Secretary from October 2020 until April 2021. From July 2013 through October 2020, Ms. Hussain served as McDonald’s U.S. General Counsel; from May 2011 through May 2013 she served as the Europe General Counsel; from February 2009 through May 2011 she served as the Central Division General Counsel; and from December 2000 through February 2009 she served as Managing Counsel/Senior Counsel/Counsel U.S. Real Estate Practice Groups. Prior to working with McDonald’s, she was an associate at the law firm of Schwartz, Cooper, Greenberger, and Krauss and served one year as a judicial clerk for Justice Rita Garman. Ms. Hussain holds a bachelor’s degree in political science from the University of Chicago and a J.D. from the University of Illinois at Urbana-Champaign.
Louis Martin was appointed as our President of Conventional Grocery Products and Chief Commercial Officer in January 2025. Mr. Martin previously served as our President of Wholesale since March 2023 and as our Chief Strategy and Transformation Officer since March 2022. Prior to joining us, Mr. Martin served as President of the Global Walmart Customer Team at The Coca-Cola Company since April 2016. Mr. Martin held several positions during his 15 years at Coca-Cola including Senior Vice President of System Evolution for Coca-Cola North America. Prior to working with Coca-Cola, Mr. Martin was with McKinsey & Company and previously with E.D. & F. Man, a British Sugar Trade House. He holds a bachelor’s degree in English from Princeton University and an MBA in finance and management from the Stern School of Business at New York University.

A Letter from Our Compensation Committee Chair
Dear Fellow Stockholders,
I am honored to serve as the Chair of the Compensation Committee. Our objective is to develop and maintain a total compensation program that attracts executive talent with the skills and experience necessary to drive successful execution of our refreshed strategy; motivates and rewards those individuals fairly over time for performance that enhances stockholder value; and retains those individuals who continue to perform at or above the levels necessary to drive our success.
In advance of making compensation decisions for fiscal 2025, we conducted a top-to-bottom review of our executive compensation program following the significant reconstitution of the Committee during the prior year. The newly comprised Committee, with the support of our independent compensation consultant, reviewed our executive compensation program with a fresh look to ensure our long-standing compensation goals aligned with our current strategy.
Following this review, we found our program to be well-aligned with our peers and designed to reward performance without encouraging excessive risk taking. After this review and discussions with investors during our off-season engagement and to align with our new multi-year strategy, we made the following changes:

•We added Free Cash Flow as a metric to our annual incentive plan and our long-term incentive plan (LTIP), replacing Net Sales and adjusted ROIC, respectively.
◦The Committee determined that this change better aligned our compensation program with the key drivers of our refreshed strategy, which includes a focus on efficiency and driving Free Cash Flow generation. We heard from stockholders they preferred strong alignment between performance metrics and company strategy.
•We moved to three-year cumulative targets for metrics under our LTIP (Core Adjusted EPS and Free Cash Flow) from three annual pre-set targets (adjusted EPS) and year three ending balance (ROIC in prior years). We heard from stockholders that they preferred this approach, and the Committee believes the changes helps reinforce the long-term focus of the plan.
•We capped payouts under the LTIP at 200% after taking into account the impact of the 10% Relative TSR modifier, which previously could have resulted in payouts of up to 220%. We took this action to further our prudent grant practices in response to feedback regarding dilution.

In addition, we made several other enhancements in our executive compensation programs in recent years, as discussed in “Compensation Discussion and Analysis—Say on Pay Vote and Investor Engagement—Other Actions Responsive to Stockholder Feedback in Recent Years” above.
We have received high approval rates for our executive compensation program with respect to our annual Say-on-Pay vote in recent years and equity compensation is an important component of that program. However, we also understand that the dilution and burn rate under our Equity Incentive Plan continues to be a focus area for our stockholders. We have taken many actions to respond to this feedback, as described in more detail in ”Proposal 4 – Approval of the Fifth Amended and Restated 2020 Equity Incentive Plan”. This includes granting cash-settled awards to participants below the senior leadership level last year, which improved fiscal 2025 burn rate by 1.5%. As our share price has increased, and because we believe that the long-term nature of share-settled awards is most aligned with stockholder interests, we do expect to return to share-settled awards for all participants this year.
We believe our executive compensation program is appropriate and effective in aligning the interests of our executives with those of our stockholders. Our program drives urgency with respect to delivering significant value against key strategic metrics and alignment of compensation incentives, including both short- and long-term awards, as well as cash and non-cash awards, to measurable pre-established corporate performance metrics. We look forward to continued opportunities to connect with our stockholders and thank you for your continued support of United Natural Foods, Inc.

Sincerely,

Daphne Dufresne
Chair of the Compensation Committee

Executive Compensation
Compensation Discussion and Analysis
Overview
In this section, we describe the principles, policies and practices that form the basis for our executive compensation program and how they were applied to our Named Executive Officers (NEOs) in fiscal 2025, as well as any changes we have made for fiscal 2026. For purposes of this Compensation Discussion and Analysis, the following individuals were our NEOs for fiscal 2025:
•Chief Executive Officer (J. Alexander (Sandy) Miller Douglas);
•President and Chief Financial Officer (Matteo Tarditi);
•Chief Human Resources Officer (Danielle Benedict);
•President of Natural, Organic, Specialty and Fresh Products and Chief Supply Chain Officer (Mark Bushway);
•President of Conventional Grocery Products and Chief Commercial Officer (Louis Martin); and
•Former President and Chief Executive Officer, Retail (Andre Persaud; separated July 25, 2025).
Our compensation policies and programs are designed to support the achievement of our strategic business plans by motivating, retaining and attracting exceptional talent to develop and execute our key objectives. Our ability to compete effectively in the marketplace depends on the knowledge, capabilities and integrity of our leaders. Our compensation programs help create a high-performance, outcome-driven and principled culture by holding leaders accountable for delivering results, developing our employees and exemplifying our core values. In addition, we believe our compensation policies and programs for leaders and employees are appropriately balanced and incentivize the achievement of short- and long-term results, and therefore drive behavior that is aligned with our overall objectives of delivering long-term growth and stockholder value for the Company.
Business and Performance Highlights
UNFI is a leading distributor of grocery and non-food products, and support services provider to retailers in the United States and Canada. We believe we are uniquely positioned to provide the broadest array of products and services to customers throughout North America. Our diversified customer base includes over 30,000 customer locations ranging from some of the largest grocers in the country to smaller retailers. We are a coast-to-coast distributor with customers in all 50 states as well as all ten provinces in Canada, making us a desirable partner for retailers and consumer product manufacturers. We believe our total product assortment and service offerings are unmatched by our wholesale competitors. We plan to continue to pursue new business opportunities with independent retailers that operate diverse formats, regional and national chains, as well as international customers with wide-ranging needs.
During fiscal 2025, we began executing against the strategy we introduced in October 2024, which seeks to add value to our customers and suppliers through our portfolio of products, services, programs and insights while improving our effectiveness, efficiency and cash flow. To accomplish the latter, we are focused on controllable variables in four key areas: intensifying and expanding our network optimization; reducing annual capital spending; optimizing our cost structure; and reducing our net working capital position. We also continue to focus on being good stewards of the planet and issued our 14th Impact Report in January 2025, highlighting our sustainability and impact progress for fiscal 2024.

Key Business Highlights from Fiscal 2025

•Finished fiscal 2025 at or above initial outlook for Net Sales, Adjusted EBITDA and Free Cash Flow, driven by solid customer performance, operational execution and lean management.
•Executed well against year one of the refreshed multi-year strategy announced in October 2024.
•Net Sales of approximately $32 billion; up 4.6% on a comparable 52-week basis.
•Adjusted EBITDA of $552 million; up 8.7% on a comparable 52-week basis. (See Annex B for reconciliation of Adjusted EBITDA to the most comparable GAAP metric).
•Efficient use of cash that allowed for $230 million of debt reduction from fiscal 2024; net leverage down 0.7x year over year with total debt at $1.86 billion as of August 2, 2025.

Sales[1]
(millions)
$30,272
$30,980
$31,784
FY23
FY24
FY25

Adj. EBITDA[2]
(millions)
$640
$518
$552
FY23
FY24
FY25

(1)Fiscal 2024 was a 53-week year; sales includes $582 million from the extra week.
(2)Fiscal 2024 was a 53-week year; Adjusted EBITDA includes $10 million from the extra week.
Key Compensation Highlights from Fiscal 2025
Below are specific pay highlights that are explained in more detail throughout the Compensation Discussion and Analysis.

•Earned nearly 94% support from our stockholders for our Say-on-Pay vote in December 2024.
•Added Free Cash Flow as a metric to the short- and long-term incentive plans in fiscal 2025. This key metric influences our ability to invest for future growth, pay down debt and drive operational excellence. Our plans remain diversified as Free Cash Flow is balanced by the use of additional metrics in each plan.
•Received consistent positive feedback on our compensation program from our stockholder engagement sessions.
•Reinforced pay for performance philosophy and an emphasis on debt reduction, with above target performance and short-term incentive payouts at ~121% for fiscal 2025, based on performance against Adjusted EBITDA and Free Cash Flow goals.
•Fiscal 2023-2025 performance share units (PSUs) paid out at 45% of target, reflecting strong pay for performance alignment; only one of two metrics achieved payout against robust targets, and the Relative TSR modifier resulted in a 10% payout reduction.
•Modest merit increases for certain executives for fiscal 2025.
•Updated peer group to remove Rite Aid and CDW and add Tyson Foods; currently consists of 17 companies that the Compensation Committee believes adds statistical reliability and reduced volatility year-to-year when informing executive pay.
•Target pay mix continues to be weighted heavily in variable and at-risk pay (88% CEO and 75% for average NEOs).
•No discretionary adjustments to recently separated executives; payouts based on terms of agreements.

Say-on-Pay Vote, Investor Engagement and Responsive Action
Our annual Say-on-Pay vote is one opportunity to understand stockholder perspectives regarding our executive compensation program. At our annual meeting of stockholders in December 2024, we submitted a proposal to our stockholders to approve, on an advisory basis, our executive compensation for our NEOs. Approximately 94% of our stockholders voted for that proposal, which we believe reflects the strength of our program and our consistent responsiveness to the feedback we heard through stockholder engagement.

93.9% Voted in favor of our Executive Compensation Program at our December 2024 Annual Meeting of Stockholders

In fiscal 2025, we conducted our eighth annual stockholder outreach program. We offered engagement calls to holders of approximately 80% of our outstanding common stock and met with investors holding approximately 48% of our outstanding common stock over the summer. In addition to discussing our Say-on-Pay results and our executive compensation program generally, we discussed our multi-year strategic plan, our corporate governance practices, our commitments to human capital management and our progress on our sustainability and impact programs. See “Corporate Governance—Stockholder Engagement” for discussions of governance actions we took in response to these conversations.
In response to stockholder feedback, we made several changes to our executive compensation programs in recent years. Overall, the investors we met with during fiscal 2025 viewed the changes to our compensation and governance programs and practices positively, which we believe is reflected in our 93.9% favorable Say-on-Pay vote results at our last annual meeting. We believe this result was driven by our demonstrated responsiveness to stockholder feedback on our program and practices, which includes the following changes:

WHAT WE HEARD		WHAT WE DID
Preference for performance-based, at-risk compensation	→
Equity grants are more heavily weighted to performance at 60% performance-based restricted stock units (PSUs) and 40% time-based restricted stock units (RSUs) (compared to 50/50 equal weightings in prior years).

Continued alignment of short-term incentive (STI) and long-term incentive (LTI) plan metrics with key strategic priorities	→	Replaced the Net Sales metric in the STI plan for fiscal 2025 with Free Cash Flow, which is aligned with our multi-year strategy and helps improve our overall balance sheet. The plan is still based in part on Adjusted EBITDA.
	→	Replaced the adjusted ROIC metric in the LTI plan for fiscal 2025 with Free Cash Flow weighted at 40% and reweighted Core Adjusted EPS at 60%.

Preference for cumulative 3-year targets in our LTI plan	→
Changed our target setting process for both metrics in our LTI plan to be measured on a 3-year cumulative basis, rather than three pre-set annual targets, and put a cap of 200% on our PSU program, inclusive of any Relative TSR modifier that may be incorporated.

WHAT WE HEARD		WHAT WE DID
Consideration of the dilutive impact of equity awards	→
We are mindful of the effect of benchmark-level grants and our comparatively low number of outstanding shares on the dilutive impact of our equity awards. See Proposal 4 for more information on actions we have taken to address dilution.

	→	In fiscal 2025, we granted share-settled RSUs to only senior level employees and above. The remaining equity eligible population received cash-settled RSUs, conserving approximately 900,000 shares and reducing our burn rate by approximately 1.5%.
→
We have maintained disciplined grant practices reflective of market practices. See “Executive Compensation Tables—Securities Authorized for Issuance under our Equity Compensation Plans” for more information.

	→	In September 2022, our Board approved a share buyback program which provides an opportunity to help offset dilution; approximately 1.9 million shares have been repurchased to date.

Disfavor special severance arrangements with departing executive officers	→
Beginning in fiscal 2026, upon expiration of existing severance agreements, our executives are subject to an executive severance plan and other policies and programs that specify the benefits payable to executive officers upon a separation of employment, the terms of which have been fully disclosed to our stockholders.

	→	No discretionary payments were made to recently departed officers.
Other Actions Responsive to Stockholder Feedback in Recent Years
We regularly review our compensation program to align with best practices and to confirm that our program supports our pay for performance philosophy. We have a history of listening and responding to feedback from our stockholders, and we intend to continue our stockholder outreach activities to understand investor perspectives and incorporate that direct input into our program. Please see the “Executive Compensation Program Highlights” section below for examples we have implemented in recent years.
Executive Compensation Program Philosophy

Our executive compensation program is designed to:	✓	Attract and retain individuals with the skills to develop and execute our strategy and advance the culture necessary for us to achieve long-term growth;
	✓	Maintain a strong pay for performance work environment;
	✓	Motivate our executives and align their interests with those of our stockholders by delivering more at-risk pay for senior executives;
	✓	Reward our executives fairly over time for performance that enhances stockholder value;
	✓	Emphasize consistent and sustainable bottom-line growth, efficient use of cash and a focus on debt reduction; and
	✓	Avoid incentives encouraging excessive risk taking.
Our executive compensation program is also designed to reinforce a sense of ownership in the Company and overall entrepreneurial spirit. The program links rewards, including both short- and long-term awards, as well as cash and non-cash awards, to measurable corporate performance metrics established by the Compensation Committee that are designed to incentivize actions to execute and achieve the objectives of our long-term strategy.
The program measures achievement of corporate financial goals. These goals support our short- and long-term business strategies and are aligned with the interests of our stockholders. By aligning all executives to corporate financial goals, we encourage a shared focus and collaborative work toward strong, long-term operating performance. In addition, our executive compensation program is designed to balance our growth strategies with a managed approach to risk tolerance. Our compensation programs provide assurances of stability and a focus on the long term, upon a solid foundation that requires personal accountability, integrity and compliance.

Executive Compensation Program Highlights
Our executive compensation program is designed to align our executive compensation with long-term stockholder interests and incorporates the following best practices, many of which were implemented in direct response to stockholder feedback:

WHAT WE DO
✓	Our NEO pay is aligned with financial performance, with variable, performance-based pay constituting 88% (CEO) and 75% (Avg. NEOs) compensation at target in fiscal 2025.
✓	We grant incentive compensation based on rigorous performance conditions and peer group comparisons.
✓	Performance-based incentive awards are tied 100% to pre-established financial goals and long-term strategy; any adjustments to performance targets and conditions impacting payouts are considered by the Compensation Committee in accordance with pre-established guidelines.
✓	Our Compensation Committee engages an independent compensation consultant to advise on our compensation program.
✓
Our change in control severance benefits are double-trigger and provide for market multiples of 2 to 2.5 (CEO only) and cover only executive officers and small groups of officers under pre-existing agreements.

✓
Severance agreements for executives other than CEO are limited to 1x multiple of base and bonus and cover only executive officers and a small group of officers under pre-existing agreements in exchange for restrictive covenants; moving to executive severance plan for executive officers starting in fiscal 2026.

✓	Enhanced disclosures of compensation program and pay for performance objectives, including the “why” for each component of compensation.
✓	In addition to the NYSE-mandated executive clawback policy, we have a policy for recoupment of performance-based compensation. Our executive officers and other senior officers are subject to our clawback policies, which permit the Board to require forfeiture of both performance-based and time-based incentive compensation in the event of misconduct causing reputational harm or a financial restatement.
✓	We have robust stock ownership guidelines for NEOs and certain other officers.
✓	LTI awards aligned to market; one-year minimum vesting period and better defined death, disability and retirement treatment to create a uniform approach for equity participants.
✓	We require employment and post-employment covenants (including non-compete, non-solicitation and assignment of intellectual property) for executive officers and all equity and bonus participants, unless prohibited by law.

WHAT WE DON’T DO
✗	No employment agreements with any executive officers (including CEO).
✗	No uncapped incentive opportunities.
✗	No change in control agreements are expected to be extended beyond executive officers and the existing group.
✗	No excessive executive-level severance benefits.
✗	No tax gross-ups of severance or change in control payments.
✗	No hedging or short sales of our stock and no pledging by certain employees, including executive officers.
✗	No excessive perquisites.
✗	No supplemental retirement benefits.
✗	No guaranteed bonuses.
✗	No incentives that motivate excessive risk-taking.
How We Make Decisions Regarding Executive Pay
The Compensation Committee, Management and the Compensation Committee’s independent compensation consultant, FW Cook, each play a role in designing our executive compensation program and determining performance levels and associated payouts. We also look at market data and take into consideration stockholder views about executive compensation expressed in our stockholder engagement process, as described above.
Role of the Compensation Committee
The Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program and its adherence to our compensation philosophy. The Compensation Committee approves the performance thresholds and the financial and strategic performance metrics applicable to executive officers under our annual cash incentive plan as described in “Components of Our Executive Compensation Program for Fiscal 2025—Performance-Based Annual Cash Incentive Compensation” and sets performance metrics applicable to the performance-based component of our long-term equity incentive plan as described in “Components of Our Executive Compensation Program for Fiscal 2025—Long-Term Equity-Based Incentive Program.” The Compensation Committee is responsible for approving our employment policies and agreements impacting executive officers. The Compensation Committee also evaluates actual performance against the established goals and determines appropriate levels of compensation for our executive officers. The Compensation Committee makes all decisions with respect to, and approves, compensation for our executive officers, including base salary, annual cash incentive, long-term equity incentive and benefits, except that the compensation of our CEO is further reviewed and approved by the independent members of our Board.
As part of the compensation approval process for our executive officers, the Compensation Committee considers the views and recommendations of Management, particularly our CEO. For our CEO, we have established an annual performance evaluation process, which includes a self-assessment by the CEO and a formal performance assessment by the full Board consisting of both quantitative and qualitative assessments, which is reviewed by the Nominating and Governance Committee, and considered by the Compensation Committee and the Board in setting the CEO’s annual compensation. In setting the nature, type and level of compensation for all of our executive officers, the Compensation Committee considers the recommendation of its independent compensation consultant as described in greater detail below.
Role of Management
Our CEO and CHRO provide the Compensation Committee with an assessment of our corporate performance, market pay practices and the performance of our executive officers and make recommendations for the compensation of our other executive officers based on this assessment, including recommendations for pay mix and the nature of performance metrics that best support our business objectives. Additionally, our CEO, CHRO and CFO discuss with the Compensation Committee Management’s internal projections with respect to a variety of performance metrics and operational goals for future fiscal years on which performance-based compensation will be based. The GC advises on the foregoing matters and provides guidance on governance principles and practices, investor perspectives and regulatory trends and analyses in the context of executive compensation determinations.
No executive officer makes any decision on any element of his or her own compensation, and our CEO does not participate in deliberations regarding his compensation, which is recommended by the Compensation Committee to the full Board and considered and determined by the independent members of the Board in conjunction with the CEO’s performance evaluation in executive session.
Role of Independent Compensation Consultant
The Compensation Committee selected and directly retained FW Cook to provide independent, third-party advice and expertise on all aspects of executive compensation and related corporate governance matters, including input on our executive compensation program for fiscal 2025. FW Cook provided guidance related to our incentive plan design, reviewed our Compensation Discussion and Analysis and associated disclosures and summarized and provided perspectives on market developments related to executive compensation, including regulatory requirements and related disclosures. FW Cook only provides services to the Compensation Committee. It does not provide any services to Management. The Compensation Committee assessed the independence of FW Cook pursuant to SEC and NYSE rules, as described below, and concluded that no conflict of interest exists that would prevent FW Cook from serving as an independent consultant to the Compensation Committee.
As mentioned above, the Compensation Committee analyzed whether the work of FW Cook as its compensation consultant raises any conflict of interest. The Compensation Committee determined that the work of FW Cook and the individual compensation advisors employed by FW Cook as compensation consultant to the Compensation Committee does not create any conflict of interest. The Compensation Committee will continue to monitor the independence of its compensation consultant on an annual basis. The Compensation Committee also annually evaluates the independence, performance, scope of work and fees, and other key elements of this relationship under a pre-approval policy pursuant to which fees are ultimately approved. In the future, the Compensation Committee may retain other similar consultants.
Compensation Risk Assessment
Our Compensation Committee charter requires the Compensation Committee to assess, on an annual basis, whether the Company’s compensation policies and practices encourage the Company’s executive officers or other employees to take unnecessary and excessive risks that could threaten the value of the Company. The Compensation Committee believes that our compensation policies do not encourage the taking of unnecessary and excessive risks. Our compensation and governance practices are designed to align the interests of our executive officers with the interests of stockholders and the achievement of the Company’s strategic objectives. For example:
•A substantial portion of our executive officers’ compensation is “at-risk,” including compensation paid in the form of common stock;
•Total executive officer compensation is substantially weighted to long-term equity, 60% of which is performance-based and tied to long-term, strategic performance targets;

•The short-term bonus program has established two performance metrics (Adjusted EBITDA and Free Cash Flow for fiscal 2025), which reduces risk and supports our long-term strategy with a focus on bottom-line growth and efficient use of cash and debt reduction;
•We set a maximum level of compensation; there is no uncapped compensation for our executive officers in any element of executive compensation;
•Our executive officers are required to maintain certain levels of stock ownership, which are tested each year based on the then-current price of our common stock;
•Our executive officers are prohibited from hedging and pledging shares of Company common stock;
•The Compensation Committee periodically reviews and oversees key inclusion and well-being initiatives and Human Resources policies and practices, including those related to overall organizational engagement and business performance and the relationship of such performance to executive officer compensation, including as relating to recruiting, learning and talent development programs; and
•All performance-based compensation is subject to our robust recoupment policy, in addition to our NYSE-mandated executive clawback policy. In the event of a restatement of the Company’s financial statements or a material inaccuracy in the performance metrics used to measure performance-based compensation, such performance-based compensation is subject to recoupment. Additionally, both time-based and performance-based incentive compensation may be forfeited in the case of misconduct in violation of law or Company policy, including through failure of an executive officer’s oversight responsibilities, that results in material financial or reputational harm to the Company.
Competitive Marketplace Assessment
In making compensation decisions, the Compensation Committee periodically, generally annually in September, reviews all elements of total compensation for our executive officers compared to those in similar positions with substantially similar responsibilities at “peer” organizations, i.e., those organizations with similar characteristics to our Company generally (Comparator Group). However, the breadth and depth of our executives’ responsibilities are not always fully comparable to those of our peers. Due to the nature of our business, there are ongoing challenges in developing an appropriate mix of companies to include in our Comparator Group, including that few of our direct peers are publicly traded, the complex nature of our business, in particular as it relates to our margin profile, and the structure of our Management team and their responsibilities. In developing our Comparator Group, we consider companies with the following characteristics, including those we would consider recruiting talent from:
•Size and scale of operations (e.g., revenues, market capitalization, EBITDA margin);
•Companies in wholesale/distribution industry;
•Various business characteristics (e.g., U.S. securities exchange listings, high volume/low margin); and
•Other characteristics (e.g., M&A activity, proxy advisory peers, peers of peers, reverse peers).
For fiscal 2025, FW Cook recommended that we remove Rite Aid (bankruptcy) and CDW (high market capitalization, dissimilar margins) and add Tyson Foods (similar operations and margin profile as UNFI) to our peer group.
In setting compensation for our NEOs for fiscal 2025, the Compensation Committee also considered Willis Towers Watson Retail/Wholesale survey data for companies in the retail/wholesale distribution sector with revenues comparable to ours, in addition to the companies in the table below, that constitute our Comparator Group. The Compensation Committee believes this group of companies, together with consideration of the industry survey data referenced above, provides a meaningful perspective of current pay practices and levels, as well as overall compensation trends. There were no changes made for fiscal 2026.

Food- and Distribution-Related Companies of Comparable Size
Company	GICS Sub-Industry	Revenue ($ in millions)	Market Value ($ in millions)
Arrow Electronics	Technology Distributors	28,500	6,506
Avnet	Technology Distributors	22,201	4,555
BJ’s Wholesale	Consumer Staples Merchandise Retail	20,912	12,870
C.H. Robinson	Air Freight and Logistics	17,013	15,198
Genuine Parts	Distributors	23,771	19,380
Henry Schein	Health Care Distributors	12,773	8,438
Insight Enterprises	Technology Distributors	8,356	4,096
Owens & Minor	Health Care Distributors	10,758	378

Food- and Distribution-Related Companies of Comparable Size
Company	GICS Sub-Industry	Revenue ($ in millions)	Market Value ($ in millions)
Performance Food Group	Food Distributors	59,899	15,871
Pilgrim’s Pride	Packaged Foods and Meats	18,177	10,559
SpartanNash	Food Distributors	9,693	907
Sysco	Food Distributors	81,370	38,482
TD SYNNEX	Technology Distributors	60,007	12,211
Tyson Foods	Packaged Foods and Meats	54,146	20,201
The Andersons	Food Distributors	11,539	1,389
US Foods	Food Distributors	38,652	17,473
WESCO International	Trading Companies and Distributors	22,232	10,698
Summary Statistics (n=17)
75th Percentile		38,652	15,871
Median		22,201	10,698
25th Percentile		12,773	4,555
United Natural Foods, Inc.	Food Distributors	31,784	1,713
Percentile Rank		71P	13P
Source: S&P Capital IQ. Peer Total Revenue = trailing 12 months; Market Value as of August 29, 2025.
The Compensation Committee considers a variety of factors when making decisions regarding the recruitment, retention and motivation of our executives. These factors, as they relate to setting target executive compensation opportunities, primarily include:

Based on this information and the input from FW Cook, the Compensation Committee members analyze each NEO’s target total direct compensation and set it at a level that is reasonable, competitive and appropriately balances the objectives of our compensation program.

Components of Our Executive Compensation Program for Fiscal 2025
Our executive compensation philosophy is reflected in the principal elements of our executive compensation program. The three key components of our executive compensation program in fiscal 2025 and how each component supports our compensation philosophy and shareholder value creation are set forth in the table below.

Component			Link to Compensation Philosophy & Shareholder Value
Near / Short-Term Incentive	Fixed	Base Salary	Provides a competitive level of fixed compensation aligned with roles, responsibilities and individual performance to attract and retain top talent.
	At-Risk/Performance-Based	Annual Incentive Plan	At-risk, variable pay to motivate our executives to achieve short-term (annual) business objectives within appropriate risk parameters.
Long-Term Incentive		PSUs	At-risk, variable pay that motivates our executives to focus on multi-year operational performance and increasing stockholder value that includes a 3-year relative TSR modifier. PSU awards provide a significant stake in the long-term financial success of UNFI that is aligned with shareholder interests and also acts as a long-term retention tool.
		RSUs	At-risk competitive pay that assists in attracting and retaining top talent.
UNFI offers a 401(k) and benefit plans that are generally available to all employees and minimal perquisites that provide competitive benefits and aid in attracting and retaining top talent.
Pay Mix
When setting or recommending target total compensation for fiscal 2025 for the NEOs, the Compensation Committee determined that total target compensation should be weighted toward variable, at-risk pay and a significant percentage should consist of equity-based compensation. We believe this approach appropriately aligns executive compensation with financial results and provides a balance between managing risk and incentivizing our Management team to create short- and long-term stockholder value by achieving pre-established financial performance objectives directly tied to achievement of our strategic priorities. The Compensation Committee determined that a separate pay structure for our CEO is necessary to deliver competitive pay while even more heavily weighting at-risk incentives. The charts below illustrate the mix of pay elements for fiscal 2025 at target for our CEO (88% at-risk pay) and the average for our other NEOs (75% at-risk pay), excluding Mr. Persaud, who was not serving as an executive officer at the end of fiscal 2025.
Base Salary
In determining base salaries for fiscal 2025, the Compensation Committee considered data from the Willis Towers Watson Retail/Wholesale survey, proxy statement data from the Comparator Group and other individual factors described above. Base salaries were generally targeted at the median of the applicable data sources. Mr. Douglas’s salary was set in fiscal 2022 upon his hiring and was aligned with market midpoint for the Comparator Group. He did not receive any increases to his base salary from his hire date through fiscal 2025. Ms. Benedict and Mr. Martin each received a modest salary increase in fiscal 2025 after there were no salary increases awarded in fiscal 2024. Mr. Bushway’s salary increase includes an increase upon his promotion to his current executive role in January 2025. Mr. Tarditi was not eligible for a pay increase given his start date in fiscal 2024.
Set forth below are the fiscal 2024 and fiscal 2025 base salaries for the NEOs and the percentage change between periods.

Named Executive Officer	Fiscal 2024 Base Salary(1)	Fiscal 2025 Base Salary (2)	Percentage Change
Sandy Douglas	$1,050,000	$1,050,000	—%
Matteo Tarditi	$800,000	$800,000	—%
Danielle Benedict	$538,745	$571,070	6%
Mark Bushway(3)	$556,500	$600,000	8%
Louis Martin	$675,000	$702,000	4%
Andre Persaud	$545,000	$545,000	—%
(1)Reflects annual rate at the end of fiscal 2024.
(2)Reflects annual rate at the end of fiscal 2025.
(3)Reflects changes made by the Compensation Committee for Mr. Bushway’s promotion to his current executive role in January 2025.
Performance-Based Compensation Metrics
The Compensation Committee is responsible for setting the minimum, target and maximum or “stretch” performance levels (objectives that must be achieved) and related payout levels from $0 to maximum payout for our performance-based compensation discussed below. Receipt of this compensation is contingent upon satisfaction of corporate-wide metrics established by the Compensation Committee at the beginning of the performance period.
The Compensation Committee retains the ability to adjust targets in certain circumstances, including in the event that unbudgeted or unforeseen events would impact a metric, such that it is not reflective of actual underlying operating performance that it was designed to assess. In making any such adjustment, consistent with established guidelines that allow for consistency in consideration from year to year, the Compensation Committee reviews, among other things, the original target and the budget upon which the target was based, whether the events giving rise to a potential adjustment had occurred or were contemplated at the time the performance targets were established, whether these factors were related to our core operating performance and the impact of any change in accounting or financial policy or methodology. After consideration of these factors, the Compensation Committee may determine to make adjustments to metrics or payouts where, absent such adjustment, the payout would not, in the Compensation Committee’s determination, be reflective of the level of operating performance driven by the executive officers. There were no discretionary adjustments made to payouts in fiscal 2025, including no positive discretion to adjust for the previously disclosed impact to the Company’s performance from the Cybersecurity Incident.
Performance-Based Annual Cash Incentive Compensation
Performance Metrics. For the fiscal 2025 annual cash incentive plan, the Compensation Committee approved the metrics Adjusted EBITDA and Free Cash Flow. Free Cash Flow replaced the Net Sales metric that was used in prior years, as we believe Free Cash Flow will be a key metric that influences our ability to invest for future growth, pay down debt and drive operational excellence. We believe using Adjusted EBITDA as a performance metric for our fiscal 2025 plan was aligned with our strategy and designed to focus our executive officers on profitable growth in core operational performance and rewarded all officers for achievement of this important driver of overall financial performance. However, Adjusted EBITDA must meet minimum threshold performance before any payouts with respect to any other metric could occur. For information on how we calculate Adjusted EBITDA and Free Cash Flow, each a non-GAAP metric, and a reconciliation of Adjusted EBITDA to net income and Free Cash Flow to cash provided by operating activities, see Annex B.
Performance-Based Annual Cash Incentive Targets (Potential Payouts). For our NEOs, the annual cash award targets, or potential payouts, for fiscal 2025 at threshold, target and stretch Company-wide performance levels were set as percentages of base salary earned, and prorated if applicable to changes in base salary over the fiscal year, as follows:

	Applicable Targets as % of Fiscal 2025 Salary
Named Executive Officer	Threshold (50% Payout)	Target (100% Payout)	Stretch (150% Payout)
Sandy Douglas	75.0%	150.0%	225.0%
Matteo Tarditi	50.0%	100.0%	150.0%
Danielle Benedict	42.5%	85.0%	127.5%
Mark Bushway(1)	47.0%	94.0%	141.1%
Louis Martin	50.0%	100.0%	150.0%
Andre Persaud	42.5%	85.0%	127.5%

(1)Reflects Mr. Bushway’s prorated target bonus based on his prior role at 85% and his promotion to his current role at 100% of base salary.
For example, if the Company achieved its performance at the threshold level, Mr. Douglas’s cash incentive would be an amount equal to 75% of his base salary; at target level, he would receive a cash incentive in an amount equal to 150% of his base salary; and at the stretch level he would receive an award equal to 225% of his base salary. The actual payout depends, however, on whether the Company met the threshold performance level for Adjusted EBITDA. If performance were below the threshold level, there would be no payout.
Performance Target. In setting the performance targets for fiscal 2025, the Compensation Committee reviewed historical levels of performance, expected initiatives in connection with our refreshed multi-year strategy, capital expenditures and productivity initiatives, a desire to support our growth and long-term operating results, the competitive environment and ongoing uncertainty in the macro-environment. In establishing the intended degree of difficulty of the payout level for Adjusted EBITDA, the Compensation Committee considered that we had just completed a transition year where we grew Adjusted EBITDA significantly from our fourth quarter fiscal 2023 run rate and set the performance targets at levels that required successful execution of our refreshed strategic plan, including several initiatives that would require significant effort in new capabilities to execute, as well as meaningful year- over- year growth for payouts to occur. In establishing the target for Free Cash Flow, the Compensation Committee considered the fact that it was a new metric, while seeking to drive accountability and management focus with a target that required significant year-over-year growth. The Compensation Committee believed that the initial targets related to “threshold” performance were achievable in light of budgeted expectations, but the payouts for “target” performance and “stretch” performance each required successful execution of significant operational and efficiency improvement initiatives, after taking into account the factors noted above.
Determination of Performance-Based Annual Cash Incentive Plan Payouts. Annual cash incentive plan goals for NEOs for fiscal 2025 were set by the Compensation Committee at the following amounts for Messrs. Douglas, Tarditi, Bushway and Martin and Ms. Benedict:

Performance Metric (in millions)	Weight	Threshold	Target	Stretch	Threshold Payout	Target Payout	Stretch Payout
Adjusted EBITDA	60%	$510	$550	$600	50%	100%	150%
Free Cash Flow	40%	$75	$150	$200	50%	100%	150%
For Mr. Persaud, his annual cash incentive metrics included total Company Adjusted EBITDA and Free Cash Flow plus Retail Adjusted EBITDA and Retail Free Cash Flow to drive performance in his specific business unit metrics:

Performance Metric (in millions)	Weight	Threshold	Target	Stretch	Threshold Payout	Target Payout	Stretch Payout
Adjusted EBITDA	20%	$510	$550	$600	50%	100%	150%
Free Cash Flow	10%	$75	$150	$200	50%	100%	150%
Retail Adj. EBITDA	40%	$15	$19	$25	50%	100%	150%
Retail Free Cash Flow	30%	$5	$9	$12	50%	100%	150%
In September 2025, the Compensation Committee reviewed with Management our financial results for fiscal 2025. The Compensation Committee determined the level of achievement against each of the metrics as set forth below.
For Messrs. Douglas, Tarditi, Bushway and Martin and Ms. Benedict, final payout of 121.2% was based on the following metrics:

Performance Metric (in millions)	Weight	Target	Actual		Performance as a Percentage of Target	Weighted Payout
Adjusted EBITDA	60%	$550	$552	(1)	100.4%	61.2%
Free Cash Flow	40%	$150	$239		159.4%	60.0%
(1)See Annex B for a reconciliation to the most comparable GAAP metric.
Similarly for Mr. Persaud, total UNFI Adjusted EBITDA and Free Cash Flow metrics were in payout range, Retail Adjusted EBITDA was below threshold, but Retail Free Cash Flow was within payout range, resulting in a final bonus payout of 52.02% based on the following metrics:

Performance Metric (in millions)	Weight	Target	Actual		Performance as a Percentage of Target	Weighted Payout
Adjusted EBITDA	20%	$550	$552	(1)	100.4%	20.4%
Free Cash Flow	10%	$150	$239		159.4%	15.0%
Retail Adj. EBITDA	40%	$19	$6	(1)	31.3%	—%
Retail Free Cash Flow	30%	$9	$5		55.4%	16.6%
(1)See Annex B for a reconciliation to the most comparable GAAP metric.

	Performance-Based Annual Incentive
Named Executive Officer	Target	Actual
Sandy Douglas	$1,575,000	$1,908,648
Matteo Tarditi	$800,000	$969,472
Danielle Benedict	$478,012	$579,274
Mark Bushway	$540,216	$654,655
Louis Martin	$694,731	$841,903
Andre Persaud(1)	$454,341	$236,367
(1)Mr. Persaud’s target was prorated for time worked during the fiscal year.
Long-Term Equity-Based Incentive Program
2025 Grant of Time- and Performance-Based Vesting Restricted Stock Units. Our long-term, equity-based incentive program in fiscal 2025 for our NEOs consisted of RSUs and PSUs. Approximately 40% of the aggregate grant date fair value of these units awarded to NEOs represented RSUs that vest ratably over three years and 60% were PSUs that may cliff-vest at the end of a three-year performance period, subject to meeting predetermined financial targets, and have a maximum payout opportunity of 200%, regardless of how the potential 10% relative TSR modifier performs, explained more below. This year, the Compensation Committee approved replacing adjusted ROIC with Free Cash Flow, which is a key metric tied to our refreshed multi-year strategy.
The Compensation Committee believes a mix of time- and performance-based vesting restricted stock units provides our NEOs with an incentive to improve our stock price performance and a direct alignment with stockholders’ interests, as well as a continuing stake in our long-term success.
The target grant date fair value of equity awards for our compensation program is a fixed value that is assessed annually and used as a lever to align our executives’ overall target direct compensation and/or reward executives for outstanding performance. The Compensation Committee discussed Mr. Douglas’s pay, including his individual performance for the year, the fact that his base salary and payout target under the annual incentive plan had not increased during the past two years and that his total target compensation was below market median of his peers. The Committee determined an increase to his long-term incentive awards was most appropriate (increased from $5,000,000 to $6,375,000 annually) and made no changes to his salary or bonus structure. Ms. Benedict received an increase from $850,000 to $1,000,000 annually for her long-term incentive award, based on individual performance and to better align her total target compensation internally and to market. Messrs. Tarditi, Martin and Persuad had no change from fiscal 2024. For our NEOs, the fiscal 2025 target grant values were:

Named Executive Officer	Target Annual LTI $
Sandy Douglas	$6,375,000
Matteo Tarditi	$2,000,000
Danielle Benedict	$1,000,000
Mark Bushway	$1,000,000
Louis Martin	$1,300,000
Andre Persaud	$850,000
These grants were made in December 2024 following approval by the Compensation Committee.
Performance Metrics for Performance Units. PSUs granted in fiscal 2025 (December 2024) are subject to two metrics that the Compensation Committee viewed as critical to our long-term strategy. The performance criteria and weighting of these PSUs are as follows: 3-year cumulative Core Adjusted EPS (fiscal 2025-2027), weighted at 60%, and 3-year cumulative Free

Cash Flow (fiscal 2025-2027), weighted at 40%, each as described below. Based on investor feedback, both metrics moved to a cumulative 3-year target.
3-Year Core Adjusted EPS (fiscal 2025-2027). The 3-year cumulative Core Adjusted EPS target was set upfront at the time of grant. At the end of three years, Core Adjusted EPS is based on cumulative achievement against the 3-year performance goal. Core Adjusted EPS is calculated consistent with the Adjusted EPS metric used in prior years, but further adjusts for the mark-to-market change in valuation from the cash-settled awards the Company granted in fiscal 2025 and any cash-settled awards the Company may grant in the future during the performance period. Without this adjustment, executives would be penalized for an improved stock price, as the increase in the cash payout would negatively impact Adjusted EPS, or conversely, would be rewarded if our stock price were to decline. In fiscal 2025, the Compensation Committee also determined to update the Adjusted EPS metric for outstanding PSUs to Core Adjusted EPS metric for the same reason. This change had no impact on the targets other than eliminating the stock price impact described above, and for the fiscal 2023-2025 PSUs, this change had no impact on the actual payout. Final payout for the fiscal 2025-2027 PSUs will be based on achievement against target. The Compensation Committee believed that including a Core Adjusted EPS metric aligns our executives’ interests with both our strategic objectives and long-term stockholder interests. Please see Annex B for a definition of this metric.
3-Year Free Cash Flow (fiscal 2025-2027). 3-year cumulative Free Cash Flow replaced adjusted ROIC in the PSU program this year. This new metric is also included in the short-term incentive program and was discussed with stockholders who were supportive of the change. The Compensation Committee believes this metric is a key focus area that supports our long-term strategy. The Compensation Committee believes that including both short- and long-term Free Cash Flow goals incentivizes urgency in action while also providing a long-term, sustainable focus. This metric, which was set upfront at the time of grant, drives long-term value by emphasizing prudent investments and effective capital management over the full three-year performance period. Please see Annex B for a definition of this metric.
In addition to the performance criteria tied to the two financial metrics described above, the Compensation Committee approved a feature of the grants pursuant to which the number of units that will vest will be adjusted upward or downward by up to 10% depending on how our common stock price performs relative to the S&P Mid Cap 400 Index (Relative TSR) over the three-year performance period ending on the close of fiscal 2027.

Performance Metric	Threshold	Target	Stretch	Threshold Modifier	Target Modifier	Stretch Modifier
Relative TSR Modifier (S&P 400 Mid Cap)	25th %-tile	50th %-tile	75th %-tile	(10)%	—%	10%
The number of units that would vest is adjusted up or down proportionately by up to 10% based on the percentile ranking between our performance and the performance of the S&P Mid Cap 400 index, however, there is a maximum performance cap of 200%, regardless of how the modifier performs.
The Compensation Committee believes this design focuses our Management team on improving core operational performance and long-term value creation. Targets were based on long-term projections for all three fiscal years, taking into account investments in growth opportunities and ongoing uncertainty in the macro-environment. The applicable NEOs are eligible to earn between 0% and 200% of their targeted award, depending on our performance during the relevant performance period. Each metric must meet a minimum threshold level of performance for any payout to occur with respect to that metric (shown below). The table below does not include the actual forward targets. We generally do not disclose forward-looking goals for our LTI plan because we do not consistently provide long-range guidance on all metrics as it is competitively sensitive information. It is also important to note that none of our direct peers disclose this information. We disclose performance goals for our incentive programs in full after completion of the performance period. For additional context, 3-year targets are set based upon internal long range planning taking into account prior year actuals, strategic plans and expected investments.

Performance Metric	Weight	Threshold	Target	Stretch	Threshold Payout(1)	Target Payout(1)	Stretch Payout(1)
3-year Core Adjusted EPS (FY25-FY27)	60%	70%	100%	130%	50%	100%	200%
3-year Free Cash Flow (FY25-FY27)	40%	60%	100%	140%	50%	100%	200%
(1)Aggregate payout subject to +/-10% adjustment based on Relative TSR performance with a max payout cap of 200%.
Prior Long-Term Equity-Based Incentive Program, Results and Payouts
Fiscal 2023-2025. The PSUs granted in fiscal 2023 (October 2022) had two weighted metrics: fiscal 2023-2025 adjusted EPS growth (75%) and fiscal 2025 adjusted ROIC (25%). The applicable NEOs were eligible to earn between 50% and 200% of their targeted award, depending on our performance during the relevant measurement period across the threshold, target and maximum levels below. Adjusted EPS and adjusted ROIC are non-GAAP metrics. Reconciliation to the nearest GAAP metric is provided in Annex B.

Performance Metric	Weight	Threshold	Target	Stretch	Threshold Payout	Target Payout	Stretch Payout
Fiscal 2023-2025 Adjusted EPS Growth	75%	7.0% 9.1% 9.8%	FY23 10% FY24 13% FY25 14%	13.0% 16.9% 18.2%	50%	100%	200%
Fiscal 2025 Adjusted ROIC	25%	10.9%	12.2%	13.4%	50%	100%	200%
In addition to the performance criteria tied to adjusted EPS growth and adjusted ROIC, the grants included a Relative TSR modifier over the three-year performance period. The number of units that will vest is adjusted up or down proportionally by up to 10% based on the number of basis points difference between our performance and the performance of the S&P Mid Cap 400 Index.
In September 2025, the Compensation Committee reviewed performance against the three-year performance period ending in fiscal 2025. Based on the following performance against target, final weighted payout was 50%, before the Relative TSR modifier.

Performance Metric	Weight	Target	Actual	Performance as a Percentage of Target	Weighted Payout
Fiscal 2023-2025 Adjusted EPS Growth	75%	F23 10% F24 13% F25 14%	F23 (54)% F24 (94)% F25 407%	(538)% (721)% 2,908%	0% 0% 50%
Fiscal 2025 Adjusted ROIC	25%	12.2%	3.9%	32%	—%
The number of earned PSUs was then adjusted downward by 10% after applying the Relative TSR modifier, which was -6,001 basis points, for a final payout of 45%. Messrs. Tarditi and Persaud were not employees at the time of grant and therefore did not receive these PSUs. The table below shows the number of shares earned compared to target.

Named Executive Officer	Shares at Target	Final PSU Payout % After -10% TSR Modifier	Final Shares After -10% TSR Modifier
Sandy Douglas	85,034	45.0%	38,265
Matteo Tarditi	n/a	n/a	n/a
Danielle Benedict	14,455	45.0%	6,504
Mark Bushway	12,755	45.0%	5,739
Louis Martin	17,006	45.0%	7,652
Andre Persaud	n/a	n/a	n/a
The payouts under these PSUs reflect our executive compensation program’s pay for performance structure. Despite exceeding the adjusted EPS maximum growth target in fiscal 2025, the Company missed the adjusted EPS threshold in fiscal 2023 and 2024, demonstrating that consistent financial performance over the performance period is required to achieve the robust targets set by the Compensation Committee. The adjusted ROIC metric did not meet threshold performance expectations resulting in zero (0%) payout for that metric.
Other Compensation and Benefits
The NEOs are eligible for the same level and type of benefits that we make available to other employees, including our 401(k) plan, health care plan, life insurance plans, other welfare benefit programs and equity treatment upon retirement or a separation from service event. We do not have any defined benefit pension plans available to our NEOs.
Additional Benefits. We provide certain NEOs with additional benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each NEO’s total compensation and have included items such as relocation benefits, when applicable, and tax preparation fees. We offer perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention. Following a third-party security assessment for members of senior management in fiscal 2025, the Compensation Committee approved certain executive security services as set forth in the Summary Compensation Table. We believe these services and costs are reasonable, appropriate, necessary and in the best interests of the Company and its stockholders, as they enable our senior management to safely carry out their responsibilities and therefore, mitigate risks to our business.
Retirement. To recognize significant years of service to the Company and to incentivize employees who might consider retiring to remain focused on the long-term best interests of the Company regardless of their personal retirement plans, which could otherwise create bias toward short-term performance, the Compensation Committee has established a retirement policy that provides that time-based RSUs will continue to vest during retirement on the same terms as they would if the executive had not retired, but without the requirement that they remain employed. PSUs will be treated similarly on retirement, but subject to actual performance at the time when achievement of performance objectives are measured. In addition, an executive’s equity awards granted in the year of retirement will be prorated to reflect the service period prior to the date of retirement. Qualified retirement is defined as retirement by an employee who has reached age 59 or older and who has achieved at least 10 years of service to the Company. This policy applies to all participants, provided that, as described below, our CEO will be eligible for retirement treatment upon achievement of six years of service to the Company.
Components of Our Executive Compensation Program for Fiscal 2026
Given the strong financial results and the effort each NEO put forth in implementing year one of our three-year strategy, the Compensation Committee determined each NEO earned a merit increase in base salary for fiscal 2026 based on the annual review the Compensation Committee conducted in September 2025, the Committee’s desire to pay the leadership team at or near market median in order to reduce any retention risks and the recognition of the momentum after year one of the new strategy. The Committee made the following changes to base salary for NEOs, effective November 9, 2025.

Named Executive Officer	Fiscal 2025 Base Salary (1)	Fiscal 2026 Base Salary (2)	Percentage Change
Sandy Douglas	$1,050,000	$1,150,000	9.5%
Matteo Tarditi	$800,000	$848,000	6%
Danielle Benedict	$571,070	$633,888	11%
Mark Bushway	$600,000	$660,000	10%
Louis Martin	$702,000	$723,060	3%
Andre Persaud	$545,000	n/a	—%
(1)Reflects annual rate at the end of fiscal 2025.
(2)Reflects expected annual rate for the remainder of fiscal 2026.
The Compensation Committee discussed Mr. Douglas’s pay, including his individual performance for the year, the fact that his base salary and payout target under the annual incentive plan did not increase during the past three years and the fact that his total target compensation was below market median of his peers. The Compensation Committee determined an increase to his target long-term incentive award from $6,375,000 to $7,750,000 annually, a merit increase to his base salary of 9.5% and an increase to his target bonus to 161%, resulting in an overall target comp increase of 19%, was most appropriate. There were no changes to the other NEOs’ annual cash incentive targets in fiscal 2026.
The Committee also reviewed LTI targets for the other NEOs and approved increases to recognize their efforts against year one of the three-year strategy, support retention and close the gap against market median where needed. Mr. Tarditi will receive an increase to his target LTI award from $2,000,000 to $2,500,000 annually, Ms. Benedict will receive an increase to her target LTI award from $1,000,000 to $1,300,000 annually, Mr. Bushway will receive an increase to his target LTI award from $1,000,000 to $1,500,000 annually and Mr. Martin will receive an increase to his target LTI award from $1,300,000 to $1,500,000 annually. We believe the use of LTI increases relative to overall pay is aligned with shareholders and focuses on rewarding executives for long-term stock price growth.
After a review of our compensation program and discussions with our stockholders during our summer engagement, the Compensation Committee also determined to increase the maximum payout under the annual cash incentive plan from 150% to 200% to better align with market practice and incentivize outperformance. The Compensation Committee set a four-point payout curve to require significant outperformance to achieve higher payouts.
Severance and Change in Control Agreements
As of August 2, 2025, we were a party to severance agreements and change in control agreements with each of Messrs. Douglas, Tarditi, Martin and Bushway and Ms. Benedict. On September 25, 2025, the Compensation Committee adopted an Executive Severance Plan with terms that generally align with the prior executive severance agreements. A majority of executive officers were party to severance agreements that expired in October 2025, at which time such executive officers became subject to the Executive Severance Plan. Messrs. Douglas and Tarditi remain party to existing severance agreements and will become subject to the Executive Severance Plan upon expiration of their individual agreements. The capitalized terms “Cause,” “Good Reason” and “Change in Control” in this section are used as defined in those agreements or Plan. The Compensation Committee believes that the protections afforded in these change in control agreements and severance agreements or plan, as applicable, are reasonable and are an important element in retaining our executive officers. Each of the severance agreements and the Executive Severance Plan include restrictive covenant provisions, which, except as prohibited by law, apply during the employment period and continue for a one-year period following termination of employment for any reason.
The change in control agreements also include restrictive covenant provisions, which apply during the employment period and continue for a one-year (intellectual property assignment) or two-year (non-solicitation and non-competition) period following a termination of employment that occurs in contemplation of or within two years after a Change in Control. The change in control agreements and the severance agreements and Executive Severance Plan, as applicable, also contain confidentiality provisions that are not subject to a term. None of our executives is a party to an agreement providing for “gross-up” payments for excise taxes imposed upon termination following a Change in Control. Any benefits to be paid upon a Change in Control under the change in control agreements are “double trigger,” which requires both a Change in Control and a termination of the executive’s employment in contemplation of or within two years of the date of the Change in Control, either by us for a reason other than Cause, death or disability or by the executive for Good Reason.
The key benefits provided for in these agreements or the Executive Severance Plan, as applicable, are summarized below:

Executive	Benefit or Payment (1)	Severance (2)	Change in Control (2)
CEO	Base Multiple	2X, continued pay	2.5X, lump sum
	Bonus Multiple	2X target $, lump sum	2.5X target $, lump sum
	Prorated Bonus	Yes, prorated and based on actual performance	Yes, prorated and based on actual performance
	Medical Benefits	$70,000 lump sum	$87,500 lump sum
Other Executives	Base Multiple	1X, continued pay	2X, lump sum
	Bonus Multiple	1X target $, lump sum	2X target $, lump sum
	Prorated Bonus	Yes, prorated and based on actual performance	Yes, prorated and based on actual performance
	Medical Benefits	$35,000 lump sum	$105,000 lump sum payment
(1)The provision of any such benefits will be subject to any restrictions under applicable law, including under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (Code).
(2)The treatment of equity awards upon separation is governed by the terms of the 2020 Equity Incentive Plan, as may be amended and restated from time to time (the 2020 Equity Incentive Plan) and respective award agreements.
In establishing the multiples of base salary and bonus that a terminated executive would be entitled to receive following termination without Cause or for Good Reason following a Change in Control, the Compensation Committee considered the need to be able to competitively recruit and retain talented executive officers who often times seek protection against the possibility that they might be terminated without Cause or be forced to resign for Good Reason following a Change in Control, while taking into account the views of our stockholders on appropriate multiples.
Other Programs, Policies and Considerations
Executive Clawback Policy
The Company maintains a clawback policy pursuant to which the Company must seek to recover incentive-based compensation from senior executives in the event the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the securities laws (the Executive Clawback Policy). The Executive Clawback Policy complies with, and will be interpreted and administered in a manner consistent with, all applicable laws and regulations, including without limitation, Section 303A.14 of the NYSE Listed Company Manual and Rule 10D-1 of the Exchange Act.
Recoupment Policy
In addition to our Executive Clawback Policy, we have in place a recoupment policy applicable to our executive officers, including our NEOs, other principal officers and certain key employees or former employees designated by the Board or our CEO. Under the policy, if the Company’s financial statements are required to be restated for any reason, except when due to a change in accounting policy that has a retroactive effect, the Board will review all performance-based compensation awarded or earned for all periods materially affected by such restatement. In addition, the Board will review all performance-based compensation awarded or earned that is based on performance metrics that appear to be materially inaccurate or affected in any way by fraud, regardless of whether a restatement of the Company’s financial statements is required.
The policy provides that the Board may, to the extent permitted by applicable law, seek the following actions with respect to compensation:

•After conducting the review described above, the Board may seek recoupment from the persons covered by the policy for the extent of such performance-based compensation as it deems appropriate if it determines that:
◦the payment of such performance-based compensation was predicated upon the achievement of certain financial statement results that were subsequently corrected, or upon material inaccuracy or fraud, and a lower incentive payment or award would have been made based upon the restated financial results or corrected performance metrics; or
◦a person covered by the policy has engaged in conduct that will cause damage to the Company or is inimical or in any manner contrary to the best interests of the Company, and if the conduct resulted in a material inaccuracy in the Company’s financial statements or performance metrics which affects such person’s compensation.
•The Board may also require forfeiture of incentive compensation, including annual incentive compensation, LTI performance awards, stock options, stock appreciation rights, restricted stock units (including performance-based and time-based), dividend equivalent rights and any other similar awards the Board deems to be “incentive based,” in the case of misconduct in violation of law or Company policy, including through failure of an executive’s oversight responsibilities, that results in material financial or reputational harm to the Company.
•In the event the Board seeks recoupment or forfeiture pursuant to the recoupment policy, the Company must disclose such recoupment or forfeiture, provided that, among other things, the related facts and circumstances giving rise to the recovery have been publicly disclosed.
Stock Ownership Guidelines
The Compensation Committee believes stock ownership guidelines are a key vehicle for aligning the interests of Management and our stockholders. A meaningful ownership stake by our officers demonstrates to our stockholders a strong commitment to our success. Accordingly, we maintain stock ownership guidelines that require our officers to hold shares of our common stock having an aggregate market value from time to time which equals or exceeds the below multiples:

Associates Subject to Guidelines	Multiple of Base Salary
Chief Executive Officer (CEO)	6X
Other Executive Officers	3X
Each covered officer is expected to comply with the policy by the fifth year after he or she became subject to the guidelines and remain in compliance thereafter. Compliance with the guidelines is tested once per year for as long as the officer is employed by the Company. When calculating whether a covered officer owns a sufficient number of shares under these guidelines, vested and unvested restricted stock and RSUs are included, while unvested PSUs are not included. Covered officers are not allowed to hedge their interests in the stock held pursuant to the guidelines. Our guidelines provide that, once in compliance, a covered officer shall be deemed to remain in compliance despite a subsequent reduction in stock price that may otherwise cause non-compliance. Given the sustained decline in our stock price at the level specified in our stock ownership guidelines for 18 months, the five-year accumulation period was reset as of the end of fiscal 2025. As of August 2, 2025, each of our executive officers was in compliance or on track to meet their target ownership within their five-year accumulation period.
Hedging and Insider Trading Policy
Our Insider Trading Policy prohibits our Directors and certain employees, including executive officers, from engaging in certain speculative transactions in our equity securities, including short sales, hedging transactions and pledging our stock as security.
Equity Grant Practices
The Compensation Committee generally approves the grant of annual equity awards for the Company’s executive officers, including each of the NEOs, in the first quarter each year. In years in which the Company is requesting additional shares under its equity incentive plan, the Compensation Committee may delay the grant of awards until after the annual meeting. In the event of hiring or promoting an individual, or where the Compensation Committee determines it is in the best interest of the Company, the Compensation Committee, or one or more officers to which the Compensation Committee has delegated authority, may approve equity grants to be awarded during an open window under our Insider Trading Policy. The Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Tax Deductibility of Compensation
When it reviews compensation matters, the Compensation Committee considers, among other matters, the anticipated tax and accounting treatment of payments and benefits with respect to us and, when relevant, to the executive. Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer and certain other NEOs. The Compensation Committee has approved, and may continue to approve, compensation that exceeds the $1 million limitation and is non-deductible. While accounting and tax treatment are relevant issues to consider, the Compensation Committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in non-deductible compensation expenses for tax purposes.

Report of the Compensation Committee
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with Management. Based on our review and discussion with Management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended August 2, 2025.

Daphne J. Dufresne, Chair
Gloria R. Boyland
Shamim Mohammad
James C. Pappas

Executive Compensation Tables
Summary Compensation Table—Fiscal Years 2023-2025
The following table sets forth for each NEO for each fiscal year indicated: (i) the dollar value of base salary, sign-on bonuses and non-equity incentive compensation earned; (ii) the aggregate grant date fair value related to all equity-based awards made to the NEO; (iii) all other compensation; and (iv) the dollar value of total compensation.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)
Sandy Douglas	2025	1,050,000	—	6,668,311	—	1,908,648	28,216	(4)	9,655,175
Chief Executive Officer	2024	1,070,192	—	5,029,570	—	1,508,072	11,500		7,619,334
	2023	1,050,000	—	5,135,192	—	—	16,250		6,201,442
Matteo Tarditi (5)	2025	800,000	—	2,092,006	—	969,472	11,750	(6)	3,873,228
President & Chief Financial Officer	2024	246,154	250,000	1,879,945	—	231,247	—		2,607,346
	2023	—	—	—	—	—	—		—
Danielle Benedict	2025	562,367	—	1,046,003	—	579,274	11,750	(7)	2,199,394
Chief Human Resource Officer	2024	549,105	—	855,007	—	438,474	12,500		1,855,086
	2023	529,934	—	872,949	—	—	16,250		1,419,133
Mark Bushway (5)	2025	574,462	—	1,046,003	—	654,655	11,712	(8)	2,286,832
President of Natural, Organic, Specialty and Fresh Products and Chief Supply Chain Officer	2024	—	—	—	—	—	—		—
	2023	—	—	—	—	—	—		—
Louis Martin	2025	694,731	—	1,359,779	—	841,903	6,958	(9)	2,903,371
President of Conventional Grocery Products and Chief Commercial Officer	2024	672,115	—	1,307,678	—	631,412	11,088		2,622,293
	2023	548,077	—	1,026,981	—	—	22,774		1,597,832
Andre Persaud (5)	2025	534,519	—	889,101	—	236,367	1,054,750	(10)	2,714,737
Former President & Chief Executive Officer, Retail	2024	408,750	50,000	1,505,002	—	213,417	3,773		2,180,942
	2023	—	—	—	—	—	—		—
(1)Represents cash sign-on bonuses upon hire for Messrs. Tarditi and Persaud in the amount of $250,000 and $50,000, respectively.
(2)Amounts shown represent the grant date fair value of awards of RSUs and PSUs at the target level as computed under ASC 718 granted during the fiscal year indicated. For RSUs, the grant date fair value is calculated based on the closing price of our common stock on the NYSE on the date of grant. For PSUs, grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures. These amounts do not necessarily reflect the actual amounts that were paid to, or may be realized by, the NEO for any of the fiscal years reflected. Refer to footnotes 1 and 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended August 2, 2025 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. The grant date fair value of PSUs awarded to Mr. Douglas in fiscal 2025, assuming stretch, or maximum level performance, was $8,236,628. The grant date fair value of PSUs awarded to Mr. Tarditi in fiscal 2025, assuming stretch, or maximum level performance, was $2,548,049. The grant date fair value of PSUs awarded to Ms. Benedict in fiscal 2025, assuming stretch, or maximum level performance, was $1,292,024. The grant date fair value of PSUs awarded to Mr. Bushway in fiscal 2025, assuming stretch, or maximum level performance, was $1,292,024. The grant date fair value of PSUs awarded to Mr. Martin in fiscal 2025, assuming stretch, or maximum level performance, was $1,679,598. The grant date fair value of PSUs awarded to Mr. Persaud in fiscal 2025, assuming stretch, or maximum level performance, was $1,098,210.
(3)Amounts shown for fiscal 2025 reflect payments made in fiscal 2026 under our annual cash incentive plan related to fiscal 2025 performance. Amounts shown for fiscal 2024 and 2023 reflect payments under our annual cash incentive plan based on performance for those fiscal years. For a discussion regarding the annual cash incentive plan, see “Executive Compensation—Compensation Discussion and Analysis—Components of Our Executive Compensation Program for Fiscal 2025—Performance-Based Annual Cash Incentive Compensation.”
(4)Represents our contributions to a 401(k) account for Mr. Douglas in the amount of $11,750, tax planning of $6,000 and a security assessment of his home for $10,466.
(5)Messrs. Tarditi and Persaud were not NEOs in fiscal 2023. Mr. Bushway was not an NEO in fiscal 2024 and fiscal 2023. Accordingly, compensation information for those years is not provided.
(6)Represents our contributions to a 401(k) account for Mr. Tarditi in the amount of $11,750.
(7)Represents our contributions to a 401(k) account for Ms. Benedict in the amount of $11,750.
(8)Represents our contributions to a 401(k) account for Mr. Bushway in the amount of $11,712.
(9)Represents our contributions to a 401(k) account for Mr. Martin in the amount of $6,958.

(10)Represents money accrued for Mr. Persaud in fiscal 2025 for his 1x base salary multiple ($545,000; paid bi-weekly for 26 weeks), a lump sum payment equal to 1x his target bonus opportunity ($463,250), and a COBRA payment ($35,000), all per his Severance Agreement, plus our contributions to a 401(k) account ($11,500).
Grants of Plan-Based Awards in Fiscal 2025
The following table reflects the fiscal 2025 plan-based awards approved by the Compensation Committee on October 31, 2024, and granted on December 19, 2024:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards (#)(3)	All Other Option Awards (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sandy Douglas	12/19/2024	—	—	—	72,968	145,936	291,872	—	—	—	4,118,314
	12/19/2024	—	—	—	—	—	—	97,291	—	—	2,549,997
	N/A	787,500	1,575,000	2,362,500	—	—	—	—	—	—	—
Matteo Tarditi	12/19/2024	—	—	—	22,892	45,784	91,568	—	—	—	1,292,024
	12/19/2024	—	—	—	—	—	—	30,522	—	—	799,982
	N/A	400,000	800,000	1,200,000	—	—	—	—	—	—
Danielle Benedict	12/19/2024	—	—	—	11,446	22,892	45,784	—	—	—	646,012
	12/19/2024	—	—	—	—	—	—	15,261	—	—	399,991
	N/A	239,006	478,012	717,018	—	—	—	—	—	—	—
Mark Bushway	12/19/2024	—	—	—	11,446	22,892	45,784	—	—	—	646,012
	12/19/2024	—	—	—	—	—	—	15,261	—	—	399,991
	N/A	270,108	540,216	810,323	—	—	—	—	—	—	—
Louis Martin	12/19/2024	—	—	—	14,879	29,759	59,518	—	—	—	839,799
	12/19/2024	—	—	—	—	—	—	19,839	—	—	519,980
	N/A	347,365	694,731	1,042,096	—	—	—	—	—	—	—
Andre Persaud	12/19/2024	—	—	—	9,729	19,458	38,916	—	—	—	549,105
	12/19/2024	—	—	—	—	—	—	12,972	—	—	339,996
	N/A	227,171	454,341	681,512	—	—	—	—	—	—	—
(1)This column shows separately the possible payouts to the NEOs under our annual cash incentive plan for the fiscal year ended August 2, 2025, for “threshold”, “target” and “maximum” performance. Actual amounts paid for these incentives are reflected in the table included under “Summary Compensation Table—Fiscal Years 2023-2025” under the column “Non-Equity Incentive Plan Compensation.”
(2)These awards that were granted on December 19, 2024 under the Fourth Amended and Restated 2020 Equity Incentive Plan represent the number of PSUs that may be earned with a three-year performance period at “threshold,” “target” and “maximum” levels of performance. Vesting of these PSUs is linked to attaining certain levels of the 3-year cumulative Core Adjusted EPS for fiscal 2025 through 2027, and 3-year cumulative Free Cash Flow for fiscal 2025 through 2027. In addition, the number of PSUs earned may be increased or decreased by up to 10% based on our Relative TSR modifier for the three-year performance period. At the conclusion of the three-year performance period, the PSUs may vest based on our results of these financial metrics. The PSUs earned by each NEO will be settled by delivery of an equivalent number of shares of common stock. These PSUs are described in more detail in "Executive Compensation—Compensation Discussion and Analysis—Components of Our Executive Compensation Program for Fiscal 2025—Long-Term Equity-Based Incentive Program—2025 Grant of Time- and Performance-Based Vesting Restricted Stock Units."
(3)Represents RSUs granted in fiscal 2024 to each of the NEOs. The RSUs vest in three equal annual installments beginning on December 19, 2025.
(4)For grants during fiscal 2025, the amount shown with respect to each award represents the grant date fair value of the award calculated using the assumptions described in footnote (2) of the table included under “Summary Compensation Table—Fiscal Years 2023-2025.” The grant date fair value of PSUs was calculated based on the probable outcome of the performance result (i.e., “target” level of performance) for each of the performance periods, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal 2025 Year-End
The following table summarizes information with respect to holdings of stock options and stock awards by the NEOs as of August 2, 2025. This table includes unexercised stock options, unvested RSUs and unvested PSUs. Each equity grant is shown separately for each NEO.
Outstanding Equity Awards at Fiscal Year-End

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Sandy Douglas	10/6/2022	—	—	—	—	18,897	510,408	—	—
	12/21/2023	—	—	—	—	82,203	2,220,303	—	—
	12/19/2024	—	—	—	—	97,291	2,627,830	—	—
	10/6/2022	—	—	—	—	38,265	1,033,538	—	—
	12/21/2023	—	—	—	—	—	—	369,912	9,991,323
	12/19/2024	—	—	—	—	—	—	291,872	7,883,463
	Totals:	—	—	—	—	236,656	6,392,079	661,784	17,874,786
Matteo Tarditi	6/7/2024	—	—	—	—	24,864	671,577	—	—
	6/7/2024	—	—	—	—	22,660	612,047	—	—
	12/19/2024	—	—	—	—	30,522	824,399	—	—
	6/7/2024	—	—	—	—	—	—	111,888	3,022,095
	12/19/2024	—	—	—	—	—	—	91,568	2,473,252
	Totals:	—	—	—	—	78,046	2,108,023	203,456	5,495,347
Danielle Benedict	10/6/2022					3,213	86,783	—	—
	12/21/2023	—	—	—	—	13,974	377,438	—	—
	12/19/2024	—	—	—	—	15,261	412,200	—	—
	10/6/2022	—	—	—	—	6,504	175,673	—	—
	12/21/2023	—	—	—	—	—	—	62,884	1,698,497
	12/19/2024	—	—	—	—	—	—	45,784	1,236,626
	Totals:	—	—	—	—	38,952	1,052,094	108,668	2,935,123
Mark Bushway	10/6/2022	—	—	—	—	2,835	76,573	—	—
	12/21/2023	—	—	—	—	12,330	333,033	—	—
	12/19/2024	—	—	—	—	15,261	412,200	—	—
	10/6/2022	—	—	—	—	5,739	155,010	—	—
	12/21/2023	—	—	—	—	—	—	55,486	1,498,677
	12/19/2024	—	—	—	—	—	—	45,784	1,236,626
	Totals:	—	—	—	—	36,165	976,816	101,270	2,735,303
Louis Martin	10/6/2022	—	—	—	—	3,779	102,071	—	—
	12/21/2023	—	—	—	—	21,373	577,285	—	—
	12/19/2024	—	—	—	—	19,839	535,851	—	—
	10/6/2022	—	—	—	—	7,652	206,681	—	—
	12/21/2023	—	—	—	—	—	—	96,176	2,597,714
	12/19/2025	—	—	—	—	—	—	59,518	1,607,581
	Totals:	—	—	—	—	52,643	1,421,888	155,694	4,205,295
Andre Persaud	12/21/2023	—	—	—	—	—	—	41,598	1,123,562
	12/19/2024	—	—	—	—	—	—	12,686	342,649
	Totals:	—	—	—	—	—	—	54,284	1,466,211
(1)All outstanding RSUs vest over three equal annual installments beginning one year after the grant date. Includes the fiscal 2023-2025 PSUs shown at final payout of 45% with only time-based service required through vesting on October 6, 2025.
(2)Market value reflects the number of unvested RSUs multiplied by $27.01 per share, the closing price of our common stock on the NYSE on August 1, 2025, the last business day of fiscal year 2025.
(3)PSUs cliff-vest at the end of a three-year performance period. Represents the number of shares that may be issued pursuant to PSUs at the applicable level of performance. The PSUs granted on December 21, 2023, and December 19, 2024 are shown at the maximum performance level of 200%. These exclude any impact of the Relative TSR modifier. For PSU awards granted on or after December 19, 2024, the maximum payout of the PSU award is capped at 200%, regardless of the Relative TSR modifier.

(4)Market value reflects the number of shares that may be issued pursuant to the applicable level of performance, multiplied by $27.01 per share, the closing price of our common stock on the NYSE on August 1, 2025, the last business day of fiscal year 2025.
Option Exercises and Stock Vested—Fiscal 2025
The following table summarizes information for the NEOs concerning exercise of stock options and vesting of RSUs and PSUs during the fiscal year ended August 2, 2025, including the (i) number of shares of common stock underlying options exercised in fiscal 2025; (ii) aggregate dollar value realized upon such exercises of stock options utilizing the actual sales price for same-day sale transactions and the closing price for any exercise and hold transactions; (iii) number of shares of common stock received from the vesting of RSUs during fiscal 2025 and PSUs earned in 2024 but vested in fiscal 2025; and (iv) aggregate dollar value realized upon the vesting of such RSUs and PSUs.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Sandy Douglas	—	—	111,415	2,497,832
Matteo Tarditi	—	—	23,762	662,009
Danielle Benedict	—	—	17,606	397,099
Mark Bushway	—	—	15,535	350,388
Louis Martin	—	—	25,858	632,407
Andre Persaud	—	—	21,431	528,491
(1)In connection with the vesting of RSUs and PSUs, our NEOs surrendered shares of stock to cover withholding taxes, which reduced the actual value received upon vesting. The number of shares surrendered but included in this table are: Mr. Douglas—24,191; Mr. Tarditi—7,034; Ms. Benedict—5,435; Mr. Bushway—3,845; Mr. Martin—8,756; Mr. Persaud—6,346.
(2)Represents the product of the number of shares or shares underlying units vested and the closing price of our common stock on the NYSE on the vesting date.
Pension Benefits
We do not maintain any defined benefit pension plans for NEOs.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans for NEOs.
CEO Pay Ratio
SEC rules require us to disclose the total annual compensation of Sandy Douglas, our CEO, for fiscal 2025, compared to the median of the total annual compensation of all employees other than Mr. Douglas, as well as the ratio of such amounts to each other (referred to as the “CEO pay ratio”). Total compensation for Mr. Douglas and our median employee is calculated in accordance with SEC rules applicable to the Summary Compensation Table. We calculated this information for the twelve (12) months ended August 2, 2025. For such period, Mr. Douglas’s total compensation was $9,655,175, based on information disclosed in the Summary Compensation Table. Based on the total compensation for the CEO and our median employee’s total compensation of $63,555, the ratio of Mr. Douglas’s total compensation to the median employee’s total compensation was 152 to 1.
To identify the median employee, we obtained payroll data for all active employees (full-time, part-time, active and seasonal) as of June 7, 2025, utilizing cash compensation as our consistently applied compensation measure. Canadian wages were converted to U.S. dollars using an average annual exchange rate for the 12 months ended June 30, 2025. Earnings for permanent employees who did not work for the entire year (i.e., new hires) were annualized. The wages of temporary employees were not annualized.
Potential Payments Upon Termination or Change-in-Control
The information below describes and quantifies the compensation that would become payable to each of our NEOs if the NEO’s employment had terminated on August 2, 2025, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits may be in addition to benefits generally available to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price at the time of such event.

If an associate, including any of our NEOs, were to die or become disabled, target bonus would be paid, any unvested RSUs would become immediately vested (with PSUs vesting at target levels of performance), and any unexercisable stock options would be cancelled and forfeited. Any vested stock options exercisable at the time of death or disability would be exercisable at any time on or before the earlier to occur of the date that is one year after such separation or the grant’s expiration date.
For a description of termination provisions in the severance and change in control agreements, see “Executive Compensation—Compensation Discussion and Analysis—Employment, Severance and Change in Control Agreements.” In addition, the Fourth Amended and Restated 2020 Equity Incentive Plan and award agreements for long-term equity incentive awards also address some of these circumstances. The following table describes the potential payments as of August 2, 2025 upon termination of the NEOs.

Named Executive Officer	Payments Upon Termination	Separation from Service Without Cause, including Resignation for Good Reason(1)		Termination without Cause not qualifying as a Separation from Service without Cause(1)		Termination Without Cause or Resignation for Good Reason following Change in Control(2)		Termination as a result of Death or Disability		Retirement	Termination for Cause, or Resignation for Other Than Good Reason
Sandy Douglas	Cash Severance Pay	$7,158,648	(3)	$7,158,648	(3)	$8,471,148	(4)	$1,575,000	(5)	$—	$—
	Medical Benefits	70,000	(6)	70,000	(6)	87,500	(6)	—		—	—
	Acceleration of Stock Awards	7,853,779	(7)	—		15,329,471	(8)	15,329,471	(8)	—	—
	Total	$15,082,427		$7,228,648		$23,888,119		$16,904,471		$—	$—
Matteo Tarditi	Cash Severance Pay	$2,569,472	(9)	$2,569,472	(9)	$4,169,472	(10)	$800,000	(5)	$—	$—
	Medical Benefits	35,000	(6)	35,000	(6)	105,000	(6)	—		—	—
	Acceleration of Stock Awards	2,235,456	(7)	—		4,855,696	(8)	4,855,696	(8)	—	—
	Total	$4,839,928		$2,604,472		$9,130,168		$5,655,696		$—	$—
Danielle Benedict	Cash Severance Pay	$1,635,754	(9)	$1,635,754	(9)	$2,692,233	(10)	$478,012	(5)	$—	$—
	Medical Benefits	35,000	(6)	35,000	(6)	105,000	(6)	—		—	—
	Acceleration of Stock Awards	1,310,660	(7)	—		2,519,655	(8)	2,519,655	(8)	—	—
	Total	$2,981,414		$1,670,754		$5,316,888		$2,997,667		$—	$—
Mark Bushway	Cash Severance Pay	$1,854,655	(9)	$1,854,655	(9)	$3,054,655	(10)	$540,216	(5)	$—	$—
	Medical Benefits	35,000	(6)	35,000	(6)	105,000	(6)	—		—	—
	Acceleration of Stock Awards	1,190,763	(7)	—		2,344,468	(8)	2,344,468	(8)	—	—
	Total	$3,080,418		$1,889,655		$5,504,123		$2,884,684		$—	$—
Louis Martin	Cash Severance Pay	$2,245,903	(9)	$2,245,903	(9)	$3,649,903	(10)	$694,731	(5)	$—	$—
	Medical Benefits	35,000	(6)	35,000	(6)	105,000	(6)	—		—	—
	Acceleration of Stock Awards	1,844,999	(7)	—		3,524,535	(8)	3,524,535	(8)	—	—
	Total	$4,125,902		$2,280,903		$7,279,438		$4,219,266		$—	$—
(1)The Fourth Amended and Restated 2020 Equity Incentive Plan provides for certain prorated or partial vesting of shares upon Separation from Service without Cause (as defined in the Fourth Amended and Restated 2020 Equity Incentive Plan). The severance agreements provide for cash severance benefits only, including for certain terminations without Cause that do not qualify as a Separation from Service without Cause under the Fourth Amended and Restated 2020 Equity Incentive Plan.
(2)Amounts presented in this column assume that the NEO is terminated without Cause or resigns for Good Reason in contemplation of or within two years following a Change in Control (each as defined in the NEO’s applicable change in control agreement).
(3)Amount represents the sum of (i) 2x the CEO’s target base salary as of August 2, 2025, (ii) 2x the CEO’s annual cash incentive payment based on target performance for the fiscal year in which the executive is terminated and (iii) the amount of the CEO’s annual cash incentive payment that he would have earned during the fiscal year in which the executive was terminated.
(4)Amount represents the sum of (i) 2.5x the CEO’s base salary as of August 2, 2025, (ii) 2.5x the CEO’s annual cash incentive payments based on target performance for the fiscal year in which the executive is terminated, and (iii) the amount of the CEO’s annual cash incentive payment he would have earned during the fiscal year in which his employment was terminated.
(5)Represents the target bonus opportunity paid upon death or disability.
(6)Represents the amount that the Company would be required to pay in lieu of post-termination medical benefits for the NEO and his or her dependents.

(7)Amount represents the intrinsic value of each share that will vest upon a Separation from Service without Cause, which reflects shares underlying RSUs expected to vest within 365 days of the separation date (prorated with respect to any awards granted within 365 days of the separation date) and a prorated portion of unearned PSUs that are outstanding on August 2, 2025, which vest on an accelerated basis following the relevant termination date (as defined in the Third Amended and Restated 2020 Equity Incentive Plan, as applicable), with unearned PSUs vesting based on the “target” level of performance at the end of their performance period, with the exception of the fiscal 2023-2025 PSUs included at final 45% payout. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) $27.01 per share, the closing price of our common stock on the NYSE on August 1, 2025 (the last business day of fiscal 2025). See “Compensation Discussion and Analysis—Components of Executive Compensation Program for Fiscal 2025—Other Compensation and Benefits” for more information.
(8)Amount represents the intrinsic value of each share underlying an RSU or unearned PSU outstanding on August 2, 2025, and which vests on an accelerated basis following the relevant termination date (as defined in the Fourth Amended and Restated 2020 Equity Incentive Plan, as applicable), with unearned PSUs vesting based on the “target” level of performance, with the exception of the fiscal 2023-2025 PSUs included at final 45% payout. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) $27.01 per share, the closing price of our common stock on the NYSE on August 1, 2025 (the last business day of fiscal 2024).
(9)Amount represents the sum of (i) the NEO’s base salary, as in effect as of August 2, 2025, (ii) the NEO’s annual cash incentive payments based on target performance for the fiscal year in which the executive is terminated, and (iii) the prorated portion of the amount of the NEO’s annual cash incentive payment that the executive would have earned during the fiscal year in which the NEO’s employment was terminated. Amounts in the table reflect a full year bonus amount due to the assumption of a termination at year end. If an NEO were terminated during the fiscal year, this amount would be prorated.
(10)Amount represents the sum of (i) 2x the NEO’s base salary as of August 2, 2025, (ii) 2x the NEO’s annual cash incentive payments based on target performance for the fiscal year in which the NEO is terminated and (iii) the amount of the NEO’s annual cash incentive payment he or she would have earned during the fiscal year in which his or her employment was terminated.

Upon Mr. Persaud’s departure, under the terms of his severance agreement, he is entitled to 1x his base salary and 1x annual cash incentive payment based on target performance (totaling $1,008,250), plus a payment of $35,000 in lieu of post-termination medical benefits, plus up to $1,369,287 in outstanding equity based on prorated PSUs that may pay out based upon final metric performance and accelerated RSUs per the 2020 Equity Incentive Plan.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information with respect to equity awards under our equity compensation plans as of August 2, 2025.

Plans Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Plans approved by stockholders	3,657,293	(1)	$—	2,558,835	(2)
Plans not approved by stockholders	—		—	—
Total	3,657,293		$—	2,558,835
(1)Includes 2,256,361 RSUs under the Fourth Amended and Restated 2020 Equity Incentive Plan, and 1,400,932 PSUs under the Fourth Amended and Restated 2020 Equity Incentive Plan. RSUs and PSUs do not have an exercise price.
(2)All shares were available for issuance under the Fourth Amended and Restated 2020 Equity Incentive Plan. The Fourth Amended and Restated 2020 Equity Incentive Plan authorizes grants in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares, performance units or a combination thereof but includes limits on the number of awards that may be issued in the form of restricted shares or units. The number of shares remaining available for future issuances assumes that, with respect to outstanding PSUs, the vesting criteria will be achieved at the maximum level.

Pay vs. Performance
This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K under the 1934 Act (Item 402(v)) and does not necessarily reflect the actual value realized by our NEOs or how the Compensation Committee evaluates compensation decisions in light of Company performance. For discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please see the “Executive Compensation—Compensation Discussion and Analysis” section beginning on page 30. The following tables and related disclosures provide information about (i) the Summary Compensation Table total compensation of our principal executive officers (PEOs) and our non-PEO Named Executive Officers (Other NEOs) as presented in the Summary Compensation Table on page 49, (ii) the “compensation actually paid” (CAP) to our PEOs and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance metrics and (iv) the relationship of the CAP to those financial performance metrics.

Year	Summary Compensation Table Total for PEO(1)		Compensation Actually Paid to PEO(4)		Average Summary Compensation Table Total for non-PEO NEOs $(1)	Average Compensation Actually Paid to non-PEO NEOs $(4)(5)	Value of Initial Fixed $100 Investment Based on: (6)		(in millions)
	1st PEO $ (2)	2nd PEO $(3)	1st PEO $ (2)	2nd PEO $(3)			Total Shareholder Return $	Peer Group Total Shareholder Return $	Net Income $(7)	Adjusted EBITDA $(8)
2025	9,655,175	n/a	21,581,689	n/a	2,795,512	4,651,087	136	228	(118)	552
2024	7,619,334	n/a	5,237,814	n/a	2,724,029	843,517	74	171	(112)	518
2023	6,201,442	n/a	(1,706,501)	n/a	1,958,589	(4,707,368)	104	180	24	640
2022	8,722,292	6,312,014	8,947,422	709,289	3,053,051	2,223,744	214	222	248	829
2021	n/a	8,403,365	n/a	17,558,584	2,794,629	4,726,282	167	164	149	770
(1)The values reflected in this column represent the “Total” compensation set forth in the Summary Compensation Table on page 49.
(2)Mr. Douglas has served as PEO since August 9, 2021 (week 2 of fiscal 2022).
(3)Mr. Spinner served as PEO in fiscal 2021-2022, retiring on August 9, 2021, at which time Mr. Douglas became the new PEO.
(4)“Compensation actually paid” begins with the Summary Compensation Table totals reported for the PEOs and the average of the Other NEOs for each year and were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K. NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends do not apply.

	Fiscal 2025		Fiscal 2024		Fiscal 2023		Fiscal 2022			Fiscal 2021
NEO	Douglas PEO #1	Average NEO	Douglas PEO #1	Average NEO	Douglas PEO #1	Average NEO	Douglas PEO #1	Spinner PEO #2	Average NEO	Spinner PEO #2	Average NEO
Summary Compensation Table Total Pay $	9,655,175	2,795,512	7,619,334	2,724,029	6,201,442	1,958,589	8,722,292	6,312,014	3,053,051	8,403,365	2,794,629
Subtract Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(6,668,311)	(1,286,578)	(5,029,570)	(1,444,325)	(5,135,192)	(1,324,846)	(5,899,913)	—	(1,419,963)	(5,099,971)	(1,366,224)
Add Fair Value at FYE of Outstanding Awards Granted in Current Fiscal Year	10,511,293	1,816,277	4,471,036	939,207	2,001,105	494,269	6,125,044	—	1,281,636	11,570,416	3,054,335
Add Change in Fair Value of Outstanding Awards Granted in Prior Years	7,419,912	1,293,283	(1,590,840)	(526,667)	(4,670,685)	(5,146,889)	—	(10,699,745)	(913,495)	3,096,530	310,091
Add Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Years	663,621	194,851	(232,145)	(132,362)	(103,172)	(640,179)	—	5,097,020	592,254	(411,756)	(66,548)
Add Fair Value as of Prior Fiscal of Awards that failed to meet Vesting Conditions	—	(162,259)	—	(716,365)	—	(48,313)	—	—	(369,738)	—	—
Compensation Actually Paid $	21,581,689	4,651,087	5,237,814	843,517	(1,706,501)	(4,707,368)	8,947,422	709,289	2,223,744	17,558,584	4,726,282
(5)Other NEOs for fiscal 2021 are Mr. Howard (former CFO), Mr. Dorne (former COO), Ms. Sutton, (former Chief Legal Officer, General Counsel and Corporate Secretary) and Mr. Testa (former President); Other NEOs for fiscal 2022 are Mr. Howard (former CFO), Mr. Dorne (former COO), Mr. Stigers (former CEO, Cub), Ms. Sutton, (former Chief Legal Officer, General Counsel and Corporate Secretary) and Mr. Testa (former President); Other NEOs for fiscal 2023 are Mr. Howard (former CFO), Ms. Benedict (CHRO), Mr. Martin (President, Wholesale), Mr. Testa (former President) and Mr. Stigers (former CEO, Cub); Other NEOs for fiscal 2024 are Mr. Tarditi (CFO), Ms. Benedict (CHRO), Mr. Martin (President, Wholesale), Mr. Persaud (former President and CEO, Retail), Ms. Horvath (former COO) and Mr. Howard (former CFO) and Other NEOs for fiscal 2025 are Mr. Tarditi (CFO), Louis Martin (President of Conventional Grocery Products and CCO), Mr. Bushway (President of Natural, Organic, Specialty & Fresh Products and CSO), Ms. Benedict (CHRO) and Mr. Persaud (former President and CEO, Retail)
(6)Represents hypothetical $100 investment at the beginning of the measurement period. Peer group represents the S&P SmallCap 600 Food Distributors Index also used in the Company’s Annual Report under Part II Item 5 for the Comparative Stock Performance graph.

(7)As reported on Registrant’s Consolidated Statements of Income for the applicable fiscal reporting year, as provided under Part II Item 8 of the Company’s Annual Report.
(8)The Company has identified Adjusted EBITDA as the Company-selected measure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and the Other NEOs in 2025 to the Company’s performance. See Annex B for the definition of Adjusted EBITDA, a non-GAAP measure, and reconciliation to the most directly comparable GAAP measure.
(9)For performance-based awards, the fair values reflect the probable outcome of the performance vesting conditions as of each measurement date.

The following table identifies the four most important financial performance metrics used by our Compensation Committee to link the “compensation actually paid” to our PEO and Other NEOs in fiscal 2025, calculated in accordance with SEC regulations, to company performance. For a description of each of these performance metrics on our NEOs’ compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Financial Performance Measures
Adjusted EBITDA
Core Adjusted EPS
Free Cash Flow
The charts below describe the relationship between compensation actually paid to our PEOs and Other NEOs (as calculated above), a comparison of our cumulative TSR and the cumulative TSR of our peer group, our Adjusted EBITDA and our net income.

Proposal 2—Ratification of Independent Registered Public Accounting Firm
The Board, upon the recommendation of the Audit Committee, has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 1, 2026, subject to ratification by stockholders at the Annual Meeting. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of KPMG LLP, the Board will consider whether to appoint KPMG LLP despite the stockholder vote or to select another independent registered public accounting firm for fiscal 2026 and possibly future years.
Representatives of KPMG LLP, which served as our independent registered public accounting firm for the fiscal year ended August 2, 2025, will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to us. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The Audit Committee and Management are involved in the process for selection of our lead audit partner pursuant to this rotation policy.

The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2026. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

Fees Paid to KPMG LLP
In addition to retaining KPMG LLP to audit our financial statements for fiscal 2025, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2025	Fiscal 2024
Audit Fees	$5,287,419	$5,169,591
Audit-Related Fees	—	93,400
Tax Fees	546,912	672,000
All Other Fees	9,000	9,000
	$5,843,331	$5,943,991
Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to KPMG LLP’s assessment of internal control over financial reporting, the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Fiscal 2024 amounts relate to information technology system assessment services performed prior to implementation when the system implementation is expected in the future fiscal years.
Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, cost segregation studies, tax audit defense and mergers and acquisitions.
All Other Fees consist of fees for services other than the services reported above, including professional education tools.
The Audit Committee has considered whether the provision of the non-audit services described above by KPMG LLP is compatible with maintaining auditor independence and determined that KPMG LLP’s provision of non-audit services did not compromise its independence as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Our Audit Committee has adopted a written Pre-Approval Policy, under which the Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other related services. Pre-approval is generally provided for up to twelve months and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and Management are required to report periodically to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Under the Pre-Approval Policy, the Audit Committee has delegated pre-approval authority (subject to certain exceptions and dollar limits) to the Chair of the Audit Committee who shall report any pre-approval decisions to the Audit Committee for ratification at its next scheduled meeting. During fiscal 2025, all services provided to us by KPMG LLP were pre-approved either by the Audit Committee or the Chair of the Audit Committee acting pursuant to delegated authority in accordance with the Pre-Approval Policy.

Audit Committee Report
The Audit Committee of the Board consists solely of independent Directors, as defined by the NYSE listing standards and Section 10A of the Exchange Act and SEC rules thereunder, and it operates under a written charter adopted by the Board. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit Committee’s current charter can be found in the Investors section of our website, www.unfi.com. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document, and our internet address is included in this document as an inactive textual reference only. The Board has determined that all members of the Audit Committee are audit committee financial experts within the meaning of SEC regulations.
The Audit Committee has prepared the following report on its activities with respect to the audited consolidated financial statements for the fiscal year ended August 2, 2025 (for purposes of this report, the “audited financial statements” or “consolidated financial statements”). The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, except to the extent we specifically incorporate this report by reference in the specified filing.
As part of its delineated duties, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board; reviews the financial information issued to stockholders and others, including a discussion of the quality, and the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of discussions in the financial statements; and monitors our systems of internal control over financial reporting and the audit process. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and disclosure controls and procedures designed to drive compliance with accounting standards and applicable laws and regulations. Management also is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our own systems of internal control over financial reporting. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent integrated audit of the consolidated financial statements and the effectiveness of internal control over financial reporting and expressing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States (GAAP) and as to whether the Company maintained effective internal control over financial reporting.
The Audit Committee has met and held discussions with Management and KPMG LLP. In these discussions, Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with GAAP. The Audit Committee has reviewed and discussed the audited financial statements with Management and KPMG LLP. The Audit Committee meets with our internal auditors and KPMG LLP, with and without Management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
The Audit Committee held five formal meetings in fiscal 2025. The Audit Committee discussed with KPMG LLP all matters required to be discussed in accordance with auditing standards, including the statement on Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.
KPMG LLP has also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has considered and discussed with KPMG LLP the firm’s independence and the compatibility of any non-audit services provided by the firm with its independence.
Based on the Audit Committee’s review of the audited financial statements and the review and discussions noted above, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended August 2, 2025, for filing with the SEC.

James L. Muehlbauer, Chair
Lynn S. Blake
James Loree
Shamim Mohammad

Proposal 3—Advisory Approval of Our Executive Compensation
Over the past few years, we have made several enhancements to our executive compensation program, and we believe as a result of our demonstrated responsiveness to stockholder feedback, we received 93.9% and a 92.7% Say-on-Pay approval vote at our last two annual meetings. During our 2025 engagement discussions, our stockholders remained complimentary of our responsiveness and our compensation program in light of the changes we made in prior years. We continue to have a strong executive compensation program that we believe is appropriate and effective in aligning the interests of our executives with those of our stockholders. Our compensation program is designed to reinforce a sense of ownership in our Company and foster an entrepreneurial spirit. Our program drives urgency with respect to delivering significant value and alignment of compensation incentives, including both short- and long-term awards, as well as cash and non-cash awards, to measurable pre-established corporate performance metrics. We believe we have developed a compensation program designed to deliver our strategic objectives and to align our executives’ interests with those of our stockholders. Our compensation program includes the following:

✓	STI plan for fiscal 2025 included a Free Cash Flow metric, which is aligned with our long-term strategy to focus on debt reduction and efficient use of cash.
✓	Adjusted our PSU target setting process to include a 3-year cumulative goal and put a maximum 200% payout cap (vs. 220%) after consideration of how the Relative TSR modifier performs.
✓	Equity grants are weighted more heavily toward performance, with 60% PSUs and 40% RSUs (compared to 50%/50% prior to 2022).
✓
LTI plan for fiscal 2023-2025 included adjusted EPS and adjusted ROIC to incentivize prudent capital investments in our business that aligns with an increase in stockholder value. Final payout was 45%, evidencing our rigorous performance setting process.

✓	No employment agreements with any of our NEOs and clearly outlined terms for treatment of compensation upon termination of employment.
✓	Continued to maintain disciplined equity grant practices.
You are urged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the table under “Executive Compensation Tables—Summary Compensation Table—Fiscal Years 2023-2025” and other related compensation tables and narrative disclosure, which describe the compensation of our NEOs in fiscal 2025.
The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and incentivizing performance that supports our short- and long-term strategic objectives and that the compensation of our NEOs in fiscal 2025 reflects and supports these compensation policies and procedures.
As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
This advisory vote, commonly referred to as a “Say-on-Pay” advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs. The Board has adopted, and stockholders have approved, a policy of providing for annual advisory votes by stockholders on executive compensation. The next such vote will occur at the next annual meeting.

The Board unanimously recommends that stockholders vote “FOR” the advisory approval of our executive compensation. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

Proposal 4—Approval of the Fifth Amended and Restated 2020 Equity Incentive Plan
Background
On October 30, 2025, our Board approved the Fifth Amended and Restated 2020 Equity Incentive Plan (the Fifth Amended and Restated Plan) to increase the number of shares available for issuance under the Fifth Amended and Restated Plan by 1,500,000 shares. The 2020 Equity Incentive Plan was originally approved by stockholders in December 2019, and amended and restated in each of January 2021, March 2023, December 2023 and December 2024. The Fifth Amended and Restated Plan permits the grant of incentive and non-qualified stock options, stock appreciation rights (SARs), restricted shares, RSUs, performance awards and other stock-based awards to current or prospective officers, employees, Directors and consultants. Our Board believes that equity compensation is an essential component of our compensation philosophy, intended to provide equity ownership opportunities and performance-based incentives to further align the recipient’s interests with those of our stockholders, and recommends that you vote to approve the Fifth Amended and Restated Plan.
Last year, in response to stockholder feedback regarding dilution and burn rate, we issued stock-based awards to senior management and the Board and cash-based awards to associates below our senior leadership level. We told our stockholders in last year’s proxy statement that we would request enough shares for one year of awards. After the issuance of cash-based awards to associates below the senior leadership level in fiscal 2025 and an increase in our stock price, we have sufficient shares to make our annual grant to all eligible participants this year in December 2025. However, we moved to a cadence of December grants beginning in 2023 because we did not have sufficient shares for our normal cadence of October grants. We would like to be able to return to our regular cadence of October grants next year but would not be able to do so without additional shares available under our equity incentive plan. This year, we are requesting additional shares in order to grant equity-based awards to all eligible associates next year on our regular October 2026 grant date for fiscal 2027. We expect to request shares again in fiscal 2027 to make our fiscal 2028 award in October 2027. We continue to be mindful of stockholder feedback regarding dilution and burn rate while balancing our desire to maintain alignment between stockholder interests and our associates’ interests and also working to retain our associates and incentivize the hard work we ask of our team in delivering our long-term strategic initiatives.
Key Vote Considerations

We have a history of prudent grant practices.
◦We operate a larger and more complex business than peers as evidenced by our revenue size (71st percentile).
◦Despite that, for fiscal 2025, our stock compensation expense approximates our peer group’s 55th percentile and 45th percentile as a percent of revenue, demonstrating our commitment to responsible share usage.

◦We do not sell shares withheld to cover taxes and do not recycle these shares. Accordingly, our actual dilution is less than the number of outstanding awards suggests. In fiscal 2025, approximately 444,000 shares (equal to approximately 0.7% of our outstanding shares) that vested were withheld but not issued or recycled.

◦In fiscal 2025, we took a balanced approach by granting cash-settled awards to certain associates below the senior leadership level to help minimize dilution. As stated last year, this was intended to be a temporary solution, and we plan to switch back to all share-settled grants this year to conserve cash for debt repayment or other investments and further align stockholder interests deeper into the organization.

Paying market competitive compensation results in higher dilution than for our Comparator Group.
◦Our market capitalization was lowest amongst our peers and our outstanding share count was approximately 51% of the median number of the outstanding shares most recently reported of the Comparator Group.

◦When we pay at competitive levels, our relatively low market capitalization requires us to utilize more shares to deliver the same value of competitive compensation as our peers and results in significantly higher dilution.

◦We must compete with these companies for talent. We are executing a multi-year strategy, and our inability to attract and retain talent could impact our ability to realize the benefits of this strategy.

We continue to request additional shares to cover only one year of awards.
◦We have previously requested enough shares to award one year of equity grants to allow stockholders the chance to express approval of our program and compensation practices on an annual basis.
◦After issuing cash-based awards and following an increase in stock price, we have sufficient shares for this year’s awards and are requesting only enough shares to make our fiscal 2027 grant at our normal October timeframe instead of continuing to delay our annual grants, as we have done for the past two years and intend to do again this year.

Shares Available and Outstanding Awards
As of October 22, 2025, there were 60,931,668 shares of our common stock outstanding, with a closing price of $40.37 per share. As of such date, we had outstanding awards under the 2020 Equity Incentive Plan, as amended and restated

from time to time. The table below shows the shares available for issuance under the Fourth Amended and Restated Plan or reserved for issuance under outstanding awards as of October 22, 2025:

Types of Shares	Number of Shares
Available for new grants under the Fourth Amended and Restated 2020 Equity Incentive Plan	2,730,838 shares
Shares underlying outstanding awards granted under the 2020 Equity Incentive Plan	1,963,569 RSUs; 1,095,274 PSUs(1)
Total Shares Available for Grant and Subject to Outstanding Awards	5,789,681
(1)The performance units consist of awards granted in December 2023 and December 2024, which will vest or be forfeited based on Company performance metrics tied to pre-established financial metrics over three-year performance periods (fiscal 2024-2026 and fiscal 2025-2027, respectively). Shares shown at target. The number of shares of common stock issued upon vesting may be higher or lower than target depending on our performance during the relevant measurement period, subject to further adjustment based on application of the Relative TSR modifier. Up to 1,479,803 additional shares are reserved for issuance in the event of maximum performance across all outstanding PSUs. For more information about these performance awards, see “Executive Compensation—Compensation Discussion and Analysis— Components of Our Executive Compensation Program for Fiscal 2025—Long-Term Equity-Based Incentive Program” and “—Prior Long-Term Equity-Based Incentive Program, Results and Payouts.”

For more information concerning the grants made by the Company in fiscal 2023 through fiscal 2025, see “Historical Grants and Share Usage” below.
Request for Additional Shares Under the Fifth Amended and Restated Plan
Strong Stockholder Support for Our Compensation Program. We are asking stockholders to approve the Fifth Amended and Restated Plan so that we can effectively maintain the vital equity incentive component of our compensation program going forward. Our equity compensation program, which furthers our compensation philosophy, provides our executives and non-executive employees with an incentive to deliver our long-term strategic objectives. Our executive compensation program has been approved by approximately 93.9% and 92.7% of our stockholders in each of the past two years, respectively. We believe granting equity at benchmarked levels is a critical tool for attracting, retaining and rewarding our Directors and key employees and aligning their interests with those of our stockholders over the long term. We believe that providing at-risk, equity-based compensation is a fundamental component of our compensation program, is essential to creating compensation opportunities that are competitive relative to market levels and aligns Director and key employee incentives with our stockholders’ interests in a manner that promotes long-term performance.
Responsive Actions to Stockholder Feedback Regarding Dilution. Our Board recognizes the impact of dilution on our stockholders and believes that it has prudently managed equity awards, giving proper consideration to the dilutive impact of stock awards on stockholder equity. We have taken steps to limit dilution in response to stockholder feedback:

•Issued Cash-Settled Awards in Fiscal 2025. We issued cash-settled awards to associates below the senior leadership level in fiscal 2025, improving our burn rate for that year by 1.5%. The Compensation Committee retains the ability to settle the awards in shares but only intends to do so after taking into account dilution and burn rate impacts.
•Performance-Based Compensation Is More Heavily Weighted. We grant PSUs as 60% of our executives’ total LTI award, tying equity to performance. Our last five PSU awards have paid out at 45%, 45%, 54%, 99% and 24% of target, respectively, reflecting rigorous performance goals.
•Share Repurchase Plan. In September 2022, our Board authorized a share repurchase program for up to $200 million of our common stock over a term of four years (the 2022 Repurchase Program), which we manage pursuant to our capital allocation policies and subject to certain restrictions in our debt instruments and our capital allocation plans. We heard from stockholders that, when appropriate, they support buybacks as they can help manage dilution.
•Shares Withheld for Taxes Are Not Resold. We do not sell shares withheld to cover taxes and they do not return to the plan, so our dilution upon vesting is lower than suggested by the number of shares underlying outstanding awards. In fiscal 2025, approximately 444,000 shares were withheld for taxes and not issued or returned to the plan, representing approximately 0.7% of total common shares outstanding as of fiscal 2025 year-end.

Competitive Grants as a Tool for Retention. Our Compensation Committee reviews benchmark data in setting equity compensation levels and believes that grant amounts to our executive officers and other employees are sufficiently competitive to attract and retain top talent while remaining consistent with market levels of equity compensation. At our current share price, our low level of outstanding shares results in elevated dilution relative to our peers in order to maintain similar compensation practices.
Approval of the Fifth Amended and Restated Plan
The 2,730,838 shares remaining under the Fourth Amended and Restated Plan are not sufficient to allow us to return to our regular October grant date for next year after we make equity awards in December of this year. While we have sufficient shares to grant equity awards to all eligible associates this year, we are requesting enough shares to make a similarly structured grant to all equity-eligible participants for fiscal 2027. After three years of delayed equity awards, this would allow us to return to our normal October grant date and the opportunity to return to a normal cadence of requesting shares for the following fiscal year.
We remain mindful of feedback regarding our dilution with each share request. For this year, total dilution after giving effect to the proposed amended and restated plan would be 14.4%. We calculated our dilution rate as the sum of grants outstanding and shares available for future awards (numerator) divided by basic common shares outstanding, in each case as of October 22, 2025.
If we cannot grant competitive levels of equity-based compensation, our ability to attract and retain valuable employees would be significantly diminished, and our ability to retain key employees is vital to achieving our business strategy. We believe that it is in the best interests of our stockholders for our leadership to be stockholders and to be compensated in shares of our common stock. We strive to align our executive compensation packages to market practices, with the result that a significant portion of our expected executive officers’ total pay opportunities are in equity-based incentives for fiscal 2026: 72% of the total opportunity for our CEO, and an average of 55% for our other NEOs. We expect to grant equity awards to employees at and above the director level because we believe the performance of these employees has the most direct impact on achievement of the Company’s long-term strategic goals. Grants to associates other than executive officers is expected to represent 68% of the total equity dollars in fiscal 2026, reflecting our broad based distribution of equity grants to align our employees’ interests with stockholders’ interests. For information about grants made under our equity plans, see “Historical Grants and Share Usage” below.
Equity Plan Best Practices
As further described below in “Summary of the Fifth Amended and Restated Plan”, the Fifth Amended and Restated Plan includes terms and conditions that reflect best practices in governance and compensation:
•Grants under the plan are subject to our NYSE-mandated executive clawback policy, as well as our broader recoupment policy and stock ownership guidelines, each as in effect from time to time (including any changes that may be implemented to comply with listing requirements). Awards are not transferable (other than upon death);
•Change in control provisions are “double trigger” (requiring both a change in control and a termination of employment);
•The plan specifically describes the treatment of awards upon death, disability, retirement and certain separation events, thus limiting the need for exercise of administrative discretion and, in the case of retirement, maintaining incentives to focus executives that are nearing retirement (a time of heightened risk for short-term initiatives), on long-term performance;
•The plan contains a one-year minimum vesting requirement, with exceptions for death, disability, change in control, and up to 5% of the share reserve;
•The plan prohibits repricing of options and SARs;
•The plan includes detailed provisions for performance awards, which generally terminate upon termination of employment (other than terminations upon death, disability and retirement);
•The plan does not contain “liberal share recycling” provisions (shares surrendered upon payment of the option exercise price or used to pay tax withholding on any award are not added back to the number of shares that are available for awards, and any SARs that are settled in shares will be deemed to use the full amount of shares underlying the award);
•The plan contains limits on grant amounts and total compensation to non-employee Directors and per participant award limits; and
•Dividends (if any) payable on unvested awards are not available until the award has vested.
Summary of the Fifth Amended and Restated Plan
The following summary of the material terms of the Fifth Amended and Restated Plan is qualified in its entirety by reference to the complete text of the Fifth Amended and Restated Plan, as proposed to be approved, as set forth in Annex A to this proxy statement. You should read the complete text of the Fifth Amended and Restated Plan for more details regarding the operation of the Fifth Amended and Restated Plan. Capitalized terms used but not defined in this section shall have the meaning ascribed to such term in the Fifth Amended and Restated Plan.
Purpose
The purpose of the Fifth Amended and Restated Plan is to promote our interests and those of our stockholders by attracting and retaining key officers, employees, Directors and consultants; motivating such individuals by means of performance-related incentives to achieve long-range performance goals; enabling such individuals to participate in our long-term growth and financial success; encouraging ownership of our stock by such individuals; and linking their compensation to our long-term interests and those of our stockholders.
Administration
The Fifth Amended and Restated Plan must be administered by a committee composed of at least two “non-employee Directors,” within the meaning of Section 16 of the Exchange Act, and Rule 16b-3 thereunder, each of whom will be “independent” within the meaning of the NYSE listing standards and the rules and regulations of the SEC. The Board has appointed the full Compensation Committee to serve as the administrator of the Fifth Amended and Restated Plan. The Compensation Committee determines eligibility for and designates participants of the Fifth Amended and Restated Plan; determines the type and number of awards to be granted; determines the timing, terms and conditions of any award; and makes other determinations as provided in the Fifth Amended and Restated Plan. All decisions and interpretations made by the Compensation Committee with respect to the Fifth Amended and Restated Plan will be binding on us and participants. Subject to certain limitations under the Fifth Amended and Restated Plan, the Compensation Committee may delegate its authority to our officers to grant, modify or cancel awards, other than with respect to participants who are subject to Section 16 of the Exchange Act; any resolution delegating such authority shall specify the maximum amount that may be granted under such delegated authority.
Prohibition on Repricing without Stockholder Approval
The Fifth Amended and Restated Plan provides that, without the approval of our stockholders, the Compensation Committee may not lower the option price of a stock option after it is granted, lower the grant price of a SAR after it is granted, cancel a stock option in exchange for a replacement stock option or SAR with a lower exercise price or grant price when the option price exceeds the fair market value of the underlying shares (other than in certain limited situations involving a Change in Control), cancel a SAR in exchange for a replacement stock option or SAR with a lower exercise price or grant price when the grant price exceeds the fair market value of the underlying shares (other than in certain limited situations involving a Change in Control), or take any action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which shares of our common stock are traded.
Minimum Vesting Period
Except for Substitute Awards, as determined by the Compensation Committee following the grant of an Award in connection with the death, disability (as defined in Section 409A of the Code) of the Participant, or in the event of a Change in Control or Separation from Service without Cause, Awards granted hereunder shall have a Vesting Period of not less than one (1) year from the date of grant; provided, that the Compensation Committee under the Fifth Amended and Restated Plan has the discretion to waive this requirement with respect to an Award at the time of granting such Award so long as the total number of Shares that are issued under this Plan pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (or, in the case of vesting of Performance Awards or other Awards the vesting of which is subject to the achievement of performance-based objectives, over a period of less than one year measured from the commencement of the period over which performance is evaluated) shall not exceed 5% of the share reserve.
Eligible Participants
Any current or prospective officer, employee, Director or consultant of ours or one of our subsidiaries is eligible to be designated as a participant by the Compensation Committee. However, the granting, vesting and exercise of an award to a prospective employee, Director or consultant are conditioned upon such individual attaining such status. The Board must approve awards to Directors who are not also employees of ours. As of October 22, 2025, approximately 462 employees and 9 non-employee Directors would have been eligible to participate in the Fifth Amended and Restated Plan if such plan was effective.
Shares Subject to the Fifth Amended and Restated 2020 Equity Incentive Plan
The maximum number of shares of our common stock that may be issued pursuant to awards under the Fifth Amended and Restated Plan following its approval by the stockholders is expected to be 8,769,484 shares (Authorized Shares). This represents 1,500,000 additional shares, plus the number of shares remaining available for grant under the existing Plan as of the Annual Meeting, including shares that are forfeited and returned to the existing Plan by such time. The actual number may be higher or lower depending on actual grants and forfeitures made prior to the Annual Meeting. The maximum number of awards that we may issue as restricted shares, RSUs or performance share units (i.e., full-value awards) is equal to the number of Authorized Shares. The maximum number of shares with respect to which incentive stock options may be granted under the Fifth Amended and Restated Plan is 1,000,000. Each share issued pursuant to an award will reduce the share reserve by one share. If any award granted under the Fifth Amended and Restated Plan or the Prior Plan expires, terminates, is settled in cash or otherwise is forfeited or canceled for any reason without the delivery of shares, the shares no longer subject to such award will again be available for awards under the Fifth Amended and Restated Plan. Notwithstanding the foregoing, if a stock option or SAR is exercised, in whole or in part, by tender or withholding of shares or if our tax withholding obligation for any award under the Fifth Amended and Restated Plan is satisfied by the tender or withholding shares, the number of shares deemed to have been issued under the Fifth Amended and Restated Plan will be the number of shares that were subject to the award or portion thereof and not the net number of shares actually issued. SARs to be settled in shares will be counted in full against the number of shares reserved regardless of the number of shares issued in settlement of the SAR. The number of shares subject to the Fifth Amended and Restated Plan may be adjusted in the event of certain changes in our capital structure.
Per Participant Limitations
The maximum number of shares in respect of which stock option and SARs that may be granted to a participant under the Fifth Amended and Restated Plan for any fiscal year is 900,000. The grant date maximum value of restricted shares, RSUs and performance awards denominated in shares that may be granted under the Fifth Amended and Restated Plan to one individual in any fiscal year is $10,000,000. These limitations are cumulative. In other words, to the extent that shares or cash for which awards are permitted to be granted to a participant during a fiscal year are not covered by an award to such participant in that fiscal year (such shortfall, the “Shortfall Amount”), the number of shares (or amount of cash, as the case may be) available for awards to such participant will automatically increase in the subsequent fiscal years during the term of the Plan until the earlier of the time the Shortfall Amount has been granted to the participant, or the end of the third fiscal year following the year to which such Shortfall Amount relates (determined on a “first-in-first-out” basis). The aggregate grant date fair value of equity grants to any non-employee director in any calendar year plus the total cash compensation paid to such director for services rendered for such calendar year may not exceed $800,000.
Terms and Conditions of Awards
The Fifth Amended and Restated Plan permits the grant of stock options, SARs, restricted shares, RSUs, performance awards (including performance shares and performance units), and other stock-based awards. Stock options granted under the Fifth Amended and Restated Plan may be either incentive stock options complying with Section 422 of the Code or nonqualified stock options. Incentive stock options may be granted only to employees. All other awards may be granted to current or prospective officers, employees, Directors and consultants. All awards under the Fifth Amended and Restated Plan must be evidenced by an award agreement specifying the terms and conditions of the award and any rules applicable thereto.
Stock Options. A stock option represents the right to purchase a specified number of shares during a specified period of up to ten years. The award agreement will set forth the number of shares subject to the stock options, the option price, and the conditions and limitations applicable to the exercise of the stock options as determined by the Compensation Committee. The option price of stock options may not be less than the fair market value on the date that such stock options are granted under the Fifth Amended and Restated Plan. With respect to incentive stock options, the terms and conditions of such stock options will be subject to and comply with Section 422 of the Code. To the extent that the aggregate fair market value (determined at the time the incentive stock option is granted) of the shares with respect to which all incentive stock options are exercisable for the first time by an employee during any calendar year exceeds $100,000, or if and to the extent stock options fail to qualify as incentive stock options for any other reason, such stock options will constitute non-qualified stock options. Incentive stock options may not be granted to any individual who, at the time of grant owns stock possessing more than 10% of the total combined voting power of all of our outstanding common stock or any of our subsidiaries, unless the exercise price is not less than 110% of the fair market value of the common stock on the date of the grant and the exercise of such option is prohibited by its terms after the expiration of five years from the date of grant of such option.
SARs. Unless otherwise set forth in the award agreement, SARs represent the right to receive an amount of cash equal, or shares of common stock having a value equal, to the increase in the fair market value of a specified number of shares between the grant date of the SARs and the date on which they are exercised. The award agreement will set forth the number of shares subject to the award, the grant price, and the conditions and limitations applicable to the exercise of the SARs as determined by the Compensation Committee. The grant price of SARs may not be less than the fair market value on the date that such SARs are granted under the Fifth Amended and Restated Plan.
Restricted Shares. The award agreement for restricted shares will set forth the number of shares subject to the award, the period during which, and the conditions under which, the restricted shares may be forfeited to us, and the other terms and conditions of the award. Restricted shares may not be sold, transferred, or otherwise encumbered or disposed of until the expiration of the restricted period and the fulfillment of any other conditions to the award. The award agreement will set forth a period of time during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. If provided in the award agreement, an award will continue to vest and be exercisable after retirement. Unless otherwise provided in the award agreement, the participant receiving restricted shares will have the right to vote such shares and receive dividends, but any dividends paid on unvested shares of restricted stock will be escrowed and not paid to the participant until the shares of restricted stock on which the dividends were paid vest, and the participant will forfeit any dividends paid on restricted shares that are later forfeited by the participant. At the end of the restricted period and provided that any other restrictive conditions of the award are met, a stock certificate will be delivered to the participant free of the restricted stock legend (or restrictions on book-entry shares will be removed).
RSUs. Each RSU will have a value equal to the fair market value of a share on the date such RSU is granted under the Fifth Amended and Restated Plan. RSUs may be paid in cash, shares, other securities or property (as determined by the Compensation Committee) upon the lapse of restrictions applicable to the award and otherwise in accordance with the award agreement. RSUs will be subject to transfer restrictions similar to those of restricted shares, except that no shares are awarded to a participant who is granted RSUs on the date of grant, and such participant will have no rights of a stockholder with respect to the RSUs until the restrictions set forth in the award agreement lapse. The award agreement for RSUs will set forth the number of shares subject to the award, the period during which, and the conditions under which, the RSUs may be forfeited to us, and the other terms and conditions of the award. The award agreement will set forth a period of time during which the participant must remain in the continuous employment (or other service-providing capacity) for the forfeiture and transfer restrictions to lapse. The award agreement may also set forth performance or other conditions (including, but not limited to, performance goals based on the criteria listed in the Fifth Amended and Restated Plan) that will subject the shares to forfeiture and transfer restrictions. Unless otherwise determined by the Compensation Committee or as provided in the award agreement, all of the RSUs (and any dividend equivalent rights with respect thereto) will terminate unless the participant remains in continuous employment for the entire restricted period and unless the other restrictive conditions of the award are met.
Performance Award. The Compensation Committee may grant performance awards, which will consist of a right that is denominated in cash or shares (including but not limited to restricted shares and RSUs), valued, as determined by the Compensation Committee, in accordance with the achievement of such performance goals during such performance periods as the Compensation Committee may establish, and payable at such time and in such form as the Compensation Committee determines. Subject to the terms of the Fifth Amended and Restated Plan and any applicable award agreement, the Compensation Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award, and may amend specific provisions of the performance award; however, any such amendment may not adversely affect existing performance awards made within a performance period commencing prior to implementation of the amendment. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Compensation Committee, on a deferred basis.
The Compensation Committee must, in writing, select the performance goal(s) applicable to the performance period, establish the various targets and bonus amounts which may be earned for such performance period, and specify the relationship between performance goals and targets and the amounts to be earned for such performance period. Following the completion of each performance period, the Compensation Committee must certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable for such performance period. The Compensation Committee may adjust the amount of cash or number of shares payable to take into account additional factors that it might deem relevant affecting performance.
The Compensation Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring and/or described in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders on Form 10-K for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; (vii) any other event either not directly related to our operations or not within the reasonable control of our management; and (viii) any other event, condition or circumstance for which the Compensation Committee determines that an adjustment would be appropriate based on Compensation Committee guidelines, prior practice or other considerations.
Other Stock-Based Awards. The Compensation Committee may grant stock-based awards other than stock options, SARs, restricted shares, RSUs and performance awards. Such other stock-based awards will consist of an award of shares or an award denominated or payable in, or valued in whole or part by reference to, shares, and will have terms determined by the Compensation Committee to be consistent with the purposes of the Fifth Amended and Restated Plan.
Separation from Service
The Compensation Committee will determine the terms and conditions that will apply to any award upon a participant’s separation from service and may provide such terms and conditions in the award agreement or in such rules and regulations as it may prescribe. Unless otherwise provided in the award agreement, awards will fully vest on death or disability. Unless otherwise provided in the Fifth Amended and Restated Plan, an award agreement or a written employment or similar agreement between us and a participant, if a participant’s employment with or service to us terminates before the restrictions imposed on the award lapse, the performance goals have been satisfied or the award otherwise vests, such award will be forfeited. Except as otherwise provided in an award agreement or a written employment agreement or similar agreement between us and a participant, if a participant’s employment terminates prior to a Change in Control (as defined in the Fifth Amended and Restated Plan), for any reason other than death or disability, the vesting of any unvested award will not be triggered by such termination of employment or service. Notwithstanding the foregoing, termination of employment or service without Cause or for Good Reason that takes place within four (4) months prior to a Change in Control and that is made at the behest of the acquirer or in contemplation of such Change in Control will be treated as if such termination of employment or service took place after such Change in Control provided that the Change in Control actually occurs.
In the case of an employee participant who is not a party to an employment agreement or separate agreement which is governing the treatment of equity awards, the following treatment will apply with respect to awards (subject to the exercise of the discretion of the Compensation Committee). Upon a qualifying Separation from Service without Cause (as defined in the Fifth Amended and Restated Plan), a prorated portion of outstanding awards of RSUs shall vest upon such separation and a prorated portion of outstanding PSUs shall continue to vest subject to actual performance. The remainder of RSUs and PSUs not vesting in accordance with the terms of the Fifth Amended and Restated Plan will be forfeited. Pursuant to the Fifth Amended and Restated Plan, the Compensation Committee has authority to make determinations as to the timing, conditions and acceleration of vesting of equity awards granted, including in regard to any separation of service. Additionally, such prorated vesting is subject to the participant’s execution and non-revocation of release.
The Fifth Amended and Restated Plan permits awards to continue to vest in retirement (defined as a termination of active employment after the participant has attained 59 years of age and provided ten (10) years of service), if so provided in the award agreement. Performance awards granted in the year in which retirement takes place are pro-rated to reflect the length of the participant’s service during the applicable performance period prior to retirement. As a matter of policy, the Company expects all award agreements under the Fifth Amended and Restated Plan to include provisions allowing for vesting through retirement. Additionally, such continued vesting is subject to the participant’s execution and non-revocation of release.
Change in Control
In the event of a Change in Control, the successor or purchasing entity may, without the consent of any participant, either assume or continue our rights and obligations under any award outstanding immediately prior to the Change in Control or substitute for any such outstanding award a substantially equivalent award with respect to the successor’s or purchasing entity's stock. The Compensation Committee may in its discretion and without the consent of any participant determine that, upon the occurrence of a Change in Control, each or any award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled will be canceled in exchange for a payment with respect to each vested share subject to such award in cash, shares, shares of a corporation or other business entity a party to the Change in Control, or other property which, in any such case, will be in an amount having a fair market value equal to the fair market value of the consideration to be paid per share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such award.
Unless otherwise expressly provided in the award agreement, an employment agreement or other written agreement between us and a participant, or the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the acquiror does assume or continue outstanding awards upon the Change in Control, if a participant’s employment with or service to us is terminated involuntarily for any reason other than Cause (as defined in the Fifth Amended and Restated Plan), or a participant terminates his or her employment or service for Good Reason (as defined in the Fifth Amended and Restated Plan) within twelve (12) months of such Change in Control: (a) stock options and SARs will become fully vested as of the termination date and exercisable no later than 30 days following such termination date (or such other date permitted by Section 409A of the Code); (b) restricted shares and RSUs will become fully vested as of such termination date and will be delivered no later than 30 days following such termination date; and (c) any then-in-progress performance awards will become fully vested at target performance levels as of such termination date and will be delivered no later than 30 days following such termination date. Any outstanding performance awards relating to performance periods ending prior to the termination date which have been earned but not paid will become immediately payable.
Unless otherwise expressly provided in the award agreement, an employment agreement or similar written agreement with us, or the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the acquiror does not assume or continue outstanding awards upon the Change in Control, all outstanding awards that are not assumed or continued will be treated as follows (to the extent permitted by Section 409A of the Code): (a) stock options and SARs will become fully vested and exercisable as of date and time immediately prior to the Change in Control; (b) restricted shares and RSUs will become fully vested as of the date and time immediately prior to the Change in Control and shall settle immediately following the Change in Control; and (c) unless otherwise determined by the Compensation Committee, any performance awards relating to performance periods that have not ended as of the date of a Change in Control will automatically vest and become payable at the target level of performance.

Transferability of Awards
Except as otherwise permitted in an award agreement or by the Compensation Committee, awards under the Fifth Amended and Restated Plan are not transferable other than by a participant's will or the laws of descent and distribution.
Term and Amendment
No new awards may be granted under the Fifth Amended and Restated Plan after the seventh anniversary of the effective date, which will be December 16, 2025, subject to approval of our stockholders. The Board may amend, alter, suspend, discontinue or terminate the Fifth Amended and Restated Plan at any time; however, no amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.
Restrictive Covenants
Agreement to the restrictive covenants that shall be set forth in the applicable award agreement under the Fifth Amended and Restated Plan, including confidentiality, non-competition, non-solicitation and cooperation, is a condition to receipt of an award. The Committee may waive any conditions or rights under, amend the terms of or alter, suspend, discontinue, cancel or terminate any award granted (including retroactively) provided that any such action does not materially or adversely affect the rights of the participant without his or her consent.
Certain Federal Income Tax Consequences
The following is a brief summary of certain Federal income tax laws in effect on the date hereof with applicability to the Fifth Amended and Restated Plan. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend on his or her particular circumstances and other factors. The Fifth Amended and Restated Plan participants are encouraged to consult their own tax advisors with respect to any state tax consequences or particular federal tax implications of awards granted under the Fifth Amended and Restated Plan. The Fifth Amended and Restated Plan is not intended to be qualified under Section 40l(a) of the Code.
Stock Options
A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of stock options. Upon exercising a non-qualified option, the participant generally will recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the date of exercise, and we will be entitled to a deduction for the same amount. Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to non-qualified stock options. A participant generally will not recognize income, and we will not be entitled to take a deduction, upon the exercise of an incentive stock option (except that the alternative minimum tax may apply). If shares acquired upon the exercise of an incentive stock option are held for the longer of two years from the grant date of the stock options and more than one year after the date they were exercised, the difference between the sale price and the exercise price generally will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to incentive stock options if such holdings periods are met. If the participant does not satisfy these holding periods, then the participant will recognize ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise, over the exercise price, and we should be entitled to take a corresponding deduction.
SARs
A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of SARs. Upon exercising a SAR, the participant generally will recognize ordinary income in the amount by which the fair market value of the shares on the date of exercise exceeds the SAR exercise price, if any, and we will be entitled to a deduction for the same amount. Any ordinary income of the participant will be subject to tax withholding by us. Any additional gain or loss recognized upon the later disposition of the shares will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to a SAR.
Restricted Shares
The award of restricted shares will not result in taxable income to the participant, and we will not be entitled to take a deduction, at the time of grant unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is not made, upon the lapse of the restrictions upon restricted shares, the participant will recognize ordinary income in the amount equal to the fair market value of the shares at the time the restricted shares vest (less any amount paid for the shares), and we will be entitled to a deduction for the same amount.

Prior to the lapse of the restrictions on restricted shares, any dividends received on such shares will be treated as ordinary income to the participant. If an effective election under Section 83(b) of the Code is made, the participant will recognize ordinary income in the year that the restricted shares are awarded in an amount equal to the fair market value of the shares on the date of such award determined as if the restricted shares were not subject to restrictions, and we will be entitled to a deduction for the same amount. If the election is made, the participant will not recognize income at the time that the restrictions actually lapse. Any dividends received after the election is made generally will constitute qualified dividend income. If the restricted shares subject to the election are subsequently forfeited, the participant will not be entitled to a deduction or tax refund. Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to vested restricted shares.
Any additional gain or loss recognized upon the later disposition of shares acquired upon the vesting of restricted shares will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. Unless a participant makes an effective Section 83(b) election, the participant’s basis in the stock will be its fair market value at the time the restricted shares vest. We generally will have no tax consequence in connection with the later disposition of vested restricted shares.
RSUs
With respect to a grant of RSUs, the participant will recognize ordinary income on the amount of cash (for units payable in cash) or the fair market value of the common stock (for units settled in stock) at the time such payments are made available to the participant under the terms of the RSU award, and we will be entitled to a deduction for the same amount. The participant also is subject to capital gains treatment on the subsequent sale of any shares acquired through the settlement of the RSU. For this purpose, the participant’s basis in the common stock is his or her fair market value at the time the RSUs are settled (unless delivery of the shares has been validly deferred). Any ordinary income of the participant will be subject to tax withholding by us. We generally will have no tax consequence in connection with the later disposition of shares acquired pursuant to RSUs. A Section 83(b) election is not available with respect to RSUs. Any additional gain or loss recognized upon the later disposition of shares acquired upon the settlement of RSUs will be capital gain or loss, which may be long- or short-term capital gain or loss depending on the holding period. We generally will have no tax consequence in connection with the later disposition of shares acquired in settlement of RSUs.
Performance Awards
A participant will not recognize income, and we will not be entitled to take a deduction, upon the grant of performance awards unless the performance award is made in the form of shares and the participant makes an effective election under Section 83(b) of the Code to be taxed at the time of the grant. A Section 83(b) election is not available with respect to performance awards that are denominated as units. With respect to performance awards that are in the form of shares, a participant will recognize ordinary income in the same manner as described above with respect to restricted shares, with the vesting to be determined based on satisfaction of the performance goals. With respect to performance awards that are in the form of units (whether cash settled or stock settled), a participant will recognize ordinary income in the same manner as described above with respect to RSUs.
Substitute Payments
Substitute payments for dividends made to participants upon the vesting of restricted shares or certain performance awards payable in our stock will be taxed as ordinary income. After vesting, dividend payments may be qualified dividend income subject to federal capital gains tax treatment provided that the stockholder meets certain other requirements with respect to those shares. If a participant makes an effective Section 83(b) election with respect to restricted shares or certain eligible performance awards, these payments may be qualified dividend income, provided that the other requirements are met. We recommend that participants consult with their tax advisors to determine whether such dividends are qualified dividend income.
Section 409A
Section 409A of the Code provides generally that nonqualified deferred compensation that does not meet certain requirements will subject the recipients of such compensation to accelerated taxation, enhanced underpayment interest and an additional twenty percent tax. Although we intend to administer the Fifth Amended and Restated Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, we do not warrant that any award under the Fifth Amended and Restated Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. We will not be liable to any participant for any tax, interest, or penalties that such participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the Fifth Amended and Restated Plan.

New Plan Benefits
Information about grants we expect to make in fiscal 2026 under the 2020 Equity Incentive Plan is set forth in the following New Plan Benefits table. Any future awards granted to eligible participants under the 2020 Equity Incentive Plan will be subject to the discretion of the Compensation Committee and, therefore, the total number of awards that will be granted is not determinable at this time.
NEW PLAN BENEFITS
2020 Equity Incentive Plan

Name and Position	Dollar Value $	Number of Units
J. Alexander Miller Douglas, Chief Executive Officer	$7,750,000	*
Matteo Tarditi, President and Chief Financial Officer	$2,500,000	*
Danielle Benedict, Chief Human Resources Officer	$1,300,000	*
Mark Bushway, President of Natural, Organic, Specialty and Fresh Products and Chief Supply Chain Officer	$1,500,000	*
Louis Martin, President of Conventional Grocery Products and Chief Commercial Officer	$1,500,000	*
All executive officers as a group	$17,700,000	*
All non-executive Directors as a group	$1,575,000	*
All non-executive officer employees as a group	$38,200,000	*
*The number of units underlying each award will be determined using the closing price of our common stock on December 18, 2025, the expected grant date for each award, as reported on the NYSE.
Historical Grants and Share Usage
The following table displays the number of full value awards (RSUs and PSUs) and stock options outstanding as of the last day of each of the Company’s most recently completed three fiscal years and as of October 22, 2025, as well as additional information with respect to the average exercise price and remaining term for stock options, along with the shares available for issuance under the 2020 Equity Incentive Plan, or the Second Amended and Restated 2012 Equity Incentive Plan (the Prior Plan), as of such dates and the total number of the Company’s shares then outstanding:

Fiscal Year	Options Outstanding (1)	Weighted Average Exercise Price of Stock Options	Weighted Average Remaining Term (years)	Full Value Awards Outstanding	Shares Available for Issuance	Common Shares Outstanding
2023	311,861	$55.46	1.1	3,251,918	1,637,098	58,484,369
2024	125,214	$58.45	0.6	4,575,656	2,073,200	59,517,145
2025	0	n/a	n/a	3,657,293	2,558,835	60,624,242
10/22/2025	0	n/a	n/a	3,058,843	2,730,838	60,931,668
(1)Fiscal 2023 and fiscal 2024 include 252,516 and 99,714 of Supervalu, Inc. replacement options, respectively. All remaining options expired in fiscal 2025.
The following table sets forth information related to stock options and RSUs (excluding performance shares and performance units) granted by the Company under the 2020 Equity Incentive Plan, and forfeited in fiscal 2023, 2024, 2025 and through October 22, 2025:

Fiscal Year	Option Shares Granted	Option Shares Forfeited(1)	Restricted Share Units Granted	Restricted Share Units Forfeited
2023	—	171,087	1,257,107	195,117
2024	—	186,647	2,826,343	450,940
2025	—	125,214	678,681	252,831
10/22/2025	—	0	18,731	21,241
Total	—	482,948	4,780,862	920,129
(1)Excludes options cancelled upon expiration of exercise period.

The following table sets forth information related to the PSU awards granted under the 2020 Equity Incentive Plan in fiscal 2022, 2023, 2024 and 2025, and the portion of those awards that vested or were forfeited following completion of the applicable performance period (if such performance period has ended):

Grant Date	Performance Period	Performance Awards Granted at Target Level of Performance (# of shares)	Performance Awards Vested (# of shares)(1)	Performance Awards Forfeited (as a % of total award)(1)
10/12/2021	Fiscal 2022 – 2024	297,588	110,925	63%
10/6/2022	Fiscal 2023 – 2025	399,368	131,260	67%
12/21/2023	Fiscal 2024 – 2026	836,568
12/19/2024	Fiscal 2025 – 2027	475,922
(1)The performance periods for the awards granted on December 21, 2023 and December 19, 2024 are not completed.

The Board unanimously recommends that stockholders vote “FOR” the approval of the Fifth Amended and Restated 2020 Equity Incentive Plan. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

Other Matters
Stock Ownership of Certain Beneficial Owners and Management
This table includes information regarding the amount of our common stock beneficially owned as of October 22, 2025 by (i) each of our Directors, (ii) each of our executive officers named in the “Executive Compensation Tables—Summary Compensation Table—Fiscal Years 2023-2025,” (iii) all of our current Directors and executive officers as a group and (iv) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Ownership
Directors and Named Executive Officers:
J. Alexander Miller Douglas(3)	315,107	**
Lynn S. Blake	19,378	**
Gloria R. Boyland	27,656	**
Daphne J. Dufresne	69,099	**
Michael S. Funk(4)	88,827	**
James M. Loree	19,378	**
Shamim Mohammad	24,640	**
James L. Muehlbauer	93,897	**
James C. Pappas(5)	489,700	**
Jack Stahl	60,333	**
Giorgio Matteo Tarditi	26,902	**
Danielle Benedict	76,014	**
Louis Martin	56,422	**
Mark Bushway	31,070	**
Andre Persaud(6)	39,110	**
All current Directors and executive officers, as a group (17 persons)(7)(8)	1,478,400	2.4%
Other Stockholders:
BlackRock, Inc.(9)	9,074,740	14.9%
The Vanguard Group(10)	7,347,805	12.1%
Dimensional Fund Advisors LP(11)	3,512,927	5.8%
**    Less than 1%
(1)The address for each listed Director and executive officer is c/o United Natural Foods, Inc., 15 Park Row West, Suite 302, Providence, Rhode Island 02903. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.
(2)The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after October 22, 2025, through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.
(3)Includes 600 shares held by Mr. Douglas’s spouse.
(4)Includes 100 shares held by a child.
(5)Includes 293,144 shares held by JCP Investment Partnership, LP (JCP Partnership) and 177,178 shares held in certain accounts (JCP Accounts) managed by JCP Investment Management, LLC (JCP Management). JCP Investment Partners, LP (JCP Partners) is the general partner of JCP Partnership. JCP Investment Holdings (JCP Holdings) is the general partner of JCP Partners. JCP Management is the investment manager of JCP Partnership and the JCP Accounts. Mr. Pappas is the sole member of JCP Holdings and the managing member of JCP Management.
(6)Mr. Persaud departed the Company effective July 25, 2025. The number of shares is based on information furnished by Mr. Persaud in August 2025.
(7)Excludes Mr. Persaud, as he was not an officer of the Company at October 22, 2025.
(8)Includes 409,214 RSUs held by Directors and executive officers that vest within 60 days of October 22, 2025. Each non-employee Director holds 6,486 unvested RSUs. The number of unvested RSUs that vest within 60 days of October 22, 2025 held by our NEOs in this table are: Mr. Douglas—73,351; Mr. Tarditi—10,174; Mr. Bushway—11,252; Ms. Benedict—12,074; and Mr. Martin—17,299.
(9)Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on April 30, 2025 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 8,959,311 shares and sole dispositive power with respect to 9,074,740 shares. Includes shares beneficially owned by BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd. BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G.
(10)Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on October 31, 2025 by The Vanguard Group. The Vanguard Group reported shared voting power with respect to 420,117 shares, sole dispositive power with respect to 6,866,081 shares and shared dispositive power with respect to 481,724 shares.
(11)Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported sole voting power with respect to 3,446,739 shares and sole dispositive power with respect to 3,512,927 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the Funds). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, Dimensional) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

Stockholder Proposals and Director Nominations for the Next Annual Meeting of Stockholders
Stockholder Proposal
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the next annual meeting of stockholders must be submitted to our Corporate Secretary at 15 Park Row West, Suite 302, Providence, Rhode Island 02903, no later than the close of business on July 8, 2026. We strongly encourage stockholders interested in submitting a proposal to contact legal counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.
Proxy Access Nominee
We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of Directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. For the next annual meeting of stockholders, notice of proxy access director nominations must be submitted to the Corporate Secretary at the address specified above no earlier than June 8, 2026 and no later than July 8, 2026.
Advanced Notice Provisions for Proposal or Nominee
Our Bylaws also establish an advance notice procedure with regard to stockholder proposals and director nominations. If a stockholder wishes to present a proposal before the next annual meeting of stockholders or to nominate a director for election, but does not wish (or is not entitled) to have the proposal or director nomination considered for inclusion in our proxy statement, such stockholder must give written notice to our Corporate Secretary at the address noted above, which notice must be received by our Corporate Secretary no earlier than July 19, 2026 and no later than August 18, 2026. The stockholder’s submission must include certain specified information concerning the proposal or director nominee and the stockholder, including such stockholder’s ownership of our common stock, as described in more detail in our Bylaws. As we will not entertain any proposals at the annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal.
See “Proposal 1—Election of Directors—Stockholder Director Recommendations and Proxy Access” for further information on the requirements in our Bylaws related to proxy access and our advance notice procedures.
Universal Proxy Rules
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to UNFI at its principal executive offices no later than 60 calendar days prior to the anniversary date of the Annual Meeting (for the 2026 annual meeting (expected to be held in calendar year 2026), no later than October 17, 2026). However, if the date of the 2026 annual meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting is first made by the Company.

Information About the Meeting
Record Date and Share Ownership
Only stockholders of record on our books at the close of business on Wednesday, October 22, 2025 (the Record Date) will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. As of the close of business on October 22, 2025, we had 60,931,668 shares of common stock outstanding. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report were first made available to stockholders of record as of the Record Date on or about November 5, 2025. The Board is making these materials available to you on the Internet or, upon your request, is delivering printed versions of these materials to you without charge by mail. On or about November 5, 2025, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote. Stockholders of record who have previously elected to receive a full set of proxy materials in hard copy will receive such materials in lieu of the Notice of Proxy Availability.
Submitting and Revoking Your Proxy
If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:
FOR the election of Lynn S. Blake, Gloria R. Boyland, J. Alexander Miller Douglas, Daphne J. Dufresne, Michael S. Funk, James M. Loree, Shamim Mohammad, James L. Muehlbauer, James C. Pappas and Jack Stahl as Directors to serve until the next annual meeting of stockholders (Proposal 1);
FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 1, 2026 (Proposal 2);
FOR the approval, on an advisory basis, of our executive compensation (Proposal 3); and
FOR the approval of the Fifth Amended and Restated 2020 Equity Incentive Plan (Proposal 4).
If other matters come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the Annual Meeting.
You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone or (4) sending a written revocation to our Corporate Secretary at 15 Park Row West, Suite 302, Providence, Rhode Island 02903. Attendance at the Annual Meeting virtually through the Internet will not itself be deemed to revoke your proxy unless you vote via the Internet while attending the Annual Meeting. Your latest dated proxy card or telephone or Internet proxy at the time of the meeting is the one that is counted.
How to Vote
For Proposal 1, you may vote “FOR” or “AGAINST” each of the nominees to the Board. You may also abstain from voting “FOR” or “AGAINST” any nominee. For Proposals 2, 3 and 4 you may vote “FOR” or “AGAINST” or abstain from voting.
Stockholders of Record
If you are a stockholder of record, there are four ways to vote:
•by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;
•by making a toll-free telephone call within the United States or Canada to the number provided on your Notice of Proxy Availability; you will need the 16-digit control number from your Notice of Proxy Availability or proxy card;
•by voting on the Internet before the meeting; or
•by voting on the Internet during the meeting.
To vote on the Internet before the meeting, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card prior to the Annual Meeting. You will be asked to provide the 16-digit control number from the Notice of Proxy Availability. You may also vote on the Internet while attending the meeting virtually through the Internet.

If you plan to vote by telephone or Internet in advance of the meeting, your vote must be received by 11:59 p.m., Eastern Standard Time, on December 15, 2025 to be counted. Internet voting during the Annual Meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/UNFI2025AM. If you wish to vote at the Annual Meeting while attending virtually, you must have your 16-digit control number from your Notice of Proxy Availability or proxy card.
Street Name Holders
If you hold your shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name.” If you hold your shares in street name, these proxy materials will be forwarded to you by your broker, bank or other nominee and you should follow the voting instructions provided by your broker, bank or other nominee. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. You may not vote directly any shares you beneficially own that are held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee on how to vote your shares. You may complete and return a voting instruction card to your broker, bank or other nominee. Please check your Notice of Proxy Availability or contact your bank, broker or other nominee for more information. If you hold your shares in street name and wish to vote while attending the virtual Annual Meeting, you must have your 16-digit control number from your Notice of Proxy Availability or voting instruction card.
We provide Internet proxy voting to allow you to vote your shares online both before and during the meeting, with procedures designed to confirm the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Broker Non-Votes and Proxy Solicitation
If you do not provide your broker instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposals 1, 3, and 4 are non-discretionary items for which your broker will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of KPMG LLP) is a discretionary item, and your broker may vote your shares in its discretion even without voting instructions from you. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum but will not otherwise have any effect on the outcome of the vote on Proposals 1, 3 and 4.
In addition to solicitations by mail and the Internet, our Directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. In addition, we have retained Saratoga Proxy Consulting, LLC, to assist in the solicitation of proxies for a fee of $15,000 plus associated costs and expenses. We will request brokerage houses, banks, and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.
Quorum
Presence by attendance through the virtual Annual Meeting, or by proxy, of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the Annual Meeting will be required for a quorum at the meeting. Shares of common stock present by attendance through the virtual Annual Meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.
Votes Required
Proposal 1 (election of a total of ten nominees as Directors) is an uncontested Director election. In uncontested elections, our Bylaws require that each nominee be elected by a majority of votes cast with respect to such nominee. Therefore, a Director will be elected if the number of shares voted “FOR” the Director exceeds the number of shares voted “AGAINST” the Director. Since each nominee is already a Director, our Bylaws require any nominee who does not receive the affirmative vote of at least a majority of the votes cast to offer to tender his or her resignation to the Board. The Nominating and Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the Director’s resignation, or whether other action should be taken. The Board will act on such recommendation within 90 days from the date of the certification of the election results. Abstentions and broker non-votes will have no effect on this item because they are not considered votes cast.
For each of Proposal 2 (ratification of the selection of KPMG LLP), Proposal 3 (advisory approval of our executive compensation) and Proposal 4 (approval of the Fifth Amended and Restated 2020 Equity Incentive Plan), the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions (in the case of Proposals 2, 3 and 4) and broker non-votes (in the case of Proposals 3 and 4) will have no effect on the results because they are not considered votes cast.

Attending the Annual Meeting
We will be hosting a fully virtual Annual Meeting, as we have done for several years, live via the Internet. There will be no in-person meeting. We believe that hosting the Annual Meeting via the Internet encourages greater attendance and participation, including from investors who could not otherwise travel to attend our meeting, by providing virtual access and the ability to submit questions to be answered by Management or Directors online during and prior to the Annual Meeting. In addition, this format eliminates certain costs associated with holding an in-person meeting.
A summary of the information you need to attend the Annual Meeting online is provided below:
•Any stockholder as of the Record Date can attend the Annual Meeting virtually through the Internet at www.virtualshareholdermeeting.com/UNFI2025AM.
•Meeting starts at 3:30 p.m. Eastern Standard Time, with log-in at 3:15 p.m. on Tuesday, December 16, 2025.
•If attending the Annual Meeting virtually through the Internet, please have your 16-digit control number provided on your Notice of Proxy Availability or proxy card to enter the Annual Meeting.
•If you hold your shares in street name and wish to vote while attending the virtual Annual Meeting, you must have your 16-digit control number from your Notice of Proxy Availability or voting instruction card.
•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/UNFI2025AM.
•Stockholders may vote and, subject to any rules of conduct posted on the Annual Meeting website, submit questions while attending the Annual Meeting through the Internet. If your question is properly submitted during the relevant portion of the meeting agenda, we will do our best to respond to your question during the live webcast as time permits. We may consolidate answers to similar questions and will prioritize questions from stockholders who identify themselves by name. We will post responses to questions that we do not have sufficient time to answer during the meeting on our website, as appropriate.
•If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In either of these situations, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/UNFI2025AM. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.
•Webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/UNFI2025AM until December 16, 2026.
Before the meeting, you may post any questions to be answered at the meeting at www.proxyvote.com. You may also ask questions during the meeting, as described above.
Householding
We have adopted a procedure for stockholders whose shares are held in street name called “householding,” pursuant to which stockholders of record who have the same address and the same last name will receive only one Notice of Proxy Availability each and, as applicable, one set of any additional proxy materials that are delivered, unless one or more of these stockholders notifies us that they wish to continue receiving multiple copies. This procedure provides extra convenience for stockholders and a cost savings for us. Currently, we are not providing householding to stockholders of record.
If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered, or if your shares are held in street name and you are receiving multiple copies of our Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered and wish to receive only one, please notify your bank, broker or other nominee. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to our Investor Relations Department at (952) 828-4144 or United Natural Foods, Inc., 15 Park Row West, Suite 302, Providence, Rhode Island 02903, Attn: Investor Relations.
Stockholders who participate in householding will continue to receive separate control numbers for use in voting their shares, and, if requested, separate proxy cards.

The Board hopes that stockholders will attend the Annual Meeting on the Internet through a virtual web conference. Regardless of whether you plan to attend the Annual Meeting, you are urged to vote via the Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card as soon as possible so that your shares are represented at the Annual Meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the Annual Meeting may revoke their proxies and cast their votes electronically over the Internet through the virtual Annual Meeting.

By Order of the Board of Directors,

Jack Stahl
Independent Chair of the Board

November 5, 2025

FIFTH AMENDED AND RESTATED UNITED NATURAL FOODS, INC.
2020 EQUITY INCENTIVE PLAN

(EFFECTIVE AS OF DECEMBER 16, 2025)

FIFTH AMENDED AND RESTATED UNITED NATURAL FOODS, INC.
2020 EQUITY INCENTIVE PLAN

(EFFECTIVE AS OF DECEMBER 16, 2025)

Section 1. History and Purpose.

The United Natural Foods, Inc. 2020 Equity Incentive Plan (the “Plan”) was established by United Natural Foods, Inc. (the “Company”) to promote the interests of Company and its stockholders by fulfilling one or more of the following objectives: (i) attracting and retaining key officers, employees and directors of, and consultants to, the Company and its Subsidiaries; (ii) motivating such individuals by means of performance-related incentives to achieve long-term performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) aligning their compensation with the long-term interests of the Company and its stockholders. The Plan has been amended from time to time and the following provisions constitute an amendment and restatement of the Plan as in effect immediately prior to the Effective Date.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Acquiror” has the meaning provided in Section 12.1.

2.2 “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act; and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

2.3 “Award” means any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, or Other Stock-Based Award granted under the Plan, whether singly, in combination or in tandem, to a Participant by the Committee (or the Board) pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee (or the Board) may establish.

2.4 “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means, unless otherwise defined in the applicable Award Agreement, (i) conviction of the Participant under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude; (ii) unauthorized acts intended to result in the Participant’s personal enrichment at the material expense of the Company or any Subsidiary or Affiliate or their reputation; (iii) any violation of the Participant’s duties or responsibilities to the Company or a Subsidiary or Affiliate which constitutes willful misconduct or dereliction of duty; or (iv) material breach of the covenants described in Section 14.8 of this Plan.

2.7 “Change in Control” means, unless otherwise provided in the applicable Award Agreement, the happening of one of the following:

(a) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company’s then outstanding securities;

(b) the stockholders of the Company shall approve a definitive agreement and a transaction is consummated (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company;

(c) the purchase of 30% or more of the combined voting power of the Company’s then outstanding securities pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates; or

(d) the disposal of any line of business representing at least 15% of the Company’s consolidated net sales for the then-most recently completed fiscal year; provided, however, that such disposal shall only be deemed a “Change in Control” for Participants primarily employed in the line of business disposed of.

Notwithstanding the foregoing, in the case of any Award that is subject to Section 409A of the Code, a Change in Control must also constitute a change in control event within the meaning of Section 409A.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means a committee of the Board composed of not less than two Non-Employee Directors, each of whom shall be (i) a “non-employee director” for purposes of Exchange Act Section 16 and Rule 16b-3 thereunder and (ii) “independent” within the meaning of the listing standards of the New York Stock Exchange and the rules and regulations of the SEC.

2.10 “Company” means United Natural Foods, Inc., a Delaware corporation, and its successors and assigns.

2.11 “Consultant” means any consultant to the Company or its Subsidiaries.

2.12 “Director” means a member of the Board.

2.12A “Director Limit” has the meaning provided in Section 10.3 of the Plan.

2.13 “Disability” means, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan. With respect to Awards subject to Section 409A of the Code, unless otherwise defined in the applicable Award Agreement, the term “Disability” shall have the meaning set forth in Section 409A of the Code.

2.14 “Effective Date” has the meaning provided in Section 15.1 of the Plan.

2.15 “Employee” means a current or prospective officer or employee of the Company or of any Subsidiary.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.17 “Fair Market Value” with respect to the Shares, means, for purposes of a grant of an Award as of any date, (i) the reported closing sales price of the Shares on the New York Stock Exchange, or any other such market or exchange as is the principal trading market for the Shares, on such date, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined, in good faith and by the reasonable application of a reasonable valuation method (as applicable), by the Committee in its sole discretion, and for purposes of a sale of a Share as of any date, the actual sales price on that date.

2.18 RESERVED.

2.19 “Good Reason” means, unless otherwise provided in an Award Agreement, the occurrence of any one or more of the following without the Participant’s express written consent: (i) the assignment of duties to a Participant that are materially adversely inconsistent with the Participant’s duties immediately prior to a Change in Control, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Participant; (ii) a material reduction in a Participant’s title, authority or reporting status following a Change in Control as compared to such title, authority or reporting status immediately prior to a Change in Control, (iii) the Company’s requirement that a Participant relocate more than fifty (50) miles from the Participant’s place of employment prior to the Participant performed such duties prior to the Change in Control; (iv) a material reduction in the Participant’s base salary as in effect immediately prior to a Change in Control or the failure of the Company to pay or cause to be paid any compensation or benefits when due, and failure to restore such annual base salary or make such payments within five (5) days of receipt of notice from the Participant; (v) failure to include the Participant in any new employee benefit plans established by the Company for similarly-situated executives or a material reduction in the Employee’s level of participation in any benefit plans of the Company in which the Employee participated immediately prior to the Change in Control provided that a reduction or elimination of such plans with respect to all similarly-situated executives or a Company-wide reduction or elimination of such plans shall not constitute “Good Reason” for purposes of this Plan; or (vi) the failure of the Company to obtain a satisfactory agreement from the Acquiror to assume and perform the Award Agreement; provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the Participant has given the Company or any successor to the Company at least thirty (30) days to cure the Good Reason, (B) the Company or any such successor has not cured the Good Reason within the thirty (30) day period and (C) the Participant resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason.

2.20 “Grant Price” means the price established at the time of grant of an SAR pursuant to Section 6 hereof used to determine whether there is any payment due upon exercise of the SAR.

2.21 “Incentive Stock Option” means an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Non~~-~~Employee Director” means a member of the Board who is not an Employee of the Company or any Subsidiary.

2.23 “Non-Qualified Stock Option” means an option to purchase Shares from the Company that is granted under Sections 6 or 10 of the Plan and is not intended to be an Incentive Stock Option.

2.24 “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

2.25 “Option Price” means the purchase price payable to purchase one Share upon the exercise of an Option.

2.26 “Other Stock-Based Award” means any Award granted under Sections 9 or 10 of the Plan. An Other Stock-Based Award that is not settled in cash shall be treated as a Restricted Share Award.

2.27 “Outside Director” means, with respect to the grant of an Award, a member of the Board then serving on the Committee.

2.28 “Participant” means any Employee, Director, or Consultant who receives an Award under the Plan.

2.29 “Performance Award” means any Award granted under Section 8 of the Plan. A Performance Award that is not settled in cash shall be treated as a Restricted Share Award.

2.30 “Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

2.30A “Prior Effective Date” means December 18, 2019.

2.31 RESERVED.

2.32 “Relocation” has the meaning provided in Section 11.3 hereof.

2.33 “Restricted Share” means any Share granted under Sections 7 to 10 of the Plan.

2.34 “Restricted Share Unit” means any unit granted under Sections 7 to 10 of the Plan.

2.35 “Retirement” means the termination of the Participant’s employment with the Company and all of its Subsidiaries and Affiliates on or after the date on which both of the following have occurred: (i) the Participant has attained 59 years of age and (ii) the Participant has provided ten (10) years of service to the Company and its Subsidiaries and Affiliates. Years of service will be calculated as full years since the Participant’s most recent “hire date” or “rehire date,” which shall mean the applicable date on file for the Participant in the Company’s human resources books and records, determined in the Company’s sole discretion.

2.36 “SEC” means the Securities and Exchange Commission or any successor thereto.

2.37 “Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.38 RESERVED.

2.39 “Separation from Service” or “Separates from Service” shall have the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder. In the event an Award is not subject to Section 409A of the Code, the term “Separation from Service” or “Separates from Service” shall mean the termination of employment or service with the Company, the Subsidiaries and the Affiliates.

2.40 “Separation from Service without Cause” has the meaning provided in Section 11.3 hereof.

2.41 “Share Reserve” has the meaning set forth in Section 4.1 hereof.

2.42 “Shares” means shares of the common stock, par value $0.01 per share, of the Company, or any security into which such shares may be converted by reason of any event of the type referred to in Sections 4.2, 12.1, and 13.3.

2.43 “Specified Employee” has the meaning ascribed to such term pursuant to Section 409A of the Code and the regulations promulgated thereunder.

2.44 “Stock Appreciation Right” or “SAR” means a stock appreciation right granted under Sections 6, 8 or 10 of the Plan that entitles the holder to receive, with respect to each Share subject to the SAR the amount determined by the Committee and specified in an Award Agreement. If the Award Agreement fails to specify the amount to be received by the holder, the holder shall be entitled to receive, with respect to each Share subject to the exercise of such SAR, the excess of the fair market value of such Share on the date of exercise over the Grant Price.

2.45 “Subsidiary” means any Person (other than the Company) of which 50% or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

2.46 “Substitute Awards” means Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any Subsidiary or with which the Company or a Subsidiary combines.

2.47 “Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

Section 3. Administration.

3.1 Authority of Committee. The Plan shall be administered by a Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Outside Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion (and in accordance with Section 409A of the Code with respect to Awards subject thereto) to:

(a) designate Participants;

(b) determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan;

(c) determine the type or types of Awards to be granted to a Participant;

(d) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

(e) determine the timing, terms, and conditions, including performance objectives, as applicable, and any adjustments thereto, of any Award;

(f) accelerate the time at which all or any part of an Award may be vested, settled or exercised;

(g) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(h) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(i) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(j) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable;

(k) make all determinations under the Plan concerning any Participant’s Separation from Service, including whether such separation occurs by reason of Cause, Good Reason, Disability, or Retirement, and whether a leave of absence constitutes a Separation from Service;

(l) make all determinations under the Plan, including by setting a policy, concerning the treatment of a leave of absence that the Committee determines not to constitute a Separation from Service;

(m) conclusively interpret and administer the Plan, any Award Agreement and any instrument or agreement relating to the Plan or an Award made under the Plan;

(n) except to the extent otherwise prohibited by the Plan, including Section 6.2 of the Plan, amend or modify the terms of any Award at or after grant with the consent of the holder of the Award, or in the case of an amendment or modification that is to the Participant’s benefit, without the consent of the holder of the Award;

(o) establish, amend, suspend or waive such policies, processes, rules and regulations and, if desired, appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(p) adopt special guidelines and provisions for Persons who are residing in, employed in or subject to the taxes of any domestic or foreign jurisdiction to comply with applicable tax and securities laws of such domestic or foreign jurisdiction;

(q) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement related thereto; and

(r) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 13 hereunder to amend or terminate the Plan.

3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary or Affiliate, any Participant and any holder or beneficiary of any Award. The Committee shall have no obligation to treat Participants or eligible Participants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees or Directors who are eligible to receive,

Awards (whether or not such Participants or eligible Employees or Directors are similarly situated). A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company or to a Committee of such officers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Exchange Act Section 16 or who are otherwise not subject to Section 16. Any resolution delegating authority to grant Awards shall specify the maximum number of Shares underlying Awards that may be granted pursuant to such delegated authority.

3.4 No Liability. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

Section 4. Shares Available for Awards.

4.1 Shares Available. Subject to adjustment under Section 4.3 and the provisions of Section 4.2 below, the maximum aggregate number of Shares reserved and available for distribution under the Plan shall not exceed 8,769,4841 Shares, (such aggregate amount, the “Share Reserve”). The number of Shares with respect to which Incentive Stock Options may be granted under this Plan shall be no more than 1,000,000. If any Award granted under this Plan (whether before or after the Effective Date of this Plan) shall expire, terminate, be settled in cash or otherwise be forfeited or canceled for any reason without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the Share Reserve, to the extent of any such forfeiture, termination, settlement, expiration or cancellation, shall be added back to the Share Reserve. The Committee may make such other determinations regarding the counting of Shares issued pursuant to this Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law. Notwithstanding the foregoing, if an Option or SAR is exercised, in whole or in part, by tender or withholding of Shares, or if the Company’s tax withholding obligation for any Award (including Awards granted prior to the Effective Date) is satisfied by the tender or withholding Shares, the number of Shares deemed to have been issued for purposes of the limitation set forth in this Section 4.1 shall be the number of Shares that were subject to the Award or portion thereof, and not the net number of Shares actually issued, and any SARs to be settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon the settlement of the SAR.

4.2 Per Participant Limitations. The maximum number of Shares in respect of which Options and SARs may be granted to a Participant during any fiscal year under the Plan is 900,000. The maximum value of Restricted Share Awards, Restricted Share Unit Awards and Performance Awards denominated in Shares that may be granted to any Participant during any fiscal year under the Plan is $10,000,000, excluding, for this purpose, the value of any dividends or dividend equivalents payable in accordance with the Plan on any Award. The value of such Awards shall be based on the grant date fair value. For Performance Awards denominated in Shares, the value shall be the grant date fair value of the target number of Shares. For Performance Awards that are denominated in cash, the maximum value that may be granted to any Participant during any fiscal year under the Plan is $10,000,000. The individual Participant limitations set forth in this Section 4.2 shall be cumulative; that is, to the extent that Shares or cash for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in that fiscal year (such shortfall, the “Shortfall Amount”), the number of Shares (or amount of cash, as the case may be) available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until the earlier of
1 1,500,000 additional shares, plus the number of shares remaining available for grant under the existing Plan as of the December 16, 2025 annual meeting and shares underlying outstanding awards under the 2020 Equity Incentive Plan.

the time the Shortfall Amount has been granted to the Participant, or the end of the third fiscal year following the year to which such Shortfall Amount relates (determined on a “first-in-first-out” basis).

4.3 Adjustments. Without limiting the Committee’s discretion as provided in Section 12 hereof, if there shall occur any change in the capital structure of the Company by reason of any extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property, and other than a normal cash dividend), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event having an effect similar to the foregoing, then the Committee shall, in an equitable and proportionate manner as determined by the Committee (and, as applicable, in such manner as is consistent with Sections 422 and 409A of the Code and the regulations thereunder), take action as provided in clauses (i), (ii) or (iii) of this Section 4.3, as follows:

(i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards (or any particular type of Awards) may be granted under the Plan, in the aggregate or on a per Participant basis; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price with respect to any Award under the Plan, and (4) the limits on the number of Shares or Awards that may be granted to Participants under the Plan in any period;

(ii) provide for an equivalent award in respect of securities of the Acquiror or surviving entity of any merger, consolidation or other transaction or event having a similar effect; or

(iii) make provision for a cash payment to the holder of an outstanding Award.

Any such adjustments to outstanding Awards shall be effected in a manner that precludes the material enlargement or dilution of rights and benefits under such Awards.

4.4 Substitute Awards. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Share Reserve to the extent that the rules and regulations of any stock exchange or other trading market on which the Shares are listed or traded provide an exemption from shareholder approval for assumption, substitution, conversion, adjustment, or replacement of outstanding awards in connection with mergers, acquisitions, or other corporate combinations.

4.5 Sources of Shares Deliverable under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of issued Shares which have been reacquired by the Company.

Section 5. Eligibility.

Any current or prospective Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Outside Directors shall only be eligible to receive Awards granted consistent with Section 10 and Awards to Non-Employee Directors shall be subject to Section 10.3. The granting, vesting and exercise of an Award to a prospective Employee, Director or Consultant shall be conditioned upon such individual attaining such status.

Section 6. Stock Options and Stock Appreciation Rights.

6.1 Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the Option Price or Grant Price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. The grant of an Option or SAR shall occur when the Committee by resolution, written consent or other appropriate action determines to grant such Option or SAR for a particular number of Shares to a particular Participant at a particular Option Price or Grant Price, as the case may be, or such later date as the Committee shall specify in such resolution, written consent or other appropriate action. The Committee shall have the authority to grant Incentive Stock Options and to grant Non-Qualified Stock Options; provided, however, that an Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option (and/or to the extent that it does not otherwise satisfy the requirements for an Incentive Stock Option). In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code. An Employee who has been granted an Option under the Plan may be granted additional Options under the Plan if the Committee shall so determine; provided, however, that to the extent the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Shares with respect to which all Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all plans described in Section 422(d) of the Code of the Employee’s employer corporation and its parent and Subsidiaries) exceeds $100,000, or if and to the extent the Options fail to qualify as Incentive Stock Options for any other reason, such Options shall constitute Non-Qualified Stock Options. No dividends or dividend equivalents shall be paid or accrue on any Option.

6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option may not be less than the Fair Market Value of a Share on the date such Option is granted, and the Grant Price of an SAR may not be less than the Fair Market Value of a Share on the date such SAR is granted. In the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.3 hereof in the form of Options or SARs, such grants shall have an Option Price (or Grant Price) per Share that is intended to maintain the economic value of the Award that was replaced or adjusted as determined by the Committee determined in a manner that conforms to Section 409A of the Code and other applicable law. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.3 hereof, neither the Board nor the Committee shall have the authority to (i) lower the Option Price of an Option after it is granted, (ii) lower the Grant Price of an SAR after it is granted, (iii) cancel an Option when the Option Price exceeds the Fair Market Value of the underlying Shares in exchange for the grant of a replacement Option or SAR with a lower Option Price or Grant Price (as applicable) or cash or another Award (other than in connection with a Change in Control or a Substitute Award), (iv) cancel an SAR when the Grant Price exceeds the Fair Market Value of the underlying Shares in exchange for the grant of a replacement SAR or Option with a lower Grant Price of Option Price (as applicable) or cash or another Award (other than in connection with a Change in Control or a Substitute Award), or (v) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s stockholders.

6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6 hereof, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, but subject to Section 6.4(a) hereof, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

6.4 Exercise.

(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine. The Committee may provide, at or after the grant, that the period of time over which an Option or SAR may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, however, that during the extended exercise period the Option or SAR may only be exercised to the extent such Award was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws.

(b) The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable.

(c) An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option or SAR, delivered to the Company at its principal office, and payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised. Notwithstanding the foregoing, an Award Agreement may provide, or be amended to provide, that if on the last day of the term of an Option or SAR the Fair Market Value of one Share exceeds the Option Price or Grant Price, as applicable, of such Award by an amount as may be determined by the Committee, the Participant has not exercised the Option or SAR and the Option or SAR has not otherwise expired, the Option or SAR shall be deemed to have been exercised by the Participant on such day with payment of the Option Price made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes, and any fractional Share shall be settled in cash; and in the case of an SAR, the net number of Shares that the Participant would have received had the Participant actually exercised such SAR on such date.

(d) Payment of the Option Price shall be made in (i) cash or cash equivalents, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the fair market value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 14.6 of the Plan), such transfer to be upon such terms and conditions as determined by the Committee, (iii) by a combination of (i) or (ii), or (iv) by any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, (x) a cashless (broker-assisted) exercise that complies with applicable laws or (y) withholding Shares (net-exercise) otherwise deliverable to the Participant pursuant to the Option having an aggregate fair market value at the time of exercise equal to the total Option Price together with any applicable withholding taxes (which taxes may be satisfied in accordance with Section 14.6). Until the Participant (or other Person exercising the Option) has been issued the Shares subject to such exercise, he or she shall possess no rights as a stockholder with respect to such Shares. The Company reserves, at any and all times in the Company’s sole discretion, the right to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a method set forth in subsection (iv) above, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(e) At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Shares or a combination of cash and Shares. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

6.5 Separation from Service. Except as otherwise provided in the applicable Award Agreement, an Option or SAR may be exercised only to the extent that it is then exercisable, and if at all times during the period beginning with the effective date of Award and ending on the date of exercise of such Award the Participant is an Employee, Non-Employee Director or Consultant, and shall terminate immediately upon a Separation from Service by the Participant. Notwithstanding the foregoing provisions of this Section 6.5 to the contrary, the Committee may determine in its discretion that an Option or SAR may be exercised following any such Separation from Service, whether or not exercisable at the time of such separation; provided, however, that in no event may an Option or SAR be exercised after the expiration date of such Award specified in the applicable Award Agreement, except as provided in Section 6.4(a). If provided in the applicable Award Agreement or in accordance with any determination of the Committee at or after grant, an Award shall continue to vest and be exercisable after Retirement.

6.6 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Incentive Stock Option is otherwise granted pursuant to the Plan, the Employee owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such Employee pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares, and such Incentive Stock Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

Section 7. Restricted Shares and Restricted Share Units.

7.1 Grant.

(a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b) Each Restricted Share Award and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share Award or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the Participant receiving such Award must remain in the continuous employment (or other service-providing capacity) of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. As provided in this Plan, in an applicable Award Agreement or in accordance with any determination of the Committee at or after grant, an Award shall continue to vest and be exercisable after Retirement and may vest in part upon Separation from Service without Cause. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions (whether in addition to or separately from any service-based requirement). The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2 Delivery of Shares and Transfer Restrictions.

(a) At the time a Restricted Share Award is granted, a certificate representing the number of Shares awarded thereunder shall be registered in the name of the Participant receiving such Award. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the Participant receiving such Award subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. The foregoing to the contrary notwithstanding, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner. The holding of Restricted Shares by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Restricted Shares, in accordance with this Section 7.2(a), shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the transfer restrictions.

(b) Unless otherwise provided in the applicable Award Agreement, the Participant receiving an Award of Restricted Shares shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; (iii) dividends payable on Restricted Shares for which the forfeiture restrictions have not yet lapsed shall be held in escrow and shall not be payable to the Participant until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Restricted Shares and any dividends paid with respect to Restricted Shares for which the restricted period shall not expire or for which any other restrictive conditions shall not be fulfilled shall be forfeited by the Participant; and (iv) except as otherwise set forth in this Plan, the applicable Award Agreement, or as otherwise determined by the Committee at or after grant, all of the Shares shall be forfeited and all rights of the Participant to such Shares shall terminate, without further obligation on the part of the Company, unless the Participant remains in the continuous employment or service of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met. Restricted Share Units (and any dividend equivalent rights with respect thereto) shall be subject to similar transfer (and payment) restrictions as Restricted Share Awards, except that no Shares are actually awarded to a Participant who is granted Restricted Share Units on the date of grant, and such Participant shall have no rights of a stockholder with respect to such Restricted Share Units until the restrictions set forth in the applicable Award Agreement have lapsed.

7.3 Termination of Restrictions. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the Restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

7.4 Payment of Restricted Share Units. Each Share subject to a Restricted Share Unit shall have a value equal to the fair market value of a Share. Restricted Share Units may be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If the applicable Award Agreement specifies that a Participant will be entitled to dividend equivalent rights, the amount of any such dividend equivalent right (i) shall equal the amount that would be payable to the Participant as a stockholder in respect of a number of Shares equal to the number of Shares then subject to the Restricted Share Units then credited to the Participant, (ii) shall not be payable to the Participant until the fulfillment of any restrictive conditions set forth in the Award Agreement with respect to such Restricted Share Units and any dividends equivalent rights with respect to Restricted Share Units for which the restrictive conditions shall not be fulfilled shall be forfeited by the Participant, and (iii) shall otherwise be payable in accordance with Section 409A of the Code with regard to Awards subject thereto. Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of. Except as otherwise determined by the Committee at or after grant, or as provided in this Plan or the applicable Award Agreement, all Restricted Share Units and all rights of the grantee to such Restricted Share Units (and any dividend equivalents with respect thereto) shall terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment or service of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met.

Section 8. Performance Awards.

8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including but not limited to Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3 Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis. Separation from Service prior to the end of any performance period, other than for reasons of death, Disability, or Retirement or Separation from Service without Cause, will result in the forfeiture of the Performance Award, and no payments will be made. As set forth in accordance with the terms of this Plan, the applicable Award Agreement, or in accordance with any determination of the Committee at or after grant, Performance Awards shall continue to vest after Retirement or Separation from Service without Cause, but Performance Awards granted in the year in which Retirement occurs and Performance Awards held by a Participant upon a Separation from Service without Cause shall be pro-rated to reflect the length of the Participant’s service during the applicable performance period prior to such Retirement or Separation from Service without Cause. Notwithstanding the foregoing, the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.4 Establishment of Performance Criteria. In the case of grants of Performance Awards, the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Participant for such performance period. The Committee shall make such determination within 90 days after the commencement of the performance period, unless the Committee determines that it is necessary or appropriate to extend the time for determining the performance criteria. Following the completion of each performance period, the Committee shall certify in writing (which may be set forth in the minutes of the Committee) whether the applicable performance targets have been achieved and the amounts, if any, payable for such performance period. In determining the amount earned by a Participant for a given performance period, the Committee shall have the right to adjust the amount of cash or number of Shares payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

8.5 Adjustment of Performance Criteria. The Committee may appropriately adjust any evaluation of performance to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any items that are unusual in nature or infrequently occurring (within the meaning of applicable accounting standards or otherwise in the reasonable determination of the Committee) and/or described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; (vii) any other event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; and (viii) any other event, condition or circumstance for which the Committee determines that an adjustment would be appropriate based on Committee guidelines, prior practice or other considerations.

Section 9. Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 or 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 10. Non-Employee Director and Outside Director Awards.

10.1 Non-Employee Director Awards. The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards, including, subject to Section 14.17, unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a Non-Employee Director’s Separation from Service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

10.2 Outside Director Awards. The Board may also grant Awards to non-employee Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 and 9 above. With respect to such Awards, all references in the Plan to the Committee shall be deemed to be references to the Board.

10.3 Limits to Directors. Notwithstanding anything in the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year, shall not exceed $800,000 (the “Director Limit”); and further provided that the Director Limit for any Non-Employee Director shall be determined without regard to amounts paid to the Non-Employee Director for any period in which such individual was an Employee or Consultant (other than grants of awards paid for service in their capacity as a Non-Employee Director), and any severance and other payments such as consulting fees paid to a Non-Employee Director for such individual’s prior or current service to the Company or any Affiliate other than serving as a director shall not be taken into account in applying the Director Limit. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.

10.4 Post-Service Vesting. If a Non-Employee Director ceases to serve as a director for any reason, other than an involuntary removal during the pendency of a term as director, any Award made to such Non-Employee Director may continue to vest if so provided in the Award Agreement or in accordance with any determination of the Board at or after grant.

Section 11. Separation from Service.

11.1 Impact on Awards. Except as provided in Section 11.2 of this Plan, the Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Separation from Service, including a Separation from Service with or without Cause, by a Participant voluntarily, including for Good Reason, or by reason of death, Disability, or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe. Unless otherwise provided in the Award Agreement, Awards shall fully vest on death or Disability.

11.2 Forfeiture of Performance Awards on Separation from Service; No Acceleration of Vesting. Unless otherwise provided in (i) this Plan or (ii) an Award Agreement or a written employment or similar agreement between the Company or a Subsidiary and a Participant, if a Participant’s Separation from Service occurs before the restrictions imposed on the Award lapse, the performance goals have been satisfied or the Award otherwise vests, such Award shall be forfeited. Except as otherwise provided in this Plan, an Award Agreement or a written employment agreement or similar agreement between the Company or a Subsidiary and a Participant, if a Participant’s employment with or service to the Company or a Subsidiary terminates prior to a Change in Control, for any reason other than death or Disability, the vesting of any unvested Award shall not be triggered by such Separation from Service. Notwithstanding the foregoing, a Separation from Service without Cause or for Good Reason that takes place within four (4) months prior to a Change in Control and that is made at the behest of an Acquiror or in contemplation of such Change in Control shall be treated as if such Separation From Service took place after such Change in Control, if such Change in Control actually occurs.

11.3 Separation from Service without Cause.

(a) The provisions of this Section 11.3 shall apply with respect to Participants who are Employees but are not party to an employment agreement or separate written agreement with the Company governing equity treatment upon Separation from Service.

(b) With respect to Restricted Share Units, provided that a Participant signs and does not revoke a release of claims, as more fully described in Section 11.4, upon the date such release becomes irrevocable (the “Release Finalization Date”):

(i) any Restricted Share Units that were scheduled to vest within 365 days from the date of Separation from Service without Cause and were granted more than 365 days preceding the date of Separation from Service without Cause, shall vest effective as of the Release Finalization Date;

(ii) the RSU Separation Pro-Rated Number (as defined below) of Restricted Share Units that were scheduled to vest within 365 days from the date of Separation from Service without Cause, and were granted less than 365 days prior to the date of Separation from Service without Cause, shall vest effective as of the Release Finalization Date; and

(iii) any remaining time-vesting Restricted Share Units not vesting as provided herein shall be forfeited effective as of the date of Separation from Service without Cause.

The “RSU Separation Pro-Rated Number” for time-vesting Restricted Share Units shall be the product of (A) the total number of time-vesting Restricted Share Units granted under the Award Agreement less than 365 days prior to the date of Separation from Service without Cause and (B) the quotient of (1) the number of days from the grant date of such award to the date of Separation from Service without Cause and (2) 365.

(c) With respect to performance-based Restricted Share Units, provided that a Participant signs and does not revoke a release of claims, as more fully described in Section 11.4, upon the Release Finalization Date:

(i) the PSU Separation Pro-Rated Number (as defined below) of performance-based Restricted Share Units shall continue to vest, on the same terms that such performance-based Restricted Share Units would have vested had the Participant remained an Employee, but without the requirement of continued employment, provided, however, that if the vesting date under such terms would be earlier than the Release Finalization Date, the performance-based Restricted Share Units shall vest on the Release Finalization Date; and

(ii) any remaining performance-based Restricted Share Units not vesting as provided herein above shall be forfeited effective as of the date of Separation from Service without Cause.

The “PSU Separation Pro-Rated Number” for performance-based Restricted Share Units shall be the product of (A) the total number of performance-based Restricted Share Units and (B) the quotient of (1) the number of days beginning on the first day of the performance period and ending on the date of Separation from Service without Cause, and (2) the total number of days in the performance period (for example 1,095 days for a three-year performance period).

(d)     With respect to Other Stock-based Awards, as contemplated by Section 9 of this Plan, the Committee shall have the authority to determine the terms and conditions of any such Other Stock-Based Award, including without limitation, the treatment of such awards upon a Participant’s Retirement or Separation from Service without Cause at the time of grant of such Other Stock-Based Awards.

(e)    A “Separation from Service without Cause” shall mean a Separation from Service that meets the following criteria:
(i) The Company provides written notice to the Participant that the Separation from Service results from one or more of the following:

(A) Workforce reduction or reorganization;

(B) A significant reduction in job responsibilities, accountabilities or authorities;

(C) A determination by the Company that the Participant’s qualifications, experience or abilities, are not sufficient to meet the demands and requirements of the job consistently at the nature and level expected for the title, role, authority, or position;

(D) a material reduction equal to ten percent (10%) or more in the Participant’s total target compensation (including base, bonus and equity) (other than as a result of an across-the-board reduction affecting substantially all Employees with similar authority, status, or job title); or

(E) the Participant’s job being relocated to a location that is more than 50 miles from the Participant’s then current job location (“Relocation”) and the Participant declines Relocation;

(ii) at the time of the Separation from Service, the Participant has been actively at work (or on an approved leave of absence) during the six-month period immediately preceding the date of the Separation from Service and continues working through the date designated by the Company as the Participant’s Separation from Service date or any earlier date that is designated by the Company as the Participant’s release from duty date;

(iii) the Separation from Service is not for “Cause” as defined in this Plan;

(iv) the Separation from Service does not qualify as Retirement;

(v) the Company has not determined that the Separation from Service was for failure to meet the performance requirements of the Participant’s position, including violations of the UNFI Code of Conduct and/or UNFI stated values or commitments, as documented in written performance feedback previously provided to the Participant;

(vi) except as otherwise determined by the Authorized Officers (as defined below), the Participant has not accepted another position with (or to perform work for) the Company or a Subsidiary or Affiliate (whether as an associate, consultant, or agent) following the Separation from Service;

(vii) except as otherwise determined by the Authorized Officers, if the Participant was employed at a business unit of the Company that was sold or otherwise transferred to a new employer, (A) the Participant has not, within 120 days following such sale or other transfer, accepted a position of employment from the new employer at such business unit, or received an offer of a position from the new employer that does not require Relocation and with base pay that is not less than the Participant’s then current rate of base pay, even if the Participant has not accepted such offer, and (B) the Participant’s position with such business unit has not been continued immediately following the closing of that transaction by operation of law or otherwise. For purposes of this subparagraph (vii), “business unit” shall mean any subunit of the Company as defined at the discretion of the Company (by way of example, a subsidiary, district, region, or cost center may be “business units” under this subparagraph);

(viii) except as otherwise determined by the Authorized Officers, if the Participant’s job at a facility is involuntarily terminated because the Company ceases operations at that facility, but another employer commences operations at that facility, and, prior to such Separation from Service, (A) that other employer has not offered the Participant a position at that facility with base pay that is not less than the Participant’s current base pay from the Company, even if the Participant does not accept such offer, and (B) the Participant has not accepted any position with that other employer;

(ix) except as otherwise determined by the Authorized Officers, if the Company has outsourced the Participant’s job function, the Participant has not accepted any position with the outsource vendor and the outsource vendor has not offered the Participant a position that does not require Relocation and with base pay that is not less than the Participant’s current base pay, even if the Participant has not accepted such offer; and

(x) except as otherwise determined by the Authorized Officers, the Participant has not failed to return Company property on or before the Participant’s last day of work.

(f) The determination by any two of the Chief Executive Officer, Chief Human Resources Officer, or Chief Legal Officer (the “Authorized Officers”) of the Company that a Separation from Service constitutes a Separation from Service without Cause for purposes of the foregoing shall constitute a final determination of such status for purposes of the vesting provisions described herein with no further action required by the Committee; the decisions of such two officers, taken together shall be recorded and retained with the books and records relative to equity awards of the Company.

11.4 Release Requirement for Vesting Treatment upon Retirement or Separation from Service Without Cause. To receive the vesting treatment described in or permitted under Sections 6.5, 7.1(a), 8.3 or 11.3 for periods after a Participant’s Retirement or Separation from Service without Cause, a Participant must sign and not revoke a release of claims and such other agreements as may be requested by the Company. Any release of claims must be in the form and manner prescribed by the Company. The decision whether any other agreements, including but not limited to restrictive covenants, are included shall be made in the discretion of the Company. To the extent any Award subject to the provisions of this Section 11.4 is subject to Section 409A of the Code, and the period for the Participant to consider and/or revoke a release of claims spans two calendar years, then the settlement/payment of Shares pursuant to that Award shall in all cases occur in the second calendar year.

Section 12. Change in Control.

12.1 Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may (in accordance with Section 409A, to the extent applicable), without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable; provided, that in the event of such an assumption, the Acquiror must grant the rights set forth in Section 12.2 of this Plan to the Participant in respect of such assumed Awards. For purposes of this Section, an Award denominated in Shares shall be deemed assumed if, following the Change in Control, the Award (as adjusted, if applicable, pursuant to Section 4.3 hereof) confers the right to receive, subject to any vesting or other terms and conditions of the Plan and the applicable Award Agreement, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each Share subject to the Award, to consist solely of common stock of the Acquiror equal in fair market value to the per share consideration received by holders of Shares pursuant to the Change in Control.

12.2 Vesting of Assumed or Continued Awards. Unless otherwise expressly provided in (i) the Award Agreement, (ii) an employment agreement or other written agreement with the Company or a Subsidiary and a Participant, or (iii) the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the Acquiror does assume or continue outstanding Awards upon the Change in Control, if the Participant’s employment with or service to the Company or a Subsidiary (or any of their successors) is terminated involuntarily for any reason other than Cause, or a Participant terminates his or her employment or service for Good Reason, within twelve (12) months of such Change in Control:

(a) Stock Options and Stock Appreciation Rights shall become fully vested as of the Participant’s Separation from Service, and exercisable no later than 30 days following such Separation from Service termination date;

(b) Restricted Shares and Restricted Share Units shall become fully vested as of such Separation from Service, and shall be delivered no later than 30 days following such Separation from Service (or such other date permitted by Section 409A of the Code); and

(c) Any then-in-progress Performance Awards shall become fully vested at target performance levels as of such Separation from Service, and shall be delivered no later than 30 days following such Separation from Service (or such other date permitted by Section 409A of the Code). Any outstanding Performance Awards relating to performance periods ending prior to the Separation from Service which have been earned but not paid shall become immediately payable (unless otherwise required to be paid on a different date pursuant to Section 409A of the Code).

12.3 No Assumption or Continuation of Awards. Unless otherwise expressly provided in (i) the Award Agreement, (ii) an employment agreement or similar written agreement with the Company or a Subsidiary, or (iii) the definitive transaction agreement governing such Change in Control, in the event of a Change in Control in which the Acquiror does not assume or continue outstanding Awards upon the Change in Control, all outstanding Awards that are not assumed or continued shall be treated as follows (to the extent permitted by Section 409A of the Code):

(a) Stock Options and Stock Appreciation Rights shall become fully vested and exercisable as of date and time immediately prior to the Change in Control;

(b) Restricted Shares and Restricted Share Units shall become fully vested as of the date and time immediately prior to the Change in Control and shall settle immediately following the Change in Control (or such other date permitted by Section 409A of the Code); and

(c) Unless otherwise determined by the Committee pursuant to Section 12.5, to the extent permitted by Section 409A of the Code, any Performance Awards relating to performance periods that will not have ended as of the date of a Change in Control shall automatically vest and become payable at the target level of performance. Any outstanding Performance Awards relating to performance periods ending prior to the Change in Control date which have been earned but not paid shall become immediately payable.

12.4 Cash-Out of Awards. Notwithstanding Sections 12.2 and 12.3, the Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each Share subject to such Award, whether vested or unvested, in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a fair market value equal to the fair market value of the consideration to be paid per Share in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award (which payment may, for the avoidance of doubt, be $0, in the event the per share exercise or purchase price of an Award is greater than the per share consideration in connection with the Change in Control). In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any), if any, shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and may be paid in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

12.5 Performance Awards. The Committee may (in accordance with Section 409A, to the extent applicable), in its discretion at or after grant, provide that in the event of a Change in Control, (i) any outstanding Performance Awards relating to performance periods ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) all then-in-progress performance periods for Performance Awards that are outstanding shall end, and either (A) any or all Participants shall be deemed to have earned an award equal to the relevant target award opportunity for the performance period in question, or (B) at the Committee’s discretion, the Committee shall determine the extent to which performance criteria have been met with respect to each such Performance Award, if at all, but not above target, and (iii) the Company shall cause to be paid to each Participant such Performance Awards, in cash, Shares or other property as determined by the Committee, within thirty (30) days of such Change in Control, based on the Change in Control consideration, which amount may be zero if applicable. In the absence of such a determination, any Performance Awards relating to performance periods that will not have ended as of the date of a Change in Control shall be terminated and canceled for no further consideration.

Section 13. Amendment and Termination.

13.1 Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply.

13.2 Amendments to Awards. Subject to the restrictions of the Plan, including Section 6.2 hereof, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to Awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary (other than to the extent necessary to conform to Section 409A).

13.3 Adjustments of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for the events described in Section 4.2 hereof) affecting the Company or any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations or accounting principles.

13.4 Foreign Employees. In order to facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

Section 14. General Provisions.

14.1 Limited Transferability of Awards. Except as otherwise provided in the Plan, an Award Agreement or by the Committee at or after grant, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer. No transfer of an Award for value shall be permitted under the Plan.

14.2 Dividend Equivalents. In the sole and complete discretion of the Committee, but subject to any conditions set forth in this Plan, an Award (other than an Option or SAR) may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property, but only when the related Award vests. In the case of dividends or dividend equivalents credited in connection with Awards , such amounts shall be subject to the same restrictions as apply to dividends or dividend equivalents payable with respect to the applicable Performance Award type (such as Restricted Shares or Restricted Share Units). The total number of Shares available for grant under Section 4 shall not be reduced to reflect any dividends or dividend equivalents until payment thereof. Notwithstanding the foregoing, with respect to an Award subject to Section 409A of the Code, the payment, deferral or crediting of any dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing.

14.3 Compliance with Section 409A of the Code. No Award (or modification thereof) shall provide for deferral of compensation that does not comply with Section 409A of the Code unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to an Award would cause the Participant to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In addition, if a Participant is a Specified Employee at the time of his or her Separation from Service, to the extent necessary to avoid the imposition of taxes under Section 409A, any payments with respect to any Award subject to Section 409A of the Code to which the Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

14.4 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

14.5 Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC or any state securities commission or regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.6 Tax Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate, and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Without limiting the generality of the foregoing, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to the Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the maximum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time, if any, as may be required to avoid the Company’s or the Subsidiaries’ or Affiliates’ incurring an adverse accounting charge, based, in each case, on the fair market value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

14.7 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered (including, but not limited to, through an online equity incentive plan management portal) to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

14.8 Restrictive Covenants. Each Award Agreement shall include, or be deemed to include, restrictive covenants as determined by the Committee or its delegate and each Participant shall agree to adhere to such covenants as a condition to receipt of an Award.

14.9 Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary or Affiliate unless provided otherwise in such other plan.

14.10 No Right to Employment or Other Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or other service of the Company or any Subsidiary or Affiliate. Further, the Company or a Subsidiary or Affiliate may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement.

14.11 No Rights as Stockholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.

14.12 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

14.13 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

14.14 Other Laws. The Company will not be obligated to issue, deliver or transfer any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered pursuant to the Plan until: (a) all conditions of the applicable Award Agreement have been met or removed to the satisfaction of the Committee; (b) all other legal matters, including receipt of consent or approval of any regulatory body and compliance with any state or federal securities or other law, in connection with the issuance and delivery of such Shares have been satisfied; (c) the Participant or holder or beneficiary of the Shares or Award has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of any state or federal securities or other law; and (d) such issuance would not entitle the Company to recover amounts under Section 16(b) of the Exchange Act from such Participant or holder or beneficiary of the Shares or Award. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel necessary to the lawful issuance of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue the Shares as to which such requisite authority shall not have been obtained.

14.15 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

14.16 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and any obligation to deliver fractional Shares shall be deemed fully satisfied by the delivery of the next lower number of whole Shares.

14.17 Clawback; Cancellation of Awards. Each Award granted to a Participant under the Plan shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company as in effect from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the SEC or the New York Stock Exchange. In addition, the Committee or the Board may cancel unpaid Awards held by a Participant from whom the Committee or the Board would be entitled to recover compensation under any compensation recovery policy then in effect.

14.18 Minimum Vesting Requirements. Except for Substitute Awards, as determined by the Committee following the grant of an Award in connection with the death or Disability of the Participant, or in the event of a Change in Control or a Separation from Service without Cause, Awards granted hereunder shall have a Vesting Period of not less than one (1) year from the date of grant; provided, that the Committee has the discretion to waive this requirement with respect to an Award at the time of granting such Award so long as the total number of Shares that are issued under this Plan pursuant to Awards having an originally stated Vesting Period of less than one year from the date of grant (or, in the case of vesting of Performance Awards or other Awards the vesting of which is subject to the achievement of performance-based objectives, over a period of less than one year measured from the commencement of the period over which performance is evaluated) shall not exceed 5% of the Share Reserve.

14.19 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 15. Term of The Plan.

15.1 Effective Date. The Plan, as amended and restated as set forth herein, shall be effective upon the date that it is approved by the Company’s stockholders at a meeting duly held in accordance with applicable law (the “Effective Date”). If the Plan is not approved as set forth in this section, this amendment and restatement of the Plan will not become effective and any Awards granted under the Plan shall be subject to the terms of the Plan as in effect prior to the amendment and restatement.

15.2 Expiration Date. No new Awards shall be granted under the Plan after the seventh (7th) anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the seventh (7th) anniversary of the Effective Date.

Annex B
Reconciliation of Non-GAAP Performance Metrics

This proxy statement refers to the non-GAAP financial metrics of Adjusted EBITDA, Free Cash Flow, Adjusted ROIC (return on invested capital), and Core Adjusted EPS (earnings per diluted share). These metrics are used by the Company in evaluating our performance for purposes of our executive compensation program. We believe these non-GAAP financial metrics provide investors with useful supplemental information about the performance of our business and insight into the metrics we use for executive compensation purposes.

Non-GAAP financial metrics have no standardized meaning prescribed by U.S. GAAP and therefore may not be comparable with calculations of similar metrics for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP metric.

Capitalized terms used in the notes to this table but not defined in this proxy statement are used as defined in the notes to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 2, 2025 (the Annual Report), to which you should refer for further information. As a result of the Cybersecurity Incident, we experienced reduced sales volume, which is estimated to have adversely impacted our Adjusted EBITDA results in fiscal 2025 by approximately $50 million.

Reconciliation of Net (loss) income from continuing operations and Income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)
(in millions)

	Fiscal Year Ended August 2, 2025 (52 weeks)	Fiscal Year Ended August 3, 2024 (53 weeks)	Fiscal Year Ended July 29, 2023 (52 weeks)	Fiscal Year Ended July 30, 2022 (52 weeks)	Fiscal Year Ended July 31, 2021 (52 weeks)
Net (loss) income from continuing operations	$(115)	$(110)	$30	$254	$149
Adjustments to continuing operations net (loss) income:
Less net income attributable to noncontrolling interests	(3)	(2)	(6)	(6)	(6)
Net periodic benefit income, excluding service cost(1)	(20)	(15)	(29)	(40)	(85)
Interest expense, net	146	162	144	155	204
Other income, net	(3)	(2)	(2)	(2)	(8)
(Benefit) provision for income taxes	(39)	(27)	(23)	56	34
Depreciation and amortization	321	319	304	285	285
Share-based compensation	43	37	38	43	49
LIFO (benefit) charge	(2)	7	119	158	24
Restructuring, acquisition and integration related expenses(2)	94	36	8	21	56
Loss (gain) on sale of assets and other asset charges(3)	42	57	30	(87)	(4)
Multiemployer pension plan withdrawal charges (benefit)(4)	—	—	1	(8)	63
Other retail expense(5)	—	—	1	—	5
Business transformation costs(6)	47	52	25	—	—
Cybersecurity incident(7)	26	—	—	—	—
Other adjustments(8)	15	4	—	—	—
Adjusted EBITDA of continuing operations	552	518	640	829	766
Adjusted EBITDA of discontinued operations(9)	—	—	—	—	4
Adjusted EBITDA	$552	$518	$640	$829	$770

Income from discontinued operations, net of tax(9)	$—	$—	$—	$—	$6
Adjustments to discontinued operations net income:
Benefit for income taxes	—	—	—	—	(1)
Restructuring, store closure and other charges, net(10)	—	—	—	—	(1)
Adjusted EBITDA of discontinued operations(9)	$—	$—	$—	$—	$4
(1)Fiscal 2021 includes a postretirement settlement gain of $17 million associated with the termination of remaining corporate plans.

(2)Fiscal 2025 primarily reflects the $53 million charge related to the Company’s termination of its supply agreement with a customer in the East region and costs associated with certain employee severance and other employee separation costs and outsourcing certain corporate functions under restructuring initiatives. Fiscal 2024 and 2023 primarily reflects costs associated with employee severance and other employee separation costs. Fiscal 2022 and fiscal 2021 primarily reflects costs associated with advisory and transformational activities to position our business for further value-creation related to integration. In addition, fiscal 2021 includes costs associated with distribution center consolidations. Refer to Note 4—Restructuring, Acquisition and Integration Related Expenses in Part II, Item 8 of the Annual Report for additional information.
(3)Fiscal 2025 primarily includes a $24 million non-cash asset impairment charge related to a distribution center in our East region and $19 million in losses on the sales of receivables under the accounts receivable monetization program. Fiscal 2024 primarily includes a $21 million non-cash asset impairment charge related to one of our corporate-owned office locations in the first quarter of fiscal 2024, a $7 million non-cash asset impairment charge related to the decision to close certain retail store locations in the third quarter of fiscal 2024, a $15 million non-cash impairment charge related to the decision to close certain leased and owned distribution center locations in the fourth quarter of fiscal 2024 and $21 million in losses on the sales of receivables under the accounts receivable monetization program. Fiscal 2023 primarily includes a $25 million intangible asset impairment charge attributable to a rationalization of our brands portfolio in an effort to focus on our core private brand offerings and $14 million in losses on the sales of receivables. Refer to Note 3—Revenue Recognition, Note 5—Property and Equipment, Net and Note 6—Goodwill and Intangible Assets, Net in Part II, Item 8 of the Annual Report for additional information. Fiscal 2022 primarily reflects the gain on sale of our Riverside, California distribution center in the third quarter of fiscal 2022.
(4)Fiscal 2023 and fiscal 2022 reflect adjustments to multiemployer withdrawal charge estimates. Fiscal 2021 includes charges related to withdrawal liabilities from three Retail multiemployer pension plans.
(5)Fiscal 2023 reflects store closure charges and costs, operational wind-down and inventory charges. Fiscal 2021 reflects expenses associated with event-specific damages to certain retail stores.
(6)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, and third-party professional service fees related to strategic initiatives and the board-led financial review in fiscal 2024, all of which are included within Operating expenses in the Consolidated Statements of Operations.
(7)Reflects costs and charges related to the Cybersecurity Incident, primarily including shrink and remediation costs related to third-party cybersecurity, legal and governance experts, of which $15 million are included within Gross profit and $11 million are included within Operating expenses in the Consolidated Statements of Operations.
(8)Fiscal 2025 primarily reflects certain accrued legal-related costs, which are included within Operating expenses in the Consolidated Statements of Operations. Fiscal 2024 primarily reflects third-party professional service fees related to shareholder negotiations, which are included within Operating expenses in the Consolidated Statements of Operations.
(9)We believe the inclusion of discontinued operations results within Adjusted EBITDA provides investors a meaningful measure of performance.
(10)Amounts represent store closure charges and costs, operational wind-down and inventory charges, asset impairment charges related to discontinued operations and income related to a severance benefit.
Adjusted EBITDA is a non-GAAP performance metric. We define Adjusted EBITDA as a consolidated measure inclusive of continuing and discontinued operations results, which we reconcile by adding Net (loss) income from continuing operations, less Net income attributable to noncontrolling interests, plus Non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other (income) expense, net, plus (Benefit) provision for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, non-cash LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, Loss (gain) on sale of assets and other asset charges, certain legal charges and gains, certain other non-cash charges or other items, as determined by Management, plus Adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations, outlined above.

Reconciliation of Net cash provided by operating activities to Free Cash Flow (unaudited)
(in millions)

Fiscal Year Ended August 2, 2025 (52 weeks)
Net cash provided by operating activities	$470
Payments for capital expenditures	(231)
Free Cash Flow	$239
Free Cash Flow is a non-GAAP performance metric. We define Free Cash Flow as net cash provided by operating activities less payments for capital expenditures.

Reconciliation of Adjusted Return on Invested Capital
(in millions, except percentages)

	Fiscal 2025 As Reported (1)	LIFO Benefit	Restructuring, Acquisition and Integration Related Expenses(2)	Loss on Sale of Assets and Other Asset Charges(3)	Net Periodic Benefit Income, Excluding Service Cost	Adjust Invested Capital to Averages(4)	Fiscal 2025 As Adjusted
Operating (loss) income	$(31)	$(2)	$94	$42	$20	$49	$172
Adjusted effective tax rate(5)	15.6%	15.6%	15.6%	15.6%	15.6%	15.6%	15.6%
Tax on operating (loss) income	5	—	(15)	(7)	(3)	(8)	$(27)
Net operating (loss) profit after tax	$(26)	$(2)	$79	$35	$17	$41	$145

Total debt and finance lease obligations	$1,878	$—	$—	$—	$—	$200	2,078
Total stockholders’ equity	1,551	—	—	—	—	56	1,607
Total invested capital	$3,429	$—	$—	$—	$—	$256	$3,685

Return on invested capital	(0.8)%						3.9%
(1)Operating income, Total debt and finance lease obligations and Total stockholders’ equity reflected in the “As Reported” column are shown as filed within our Annual Report. Tax on operating income and Net operating profit after tax are calculated using an adjusted effective tax rate.
(2)Primarily reflects the $53 million charge related to the Company’s termination of its supply agreement with a customer in the East region and costs associated with certain employee severance and other employee separation costs and outsourcing certain corporate functions under restructuring initiatives. Refer to Note 4—Restructuring, Acquisition and Integration Related Expenses in Part II, Item 8 of the Annual Report on Form 10-K for additional information.
(3)Primarily includes a $24 million non-cash asset impairment charge related to a distribution center in our East region and $19 million in losses on the sales of receivables under the accounts receivable monetization program.
(4)Calculated based on total debt and equity utilizing the average of fiscal 2025 quarterly ending balances.
(5)The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate.

Adjusted ROIC is a non-GAAP performance metric.
We define adjusted ROIC as Adjusted EBITDA (as publicly disclosed, plus or minus any other one-time adjustments made by management), less Depreciation & Amortization expense, less pension income, less Other income, less Stock-based compensation expense,
1.Tax-effected by our adjusted tax rate,
2.Divided by the average invested capital balance, comprised of the sum of
a.The average quarter-ending debt (face value) balances, and
b.The average quarter-ending book value of equity balances

Reconciliation of Net (loss) income attributable to United Natural Foods, Inc. to Adjusted net income and Core Adjusted EPS (unaudited)
(in millions, except per share amounts)

	Fiscal Year Ended August 2, 2025 (52 weeks)	Fiscal Year Ended August 3, 2024 (53 weeks)	Fiscal Year Ended July 29, 2023 (52 weeks)
Net (loss) income attributable to United Natural Foods, Inc.	$(118)	$(112)	$24
Restructuring, acquisition, and integration related expenses(1)	94	36	8
Loss on sale of assets and other asset charges other than losses on sales of receivables(2)	23	36	16
LIFO (benefit) charge	(2)	7	119
Surplus property depreciation and interest expense(3)	2	5	2
Multiemployer pension plan withdrawal charges (benefit)(4)	—	—	1
Loss on debt extinguishment	4	10	3
Other retail expense(5)	—	—	1
Business transformation costs(6)	47	52	25
Cybersecurity incident(7)	26	—	—
Other adjustments(8)	15	4	—
Tax impact of adjustments and adjusted effective tax rate(9)	(47)	(29)	(63)
Adjusted net income	44	9	136
Impact of mark-to-market valuation changes related to cash-settled inventive awards(10)	—	—	—
Core Adjusted net income	$44	$9	$136

Diluted weighted average shares outstanding	61.8	60.4	60.7
Core Adjusted EPS(11)	$0.71	$0.14	$2.23
(1)Fiscal 2025 primarily reflects the $53 million charge related to the Company’s termination of its supply agreement with a customer in the East region and costs associated with certain employee severance and other employee separation costs and outsourcing certain corporate functions under restructuring initiatives. Fiscal 2024 and 2023 primarily reflects costs associated with certain employee severance and other employee separation costs.
(2)Loss on sale of assets and other asset charges, as reflected here, does not include losses on sales of receivables under the accounts receivable monetization program, which are included in Loss on sale of assets and other asset charges on the Consolidated Statements of Operations and are not adjusted in the calculation of Adjusted EPS. Fiscal 2025 primarily includes a $24 million non-cash asset impairment charge related to a distribution center in our East region. Fiscal 2024 primarily includes a $21 million non-cash asset impairment charge related to one of our corporate-owned office locations in the first quarter of fiscal 2024, a $7 million non-cash asset impairment charge related to the decision to close certain retail store locations in the third quarter of fiscal 2024 and a $15 million non-cash impairment charge related to the decision to close certain leased and owned distribution center locations in the fourth quarter of fiscal 2024. Fiscal 2023 primarily includes a $25 million intangible asset impairment charge attributable to a rationalization of our brands portfolio in an effort to focus on our core private brand offerings.
(3)Reflects surplus, non-operating property depreciation and interest expense.
(4)Reflects adjustments to multiemployer pension plan withdrawal charge estimates.
(5)Fiscal 2023 reflects store closure charges and costs, operational wind-down and inventory charges.
(6)Reflects costs associated with business transformation initiatives, primarily including third-party consulting costs and licensing costs, and third-party professional service fees related to strategic initiatives and the board-led financial review in fiscal 2024, all of which are included within Operating expenses in the Consolidated Statements of Operations.
(7)Reflects costs and charges related to the Cybersecurity Incident, primarily including shrink and remediation costs related to third-party cybersecurity, legal and governance experts, of which $15 million are included within Gross profit and $11 million are included within Operating expenses in the Consolidated Statements of Operations.
(8)Fiscal 2025 primarily reflects certain accrued legal-related costs, which are included within Operating expenses in the Consolidated Statements of Operations. Fiscal 2024 primarily reflects third-party professional service fees related to shareholder negotiations, which are included within Operating expenses in the Consolidated Statements of Operations.
(9)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(10)Fiscal 2025 includes immaterial amounts that are not shown due to rounding when presenting in millions.

(11)Core Adjusted earnings per share amounts are calculated using actual unrounded figures.
Core Adjusted EPS, a non-GAAP performance metric, is a consolidated measure defined as Net income attributable to the Company plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, discontinued operations store closure and other charges, net, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, the impact of mark-to-market valuation changes related to cash-settled incentive awards and certain other non-cash charges or items, as determined by Management.

UNITED NATURAL FOODS, INC.
15 PARK ROW WEST, SUITE 302
PROVIDENCE, RI 02903
ATTN: MATTEO TARDITI

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Lynn S. Blake	☐	☐	☐
1b. Gloria R. Boyland	☐	☐	☐
1c. J. Alexander Douglas	☐	☐	☐
1d. Daphne J. Dufresne	☐	☐	☐
1e. Michael S. Funk	☐	☐	☐
1f. James M. Loree	☐	☐	☐
1g. Shamim Mohammad	☐	☐	☐
1h. James L. Muehlbauer	☐	☐	☐
1i. James C. Pappas	☐	☐	☐
1j. Jack Stahl	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000685040_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com

UNITED NATURAL FOODS, INC.
Annual Meeting of Stockholders
December 16, 2025, 3:30 PM EST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) each of J. Alexander Miller Douglas and Mahrukh Hussain as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) J. Alexander Miller Douglas and Mahrukh Hussain to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of UNITED NATURAL FOODS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, December 16, 2025 at 3:30 PM eastern standard time on the internet through a virtual web conference at http://www.virtualshareholdermeeting.com/UNFI2025AM.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TEN NOMINEES TO THE BOARD OF DIRECTORS, FOR EACH OF PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be marked, signed and dated on reverse side

0000685040_2 R2.09.05.010